UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-1
                             REGISTRATION STATEMENT

                                    UNDER THE
                             SECURITIES ACT OF 1933

                              EAGLE BROADBAND, INC.
             (Exact name of Registrant as specified in its charter)

           TEXAS                                               76-0494995
 State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                         Identification Number)

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
    101 Courageous Drive                    Copy to:                        David Micek
League City, Texas 77573-3925       Thomas C. Pritchard, Esq.          101 Courageous Drive
       (281) 538-6000               Brewer & Pritchard, P.C.      League City, Texas 77573-3925
   (Address, including zip          Three Riverway, Suite 1800      (Name, address, including
 code, and telephone number,           Houston, Texas 77002          zip code, phone number,
    including area code,            Phone (713) 209-2950              including area code,
       of registrant's                 Fax (713) 209-2921             of agent for service)
principal executive offices)

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     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                                           CALCULATION OF REGISTRATION FEE

  ======================================== ================= ==================== ==================== ================
                                                               Proposed Maximum     Proposed Maximum
          Title of Each Class of                 Amount         Offering Price         Aggregate           Amount of
        Securities To Be Registered         Being Registered      Per Share        Offering Price (1)  Registration Fee
  ---------------------------------------- ----------------- -------------------- -------------------- ----------------
  Common Stock, par value $.001 per share      30,843,750           $0.16              $4,935,000           $625.26

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(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices per share of our common stock, as reported on the American Stock Exchange, on August 24, 2005.

                  Subject to Completion, Dated August 26, 2005

     The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Prospectus
----------

                             SHARES OF COMMON STOCK


                              EAGLE BROADBAND, INC.


     This prospectus relates to the offer and sale of up to 30,843,750 shares of our common stock by the selling stockholders listed on page 36.

     The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any proceeds from the resale of common stock by the selling stockholders. We will bear the cost relating to the registration of the resale of the common stock offered by this prospectus.

     Our common stock is quoted on the American Stock Exchange under the symbol "EAG." On August 24, 2005, the last sales price of our common stock as reported on the American Stock Exchange was $0.16.

     You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 6 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



              The date of this prospectus is August ________, 2005.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                            -------------------------

                                Table of Contents
                                -----------------


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                                                                                             Page
                                                                                             ----
Prospectus summary                                                                            3
Risk factors                                                                                  6
Special note regarding forward-looking statements                                            10
Use of proceeds                                                                              10
Market price information and dividend policy                                                 11
Management's discussion and analysis                                                         11
Selected consolidated financial information                                                  26
Selected consolidated quarterly financial information                                        27
Quantitative and qualitative disclosures about market risk                                   28
Our business                                                                                 29
Selling stockholders                                                                         36
Plan of distribution                                                                         37
Management                                                                                   38
Principal stockholders                                                                       46
Description of securities                                                                    47
Disclosure of SEC position on indemnification for Securities Act liabilities                 48
Experts                                                                                      48
Legal matters                                                                                48
Change of accountants                                                                        48
Where you can find more information                                                          48
Financial statements                                                                        F-1

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                                       2

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. This prospectus contains information regarding our businesses and detailed financial information. You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

     In this prospectus, "Eagle Broadband, Inc.," the "Company," "we," "us" or "our" refer to Eagle Broadband, Inc., a Texas corporation, and its subsidiaries, except where otherwise indicated or required by context.


Our Business

     The Company is a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers. The Company leverages years of proven experience delivering advanced IP-based broadband services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers. The Company's product offerings include IPTVCompleteTM, a fast, low cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAXTM satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite-based voice and data communications from any location on Earth.

     During the third quarter ended May 31, 2005, the Company implemented a corporate restructuring designed to reduce costs, focus company resources to drive revenue growth and position the Company to better compete in the broadband, IP and communications markets. This has aligned our resources to better capitalize on potential revenue opportunities for the Company's core IPTV, IP set top box, and satellite communications offerings. This strategy includes the formation of three main operating divisions:

     o IPTV Solutions Division - focused on the Company's IPTVComplete and Media Pro IP set top box product offerings.

     o Satellite Communications Division - includes the SatMAX non-line-of-sight satellite communications technology.

     o Broadband Services Division - focused on offering broadband, security and managed services.

Key components of the restructuring included:

     o Reducing payroll-related expenses, lowering operational overhead and controlling expenditures.

     o Hiring of additional experienced sales staff to accelerate revenue growth.

     o Realigning staff and resources to maximize efficiencies, better serve customers and partners and concentrate on sales of the Company's three core offerings: IPTVComplete, MediaPro IP set top boxes and SatMAX satellite communications system as the Company shifts its emphasis to providing solutions to broadband and service provider partners.

     In August 2005, the Company announced that it was further concentrating its efforts on delivering IP-based video and set-top box solutions to broadband and hospitality providers and satellite communications solutions to government, military and commercial customers.

Recent Developments

     On August 10, 2005, the Company entered into a purchase agreement with certain accredited investors for the sale of up to 30 million shares of its common stock , pursuant to Regulation D of the Securities Act of 1933, at a price per share of $0.135, for total gross proceeds of up to $4,050,000. The Company has agreed to pay a placement agent a cash commission 7% of the gross dollar proceeds of the sale of the shares in this placement and issue such agent a five year warrant to purchase a number of shares of Company common stock equal to 5% of the gross proceeds of the offering, divided by $0.24, at an exercise price per share of $0.24. The American Stock Exchange is requiring shareholder approval for the issuance of 14,875,000 of the 30,000,000 shares of our common stock committed for purchase in this offering. For purposes of this registration statement, unless otherwise stated, we have assumed that we will receive shareholder approval of the issuance of the 14,875,000 shares on September 20, 2005 and that the American Stock Exchange will approve such listing. However, we have only treated the 15,125,000 shares as issued and outstanding as of August 26, 2005 unless otherwise stated.

     On August 5, 2005, the Company and Neva Holdings, LLC ("Neva") executed an agreement whereby the parties agreed to terminate the Restated Limited Liability Company Agreement (the "LLC Agreement") that the parties entered into on November 23, 2004. The termination of the agreement provides for the Company's withdrawal as a member of LLV Broadband, LLC (the "LLC") and complete release from any future obligations under the LLC Agreement.

     The terms and conditions of the LLC Agreement called for the Company to participate in the construction, development and operation of a system for the provision of a range of broadband, entertainment and communications services to the commercial, recreational, and residential buildings located within the Lake Las Vegas Resort and surrounding geographical areas. Under the terms of the LLC Agreement, the Company was required to make a capital contribution of between $3 million and $5 million to fund ongoing development and operating activities. The parties initially estimated that the LLC's gross revenues would be approximately $15.5 million over a 6 year period through the year 2010. As a result of the termination, the Company will not be required to make any additional capital contributions to the LLC and will not recognize its allocation of any revenues associated with membership in the LLC. The Company will not incur any early termination penalties associated with the termination of the LLC Agreement.

General

     Eagle was incorporated in May 1993 and changed its name in February 2002 to Eagle Broadband, Inc., its current name. Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and our telephone number is (281) 538-6000.

The Offering

     In this offering, we are registering the resale of up to 30,843,750 shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders, but we may receive gross proceeds of up to $202,500 from the exercise of a warrant.



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
     o    Number of shares offered for resale:           Up to 30,843,750 shares

     o    Number of Shares of Common
          Stock Outstanding, as of August 26, 2005:      288,211,275 shares (does not give
                                                         effect to the 14,875,000 shares,
                                                         the issuance of which is subject
                                                         to shareholder approval)

     o    Number of Shares Outstanding
          does not include the following:                13,048,016 shares reserved for issuance
                                                         pursuant to outstanding options, warrants,
                                                         or other derivative securities.

     o    American Stock Exchange Ticker Symbol EAG

     o    Risks                                          We face risks in operating our business,
                                                         Including risks that may prevent us from
                                                         achieving our business objectives or that may
                                                         adversely affect our business, financial
                                                         condition and operating results. See "Risk
                                                         Factors" on Page 7 and other information
                                                         included in this prospectus for a discussion
                                                         of factors you should consider carefully
                                                         before deciding to invest in our common stock.


Selected Consolidated Financial Information

     The following tables show selected historical consolidated financial information as of the end of each of the periods indicated. Our historical results are not necessarily indicative of the results that may be expected for any future period. The following should be read in conjunction with "Management's Discussion and Analysis" and the historical and consolidated financial statements and notes included in this prospectus.


                                             Nine Months Ended May 31,
                                          -----------------------------
                                             2005               2004
                                          -----------------------------
($ in thousands, except per share amounts)

Net Sales                                 $   7,188          $  11,232
Cost of Goods Sold                            7,710              9,261
Operating Expenses                           17,844             17,632
Operating Income (Loss)                     (18,366)           (15,661)
Other Income (Expense), Net                     641             (7,944)
Income Tax Provision                              -                  -
                                          ---------          ----------
Net Income (Loss)                         $ (17,725)         $ (23,605)
                                          =========          ==========

Earnings Per Share  (Basic)                   (0.08)             (0.13)

Cash Used by Operating Activities         $  (9,200)         $  (3,498)
Cash used by Investing Activities         $  (1,151)         $  (1,296)
Cash Provided (Used) by
 Financing Activities                     $  11,176          $   5,597

Total Assets                              $  70,642          $  70,211
Long-Term Debt                                    -                  -
Total Stockholders' Equity                $  57,458          $  50,103


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                                                       Year Ended August 31,
                                          -------------------------------------------------
                                             2004               2003                2002
                                          -------------------------------------------------

($ in thousands, except per share amounts)
Net Sales                                 $  12,490          $  11,593           $  29,817
Cost of Goods Sold                           12,387             10,784              22,704
Operating Expenses                           31,055             31,884              83,821
Operating Income (Loss)                     (30,952)           (31,075)            (76,708)
Other Income (Expense), Net                  (8,053)            (5,426)               (265)
Income Tax Provision                              -                  -                   -
                                          ----------         ----------          ----------
Net Income (Loss)                         $ (39,005)         $ (36,501)          $ (76,973)
                                          ==========         ==========          ==========

Earnings Per Share (Basic)                    (0.21)             (0.38)              (1.20)

Cash Used by Operating Activities         $  (3,493)         $  (6,085)          $    (797)
Cash used by Investing Activities         $  (1,216)         $  (1,276)          $ (13,668)
Cash Provided (Used) by
 Financing Activities                     $   5,936          $   6,912           $  (2,342)

Total Assets                              $  70,211          $  77,366           $  89,151
Long-Term Debt                                    -                  -           $   1,272
Total Stockholders' Equity                $  50,103          $  58,336           $  76,548


                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business could be harmed. The value of our stock could decline, and you may lose all or part of your investment. Further, this prospectus contains forward-looking statements and actual results may differ significantly from the results contemplated by such forward-looking statements.

Our business strategy focuses on the marketing and sale of three core product offerings which may not be commercially successful.

     We seek to execute our business strategy by realigning staff and resources to concentrate on the sales of these products. Therefore, there can be no assurances that the Company will be successful in marketing these products, or that customers will ultimately purchase our products. Failure to have commercial success from the sale of these products will negatively impact our financial condition.


We have a history of operating losses and may never achieve profitability.

     From inception through May 31, 2005, we have incurred an accumulated deficit in the amount of $175,879,000. For the quarter ended May 31, 2005, we incurred losses from operations in the amount of $4,980,000. We anticipate that we will incur losses from operations for the foreseeable future. Our future revenues may never exceed operating expenses, thereby making the continued viability of our Company dependent upon raising additional capital.

As we have not generated positive cash flow from operations for the past three fiscal years, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

     We have not generated positive cash flow from operations during the last three fiscal years and have relied on external sources of capital to fund operations. At May 31, 2005, we had approximately $2,876,000 in cash, cash equivalents and securities available for sale, and a working capital deficit of approximately $4,767,000. Our net cash used by operations for the nine-months ended May 31, 2005, was approximately $9,200,000.

     In August 2005, the Company privately placed the sale of up to 30 million shares of its common stock for net proceeds of up to $3,766,500. The Company will utilize these proceeds along with its cash and cash equivalents to fund operations. We may need to raise additional capital to fund working capital in the third quarter of fiscal 2006. If shareholder approval for the issuance of the 14,875,000 shares is not obtained, we will only receive net proceeds of $1,898,943 and we may need to raise additional capital to meet working capital requirements in the second quarter of fiscal 2006.

     The Company currently does not have credit facilities available with financial institutions or other third parties and historically we have relied upon best efforts third-party funding. Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors. The Company may need to continue to rely upon financing from external sources to fund its operations for the foreseeable future. If we are unable to raise sufficient capital from external sources to fund our operations, the Company may need to sell assets to meet working capital needs or curtail operations.

We have been named a defendant in several lawsuits, which if determined adversely, could harm our ability to fund operations.

     Eagle Broadband and its subsidiaries have been named defendants in several lawsuits in which plaintiffs are seeking substantial damages, which may include any of the following lawsuits:

     o Enron Corp. vs. United Computing Group, Inc. In September 2003, Enron sued United Computing Group seeking to avoid and recover a transfer in the amount of approximately $1,500,000 under Section 547 and 550 of the Bankruptcy Code.

     o Cornell Capital Partners, LP. Vs. Eagle Broadband. In July 2003, Cornell Capital sued Eagle Broadband alleging breach of contract, fraud and negligent misrepresentation. As of November 30, 2003, the principal balance of the debenture was approximately $1.2 million and was repaid, although the suit remains outstanding. We have filed a counter-claim against Cornell Capital seeking in excess of $2 million.

     o The Tail Wind Fund, Ltd. v. Eagle Broadband and Link Two Communications. In June 2004, the Tail Wind Fund asserted breach of contract claim in the amount of approximately $25 million.

     o State of Florida Dept. of Environmental Protection vs. RECO Tricote, Inc. and Southwest Tire Recycling Inc., a/k/a ClearWork.Net, Inc. The Florida EPA sued Clearworks.net presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys' fees and court costs. ClearWorks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southwest Tire Recycling.

     We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of any one pending lawsuit could substantially harm our ability to fund operations.

Our future revenues are not predictable.

     During the third quarter of the fiscal year ending August 31, 2005, management determined to further focus marketing efforts on the Company's IPTVComplete product, the MediaPro IP set top boxes and SatMAX Satellite communications systems. Historical revenues should not be viewed as indicative of any future revenues since future revenues will be dependant upon the market acceptance of our core product offerings.

Our business is subject to many factors that could cause quarterly or annual operating results to fluctuate and our stock price to be volatile.

     Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our quarterly or annual operating results do not meet the expectations of investors, the trading price of our common stock could decline. Some of the factors that could affect our quarterly or annual operating results include:

     o the timing and amount of, or cancellation or rescheduling of, orders for our products;

     o    our ability to develop, introduce, ship and support certain products;

     o announcements, new product introductions and reductions in price of products offered by our competitors;

     o    our ability to control costs;

     o the loss of one or more of our major customers or a significant reduction in orders from those customers;

     o increased competition, particularly from larger, better capitalized competitors;

     o    fluctuations in demand for our products and services; and

     o    market conditions specifically and economic conditions generally.


We rely heavily on third-party suppliers for the material components for our products and supply shortages could cause delays in manufacturing and delivering products which could reduce our revenues.

     We rely upon unaffiliated suppliers for the material components and parts used to assemble our products. Most parts and components purchased from suppliers are available from multiple sources. We have not experienced significant supply shortages in the past and we believe that we will be able to continue to obtain most required components and parts from multiple suppliers. However, the lack of availability of certain components could require a major redesign of our products and could result in production and delivery delays, which could reduce revenues from product sales.

Because our industry is rapidly evolving, if we are unable to adapt or adjust our products to new technologies, our ability to compete and operate profitably may be significantly impaired.

     The design, development, and manufacturing of IP, broadband, entertainment and communications products are highly competitive and characterized by rapid technology changes. We compete with products and technologies from a number of other companies Development by others of new or improved products or technologies may make our products obsolete or less competitive. While we believe that our products are based on advanced technologies, our products may become obsolete in the future or we may not be able to develop a commercial market for our products in response to future technology advances and developments. The inability to develop new products or adapt our current products to new technologies could impact our financial condition.

Approximately 47% of our total assets are comprised of intangible assets including goodwill, contract rights, customer relationships and other intangible assets which are subject to review on a periodic basis to determine whether an impairment on these assets is required. An impairment would not only greatly diminish our assets, but would also require us to record a significant charge against our earnings.

     We are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. At fiscal year ended August 31, 2002, Eagle determined that $37,565,000 of goodwill associated with the acquisition of ClearWorks.net was impaired. At the fiscal year ended August 31, 2003, management determined that a $7,611,000 non-cash impairment charge was necessary against realigned operations and the discontinued sale of low margin commodity products, residential and commercial structured wiring operations and the withdrawal from Austin, Texas area broadband services development. Included in the impairment was the write down of goodwill of $1,878,000 associated with the acquisition of Comtel. At May 31, 2005, our intangible assets, including goodwill, were approximately $33.3 million. If management determines that impairment exists, we will be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined.

Our business relies on our use of proprietary technology. Asserting, defending and maintaining intellectual property rights is difficult and costly and the failure to do so could harm our ability to compete and to fund our operations.

     We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology. In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management's time and attention from our business. In addition to costly litigation and diversion of management's time, any potential intellectual property litigation could force us to take specific actions, including:

     o    cease selling products that use the challenged intellectual property;
     o obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
     o    redesign those products that use infringing intellectual property.

We compete with many companies that are larger and possess greater capital resources than we do, and our growth and profitability are dependent on our ability to compete with these entities.

     We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from other companies and technology providers. If we are unable to make or keep our products competitively priced and attain a market share in the markets in which our products compete, our sales may suffer which could impact our financial condition.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

     Certain parts of our operations are dependent upon our ability to support a complex network infrastructure. Many of our customers are dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and some of our infrastructure is located in the Texas Gulf Coast area, there is a likelihood that our operations may be effected by hurricanes or tropical storms, tornados, or flooding. Although we maintain redundant systems in north Houston, Texas, which allow us to operate our networks on a temporary basis, the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and impair our ability to generate revenue and achieve profitability.

Our stock price has been volatile in the past, and stockholders face the possibility of future fluctuations in the price of our common stock.

     The market price of our common stock may experience fluctuations that are unrelated to our operating performance. From June 30, 2004, through June 30, 2005, the highest sales price of our common stock was $0.99, which occurred on July 2, 2004, and the lowest sales price was $0.15, which occurred on August 19, 2005. The market price of our common stock has been volatile in the last 12 months and may continue to be volatile in the future.

Our industry is highly regulated, and new government regulation could hurt our ability to timely introduce new products and technologies.

     Our broadband and communications products are regulated by federal, state, and local governments. We are generally required to obtain regulatory approvals in connection with providing telephone and television services. For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may affect the way we design our products. New laws or regulations may harm our ability to timely introduce new products and technologies, which could decrease our revenues by shortening the life cycle of a product.

Shares eligible for future sale may adversely affect the market price of our common stock.

     The 30,843,750 shares, the resale of which is being registered hereunder, may be sold by the selling stockholders into the public market pursuant to this prospectus. Further sales of shares of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock. A lower stock price could impair our ability to raise capital through the sale of equity securities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements subject to the "safe harbor" legislation appearing at Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "will," "would," "could," "likely" and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Our Business" and "Risk Factors," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management's reasonable beliefs or estimates of future results or trends. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

     Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

     o    our ability to develop and introduce innovative products;

     o our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;

     o our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;

     o cancellation or lack of market acceptance of our recurring-revenue contracts;

     o    risks of competition in our existing and future markets;

     o the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;

     o    our liquidity constraints; and

     o the other risks described in "Risk Factors" or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time-to-time with the SEC.

     All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock offered under this prospectus. If the warrant to purchase 843,750 shares of common stock are exercised for cash, we will receive gross proceeds of $202,500 which will be used for general working capital purposes.

                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

     Our common stock trades on the American Stock Exchange under the symbol EAG. The market for our common stock is highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.


Year 2005                                   High           Low
                                          ------         ------
    Quarter ended November 30             $ 0.90         $ 0.59
    Quarter ended February 28             $ 0.82         $ 0.36
    Quarter ended May 31                  $ 0.40         $ 0.19
Year 2004
    Quarter ended November 30             $ 2.13         $ 0.42
    Quarter ended February 28             $ 2.08         $ 1.10
    Quarter ended May 31                  $ 1.59         $ 0.77
    Quarter ended August 31               $ 1.15         $ 0.71
Year 2003
    Quarter ended November 30             $ 0.54         $ 0.27
    Quarter ended February 28             $ 0.53         $ 0.16
    Quarter ended May 31                  $ 0.37         $ 0.12
    Quarter ended August 31               $ 0.63         $ 0.33

     As of August 19, 2005, we believe that there are approximately 36,000 shareholders. We have neither declared nor paid any cash dividends to date. We do not anticipate paying dividends in the foreseeable future until such time as the Company has sufficient cash flow from operations to justify payment of a dividend.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Form S-1. Results of operations contain historical financial information that may not be indicative of future operating results. Information included herein relating to projected growth and future results and events constitute forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including but not limited to fluctuations in the construction, technology, communications and industrial sectors; the success of the Company's restructuring and cost reduction plans; the success of the Company's products and pricing; the Company's relationship with its suppliers; relations with the Company's employees; the Company's ability to manage its operating costs; the continued availability of financing; governmental regulations; and risks associated with regional, national, and world economies. Any forward-looking statements should be considered in light of these factors.

Historical Results of Operations for Interim Periods During Fiscal 2004 and 2005

     The following table sets forth summarized consolidated historical financial information for the three months and nine months ended May 31, 2005 and May 31, 2004:


                                       Condensed Financial Information

                                 Three Months Ended May 31,                  Nine Months Ended May 31,
                        ---------------------------------------------- ----------------------------------------
      ($ in thousands)     2005         2004      $Change    % Change    2005       2004     $Change  % Change
                        ------------ ----------- ---------- ---------  --------- ---------- --------  ---------
Total sales               $ 2,976     $ 5,091    $(2,115)       -42%    $  7,188    $11,232  $(4,044)      -36%
Cost of goods sold          2,383       4,867     (2,484)       -51%       7,710      9,261   (1,551)      -17%
                        ------------ ----------- ---------  ---------  --------- ---------- --------  ---------
Gross profit                  593         224        369        165%        (522)     1,971   (2,493)     -126%
                        ------------ ----------- ---------  ---------  --------- ---------- --------  ---------
Percent of total sales         20%          4%        16%       353%          -7%        18%     -25%     -141%
Operating expenses          5,573       4,467      1,106         25%      17,844     17,632      212         1%
                        ------------ ----------- ---------  ---------  --------- ---------- --------  ---------
Loss from operations       (4,980)     (4,243)      (737)        17%     (18,366)   (15,661)  (2,705)       17%
                        ------------ ----------- ---------  ---------  --------- ---------- --------  ---------
Other income/(expense)      1,029        (130)     1,159       -892%         641     (7,944)   7,537       -95%
                        ------------ ----------- ---------  ---------  --------- ---------- --------  ---------
Net gain/(loss)            (3,951)     (4,373)       422        -10%     (17,725)   (23,605)   4,832       -20%
Unrealized
  holding gain/(loss)          --         (11)        11       -100%      (1,048)        44      (44)     -100%
                        ------------ ----------  ---------  ---------  --------- ---------- --------  ---------
Comprehensive loss        $(3,951)    $(4,384)   $   433        -10%    $(18,773)  $(23,561)  $4,788       -20%
                        ============ =========== =========  =========  ========= ========== ========  =========



     Overview

     For the three months ended May 31, 2005, the Company's business operations reflected increases in broadband, security and managed services. The Company's consolidated operations generated revenues of $2,976,000 with a corresponding gross margin of $593,000 for the three months ended May 31, 2005. The overall decrease of 42% in revenues for the three months ended May 31, 2005, as compared to the three months ended May 31, 2004, was primarily attributable to a $3,452,000 decrease in the Company's products sales, offset by an increase in broadband services of $1,088,000 and an increase in structured wiring services of $213,000.

     For the three months ended May 31, 2005, the Company incurred a net loss of $3,951,000 which was primarily attributable to increased operating expenses related to professional fees, taxes, depreciation and salary expense. The Company's net loss for the three months ended May 31, 2005, included approximately $805,000 in depreciation and amortization expenses and $1,787,000 in expenses associated with a net increase in professional services fees, $1,194,000 in salary expense, and $755,000 in taxes.

     During the quarter, the Company implemented a company-wide restructuring which included the formation of the three main operating divisions: IPTV Solutions, Satellite Communications and Broadband Services. Key components of the restructuring included:

     -- Reducing payroll-related expenses, lowering operational overhead and carefully controlling expenditures.

     -- Hiring of additional experienced sales staff to accelerate revenue growth.

     -- Realigning staff and resources to maximize efficiencies, better serve customers and partners and concentrate on sales of the Company's three core offerings: IPTVComplete, MediaPro IP set top boxes and SatMAX satellite communications system as the Company shifts its emphasis to providing solutions to broadband and service provider partners.

     Sales Information

     The following table sets forth summarized sales information for the three months and nine months ended May 31, 2005, and May 31, 2004:


                                                Three Months Ended May 31,
                               ------------------------------------------------------------------
           ($ in thousands)         2005     % of Total   2004     % of Total  $Change   % Change
                               ----------- ---------- ---------- ----------- --------- ----------
Structured wiring                    $369         12%      $156           3%     $213      136.5%
Broadband services                  1,797         60%       709          14%    1,088      153.5%
Products                              774         26%     4,226          83%   (3,452)     -81.7%
Other                                  36          1%         -           0%       36     -100.0%
                               ----------- ---------- ---------- ----------- --------- ----------
Total sales                        $2,976        100%    $5,091         100%  $(2,115)     -41.5%
                               =========== ========== ========== =========== ========= ==========

                                                 Nine Months Ended May 31,
                               ------------------------------------------------------------------
           ($ in thousands)         2005     % of Total   2004     % of Total  $Change   % Change
                               ----------- ---------- ---------- ----------- --------- ----------
Structured wiring                  $1,002         14%      $673           6%     $329       48.9%
Broadband services                  3,537         49%     4,805          43%   (1,268)     -26.4%
Products                            2,553         36%     5,673          51%   (3,120)     -55.0%
Other                                  96          1%        81           1%       15       18.5%
                               ----------- ---------- ---------- ----------- --------- ----------
Total sales                        $7,188        100%   $11,232         100%  $(4,044)     -36.0%
                               =========== ========== ========== =========== ========= ==========



     For the three months ended May 31, 2005, net sales decreased to $2,976,000 from $5,091,000, compared to the three-months ended May 31, 2004. The overall decrease of 42% was attributable to a $3,452,000 decrease in product sales, offset with an increase of $1,088,000 primarily attributable to $1,390,000 in the Company's broadband services related to sale of security monitoring contracts and an increase of $213,000 in structured wiring services. The $3,452,000 decrease in sales of the Company's products during the three months ended May 31, 2005, reflected lower product sales of $774,000 compared to $3,788,000 from a major customer in the same period a year ago. The $1,088,000 increase is primarily attributable to the recognition of revenue from the sale of security monitoring contracts of $1,390,000 from a $1,737,000 contract with a major customer that was executed with the Company's broadband services division. The remaining $347,000 associated with the contract sale has been deferred in conjunction with twelve month holdback provision of the contract. The $213,000 increase in structured wiring sales is attributable to the Company's increased sales force to pursue commercial structured wiring and cabling opportunities.

     For the nine months ended May 31, 2005, net sales decreased to $7,188,000 from $11,232,000 during the nine months ended May 31, 2004. The overall decrease of 36% was attributable to a decrease of $3,120,000 in the Company's product sales and a decrease of $1,268,000 of broadband services, offset with an increase of $329,000 in structured wiring. The $3,120,000 decrease in sales of Company's products during the nine months ended May 31, 2005, was primarily attributable to a decrease in prior year product sales of $3,788,000 from a major customer. The $1,268,000 decrease in sales of the Company's broadband services during the nine months ended May 31, 2004, was primarily attributable to a prior year sale of security monitoring contracts of $2,844,000 by the Company's security-monitoring subsidiary, DSS Security, Inc., and is offset by security systems sales to Sweetwater Capital LLC of $756,000 and the recognition of revenue from the sale of security monitoring contracts of $1,390,000 from a $1,737,000 contract with a major customer that was executed with the Company's broadband services division. The remaining $347,000 associated with the contract sale has been deferred in conjunction with a twelve month holdback provision of the contract. The decrease also included $447,000 attributable to the decline in recurring security monitoring sales resulting from the sale of certain security monitoring contracts in the Company's portfolio to Sweetwater Capital, LLC.

     The increase of $329,000 in structured wiring sales is attributable to the Company's increased sales force to pursue commercial structured wiring and cabling opportunities.

     Cost of Goods Sold

     The following table sets forth summarized cost of goods sold information for the three and nine months ended May 31, 2005, and May 31, 2004:


                                                       Three Months Ended May 31,          Nine Months Ended May 31,

       ($ in thousands)                          2005    2004   $Change % Change     2005    2004   $Change % Change
                                              ------- ------- -------- ---------  ------- ------- -------- ---------
Direct labor and related costs                  $516  $  226  $   290    128.3%   $1,300  $1,078     $222      20.6%
Products and integration service                 799   3,937  $(3,138)   -79.7%    3,002   4,375  $(1,373)    -31.4%
Impairment slow moving and obsolete inventory    300       -  $   300    100.0%      300       -  $   300     100.0%
Structured wiring labor and material             270     115  $   155    134.8%      776     376  $   400     106.4%
Broadband services costs                         207     304  $   (97)   -31.9%    1,465   2,550  $(1,085)    -42.5%
Depreciation and amortization                    291     285  $     6      2.1%      867     856  $    11       1.3%
Other manufacturing costs                          -       -  $     -                  -      26  $   (26)   -100.0%
                                              ------- ------- -------- --------   ------- ------- -------- ---------
Total operating expenses                      $2,383  $4,867  $(2,484)   -51.0%   $7,710  $9,261  $(1,551)    -16.7%
                                              ======= ======= ======== ========   ======= ======= ======== =========



     For the three months ended May 31, 2005, cost of goods sold decreased by 51% to $2,383,000 from $4,867,000 as compared to the three months ended May 31, 2004. The overall decrease of $2,484,000 was primarily attributable to the Company's cost associated with prior year product sales to a major customer. The Company's overall gross profit percentage was 20% for the three months ended May 31, 2005, compared to an overall gross profit percentage of 4% for the three months ended May 31, 2004. This increase in gross profit percentage is primarily attributable the recognition of revenue from the sale of security monitoring contracts of $1,390,000 to a major customer executed with the Company's broadband services division.

     For the nine months ended May 31, 2005, cost of goods sold decreased by 17% to $7,710,000 from $9,261,000 as compared to the nine months ended May 31, 2004. The overall decrease of $1,551,000 was primarily attributable to the Company's costs associated with prior year product sales to a major customer. The Company's overall negative gross profit percentage is 7% for the nine months ended May 31, 2005, compared to an overall gross profit percentage of 18% for the nine months ended May 31, 2004. This decrease in gross profit percentage is primarily attributable to (i) additional costs of $759,000 for design changes and expedite charges incurred due to a change in product requirements from a key customer and (ii) depreciation expenses associated with the buildout of the Company's broadband services infrastructure.

     Operating Expenses

     The following table sets forth summarized operating expense information for the three months and nine months ended May 31, 2005, and May 31, 2004:


                                Three Months Ended May 31,                  Nine Months Ended May 31,

 ($ in thousands)            2005       2004       $Change    % Change   2005       2004     $Change   % Change
                          ---------  ---------   ----------  ------------------  ---------  --------- ---------
Salaries and related costs  $1,194     $  884       $  310        35%  $ 4,737    $ 7,686    $(2,949)      -38%
Advertising and promotion       (5)         -           (5)     -100%       45         20         25       125%
Depreciation and amortization  805        960         (155)      -16%    2,451      2,945       (494)      -17%
Research and development       197        129           68        53%      572        395        177        45%
Other support costs          3,382      2,494          888        36%    8,989      6,586      2,403        36%
Impairment, write-downs and
   restructuring costs           -          -            -         -     1,050          -      1,050       100%
                          ---------  ---------   ----------  -------- ---------  ---------  --------- ---------
Total operating expenses    $5,573     $4,467       $1,106        25%  $17,844    $17,632    $   212         1%
                          =========  =========   ==========  ======== =========  =========  ========= =========



     The following table breaks out "Other Support Costs" information for the three months and nine months ended May 31, 2005, and May 31, 2004:


                                  Three Months Ended May 31,                  Nine Months Ended May 31,

($ in thousands)            2005       2004      $Change    % Change     2005       2004     $Change   % Change
                        ----------- ---------- ----------   --------  ---------- ---------- ---------- --------
Auto related                $   14     $   11    $     3         27%   $    28    $    17  $      11        65%
Bad debt                         3        176    (173.00)       -98%        23        372    (349.00)      -94%
Contract labor *                 -          -          -          0%         -          -          -         0%
Delivery/postage                 7         12      (5.00)       -42%        35         37      (2.00)       -5%
Fees                           144         91      53.00         58%       245        218      27.00        12%
Insurance and office           318        167     151.00         90%       733        590     143.00        24%
Professional fees            1,787      1,047     740.00         71%     5,741      3,139   2,602.00        83%
Rent                           116        149     (33.00)       -22%       345        464    (119.00)      -26%
Repairs and maintenance         32         16      16.00        100%        55         36      19.00        53%
Travel                         113         75      38.00         51%       313        176     137.00        78%
Taxes                          755        640     115.00         18%     1,080      1,199    (119.00)      -10%
Telephone and utilities         93         99      (6.00)        -6%       310        289      21.00         7%
Other                            -         11     (11.00)      -100%        81         49      32.00        65%
                           ----------- ---------- --------  --------  ---------- ---------- ---------- --------
Total operating expenses    $3,382     $2,494    $   888         36%   $ 8,989    $ 6,586  $   2,403        36%
                           =========== ========== ========  ========  ========== ========== ========== ========



     Operating Expenses.

     For the three months ended May 31, 2005, operating expenses increased by 25% to $5,573,000 as compared to $4,467,000 for the three months ended May 31, 2004. The changes, which are reflected in the two preceding tables immediately above, are discussed below:

     o A $310,000 increase in salaries and related costs. The increase was primarily attributable to the hiring of additional sales staff to grow revenues in the companies core IPTV, set top box and satellite communications product lines.

     o A $155,000 decrease in depreciation and amortization, due principally to retirement of assets and full depreciation of some capital assets.

     o An $888,000 increase in other support costs, the components of which are set forth on the table included immediately above. Included in this increase was a $740,000 increase in professional fees that included costs associated with corporate compliance, consulting and litigation, $151,000 increase in insurance and office expenses and $115,000 increase in taxes associated with sales tax audit; offset by a $173,000 decrease in bad debt.

     o A $68,000 increase in research and development expenses primarily consisting of product development and engineering activities in the Company's IPTV, set top box and satellite communications product lines.

     For the nine months ended May 31, 2005, operating expenses increased by 1% to $17,844,000 as compared to $17,632,000 for the nine months ended May 31, 2004. The changes, which are reflected in the two preceding tables immediately above, are discussed below:

     o A $2,949,000 decrease in salaries and related costs. The decrease was primarily attributable to a prior year non-cash expense of $4,493,000 incurred upon the modification of certain outstanding options to purchase 4,200,000 common shares, offset with a net market-to-market adjustment of additional $1,246,000 increasing the original guarantee liability net of principal payments to $4,010,000 at May 31, 2005. The adjustment to compensation is variable until all of the remaining options are exercised by key employees. This reflects a guaranteed compensation of the modified options equivalent to $1.75 less the warrant strike price. Subsequent to May 31, 2005 the Company entered into note exchange agreements whereby the note holders representing $2,086,000 agreed to accept 7,954,000 of the Company's common stock to fully satisfy such debt obligation. The remaining principal amount of $1,924,000 is currently in default and is accruing interest per the terms of the original agreement. Additional details are in Note 20 under subsequent events.

     o A $494,000 decrease in depreciation and amortization, due principally to retirement of assets and full depreciation of some capital assets.

     o A $2,403,000 increase in other support costs. Included in the increase was a $2,602,000 increase in professional fees that included costs associated with corporate compliance, audits, review fees, consulting and litigation,

$143,000 increase in insurance and office expenses, and $137,000 increase in travel, offset by a $349,000 decrease in bad debt, $119,000 decrease in rent and a $119,000 one-time adjustment for property tax expense.

     o A $177,000 increase in research and development expenses, primarily consisting of product development and engineering activities in the Company's IPTV, set top box and satellite communications product lines.

     o A $1,050,000 increase in impairment primarily consists of Link 2 Communications assets. Management determined that the value of the assets was nominal after a review of the marketplace.

     Net Loss.

     For the three months ended May 31, 2005, the Company's net loss was $3,951,000, compared to a net loss of $4,373,000 during the three months ended May 31, 2004. For the nine months ended May 31, 2005, the Company's net loss was $18,773,000 compared to a net loss of $23,605,000 during the nine months ended May 31, 2004.

     Changes in Cash Flow.

     The Company's operating activities increased net cash used to $9,200,000 in the nine months ended May 31, 2005, compared to use of net cash of $3,498,000 in the nine months ended May 31, 2004. The increase in net cash used by operating activities was primarily attributable to fund an increase in the Company's net operating loss, net of 6,286,000 non-cash charges combined with $3,287,000 of cash provided by fluctuations in working capital requirements consisting of the combination of accounts receivable, inventory, other assets, prepaid expenses, accounts payable and accrued expenses. The Company's investing activities used net cash of $1,151,000 in the nine months ended May 31, 2005, compared to use of net cash $1,296,000 in the nine months ended May 31, 2004. The decrease was due primarily to direct finance leasing and purchase of equipment associated with the prior years build out of the Company's network and infrastructure for the delivery of broadband services. The Company's financing activities provided net cash of $11,176,000 in the nine months ended May 31, 2005, compared to $5,597,000 of cash provided in the nine months ended May 31, 2004. The increase resulted from net proceeds of $9,439,000 from the sale of 30 million shares of common stock to certain investors and $1,949,000 from the exercise of stock options.

Historical Results of Operations for Fiscal Year Ended August 31, 2004, Compared to Fiscal Year Ended August 31, 2003

     The following table sets forth summarized consolidated financial information for the fiscal years ended August 31, 2004 and 2003:

     Condensed Financial Information



                                    Fiscal Year Ended August 31,
                                    ------------------------------
        ($ in thousands)                2004            2003            $ Change        % Change
                                    -------------   --------------    ------------    -------------
Total Sales                             $ 12,490         $ 11,593       $     897           8%
Cost of Goods Sold                        12,387           10,784       $   1,603          15%
                                    -------------   --------------    ------------    -------------
Gross Profit                                 103              809       $    (706)        -87%
                                    -------------   --------------    ------------    -------------
Percent of Total Sales                        1%               7%
Operating Expenses                        31,055           31,884       $    (829)         -3%
                                    -------------   --------------    ------------    -------------
Loss from Operations                     (30,952)         (31,075)      $     123           0%
                                    -------------   --------------    ------------    -------------
Other Income (Expense)                    (8,053)          (5,426)      $  (2,627)         48%
                                    -------------   --------------    ------------
Net Loss                                 (39,005)         (36,501)      $  (2,504)          7%
Unrealized Holding Loss                     (321)             (71)      $    (250)        352%
                                    -------------   --------------    ------------    -------------
Comprehensive Loss                     $ (39,326)       $ (36,572)      $  (2,754)          8%
                                    =============   ==============    ============    =============


     Overview

     For the fiscal year ended August 31, 2004, Eagle's business operations reflected emphasis and further expansion of its IP set-top box and BDS business segments including Eagle's broadband bundled digital services (Internet, video, voice and security) for residential and business customers. The Company's consolidated operations generated revenues of $12,490,000 with a corresponding gross profit of $103,000 for the fiscal year ended August 31, 2004. The overall increase of 8% in revenues for the fiscal year ended August 31, 2004, as compared to the fiscal year ended August 31, 2003, was primarily attributable to a $5,564,000 increase in the Company's sales of bundled digital services, IP set-top boxes and ancillary equipment product shipments; offset by decreases of $4,667,000 in structured wiring and other operations.

     The Company incurred a net loss of $(39,005,000) for the fiscal year ended August 31, 2004. The loss was attributable primarily to $26,212,000 of non-cash charges and increased operating expenses.

     The Company's net loss for the fiscal year ended August 31, 2004, included approximately $5,097,000 in depreciation and amortization expenses and $1,984,000 in expenses associated with a net increase in the Company's accounts receivable allowances. Additionally, the Company's expenses included $18,472,000 of non-cash charges and stock issued to pay for interest expense and for services rendered.


     Sales Information

     The following table sets forth summarized sales information for the fiscal years ended August 31, 2004 and 2003:


                                                    Fiscal Year Ended August 31,
                                       ---------------------------------------------------------
   ($ in thousands)         2004        % of Total         2003       % of Total    $ Change   % Change
                         ------------  -------------    ------------  ------------  --------   --------
Structured Wiring              $ 678             5%         $ 3,692           32%      $(3,014)  -81.6%
Broadband Services             5,525            44%           2,809           24%      $ 2,716    96.7%
Products                       6,190            50%           3,342           29%      $ 2,848    85.2%
Other                             97             1%           1,750           15%      $(1,653)  -94.5%
                         ------------  -------------    ------------  ------------   ---------- -------
Total Sales                 $ 12,490           100%        $ 11,593          100%      $ 897       7.7%
                         ============  =============    ============  ============   ========== =======


     For the fiscal year ended August 31, 2004, net sales increased to $12,490,000 from $11,593,000 during the fiscal year ended August 31, 2003. The overall increase of 7.7% was attributable to a $1,389,000 increase in the Company's product sales of IP set-top boxes and an increase of $2,716,000 in the Company's BDS sales; offset by decreases of $3,014,000 in structured wiring operations and a $1,653,000 decrease in other sales. The $2,848,000 increase in the Company's product sales was primarily attributable to shipment of IP set-top boxes and related equipment to a major customer. The $2,716,000 increase in sales of the Company's broadband services was primarily attributable to contracts valued at $3,111,000 executed by the Company's security-monitoring subsidiary, DSS Security, Inc., against which the Company realized sales of $2,874,000 during the fiscal year ended August 31, 2004. Without giving effect to the security monitoring contract transactions of $2,874,000, the Company's base broadband services sales decreased by approximately $158,000 in the fiscal year ended August 31, 2004, primarily attributable to the exit from the unprofitable Austin area BDS market discussed in prior periods and the decline in recurring security monitoring sales resulting from the sale of certain security monitoring contracts in the Company's portfolio to Sweetwater Capital, LLC. The $3,014,000 decrease in structured wiring sales corresponded to the Company's previously announced strategy to no longer pursue structured wiring and commercial cabling opportunities on a direct basis outside of the its BDS model. The $1,653,000 decrease in other sales was primarily attributable to the other sales components from various operating segments that were divested or phased out during fiscal 2004 including Contact Wireless, UCG, and Eagle Wireless.

     Cost of Goods Sold


                                                          Fiscal Year Ended August 31,
                                              ---------------------------------------------------
       ($ in thousands)                         2004            2003           $ Change  % Change
                                              ---------       ---------        --------- --------
Direct Labor and Related Costs                $  1,244        $  2,195         $   (951)   -43.3%
Products and Integration Service                 5,372           2,773            2,599     93.7%
Impairment Slow Moving &Obsolete Inventory       1,300           2,627           (1,327)   -50.5%
Structured Wiring Labor and Material               448           1,774           (1,326)   -74.7%
Broadband Services Costs                         2,856             903            1,953    216.3%
Depreciation and Amortization                    1,141             456              685    150.2%
Other Manufacturing Costs                           26              56              (30)   -53.6%
                                              ---------       ---------        --------- --------
Total Operating Expenses                      $ 12,387        $ 10,784         $  1,603     14.9%
                                              =========       =========        ========= ========


     Cost of Goods Sold. For the fiscal year ended August 31, 2004, cost of goods sold increased by 14.9% to $12,387,000 from $10,784,000 as compared to fiscal year ended August 31, 2003. The overall increase of $1,603,000 was primarily attributable to the shipment of IP set-top boxes and the purchase and resale of certain related equipment. The Company's overall gross profit percentage was 1% and 7% for the fiscal years ended August 31, 2004 and 2003, respectively. This substantial decrease in gross profit percentage is primarily attributable to a heavy sales mix of product shipments of IP set-top boxes and the dilutive effect of the purchase and resale of certain related equipment versus the prior fiscal year; the dilutive effect of the security monitoring transactions recorded in the fiscal year ended August 31, 2004, i.e., sales recorded of $2,873,000 with corresponding cost of sales of $1,901,000, the decision to no longer pursue structured wiring outside of its BDS model and an increase in depreciation expenses associated with the build-out of the Company's BDS infrastructure.

     Operating Expenses

     The following table sets forth summarized operating expense information for the fiscal years ended August 31, 2004 and 2003.



                                                                     Fiscal Year Ended August 31,
                                                    -----------------------------------------------------------
               ($ in thousands)                         2004            2003          $ Change         % Change
                                                    -------------    ------------    ------------   -----------
Salaries and Related Costs                              $ 13,146         $ 6,102         $ 7,044           115%
Advertising and Promotion                                     29             247            (218)          -88%
Depreciation and Amortization                              3,943           4,776            (833)          -17%
Research and Development                                     570             411             159            39%
Other Support Costs                                       13,367          12,737             630             5%
Impairment, Write-Downs &Restructuring Costs                               7,611          (7,611)          -100%
                                                    -------------    ------------    ------------      --------
Total Operating Expenses                                $ 31,055         $31,884         $  (829)           -3%
                                                    =============    ============    ============      ========


     The following table breaks out other support costs information for the fiscal years ended August 31, 2004 and 2003:

              Other Support Costs


                                                     Fiscal Year Ended August 31,
                                                     -----------------------------
         ($ in thousands)               2004            2003           $ Change         % Change
                                    -------------    ------------    -------------    -----------
Auto Related                                $ 22            $ 19              $ 3             16%
Bad Debt                                   2,643           2,177              466             21%
Delivery and Postage                          47              95              (48)           -51%
Fees                                         288             418             (130)           -31%
Insurance and Office                         425             437              (12)            -3%
Professional and Contract Labor            6,818           6,129              689             11%
Rent                                         507           1,183             (676)           -57%
Repairs and Maintenance                       43              47               (4)            -9%
Travel                                       237             377             (140)           -37%
Taxes                                      1,474             170            1,304            767%
Telephone and Utilities                      794           1,394             (600)           -43%
Other                                         69             291             (222)           -76%
                                    -------------    ------------    -------------    -----------
Total Operating Expenses                $ 13,367        $ 12,737            $ 630              5%
                                    =============    ============    =============    ===========


     For the fiscal year ended August 31, 2004, operating expenses decreased by 3% to $31,055,000 as compared to $31,884,000 for the fiscal year ended August 31, 2003. The primary fluctuations that occurred as evidenced by the two preceding tables immediately above are discussed below:

     o A $7,044,000 increase in salaries and related costs. The increase was attributable to an expansion of executive and general management compensation expenses, increased Board of Director compensation expense, and compensation expense associated with stock option exercises and severance. In addition, compensation for certain officers and key employees under incentive clauses of their employment contracts (i) includes a non-cash expense of $4,493,000 incurred upon the modification of warrants for 4,200,000 common shares and (ii) reflects a guaranteed compensation of the modified warrants equivalent to $1.75 less the warrant strike price.

     o An $833,000 decrease in depreciation and amortization, due principally to the prior year disposition of assets in subsidiaries that are no longer active.

     o A $630,000 increase in other support costs, the components of which are set forth on the table included immediately above. Included in this increase was a $1,304,000 increase in property taxes recorded against the Company's BDS infrastructure, a $687,000 increase in professional and contract labor and a $466,000 increase in bad debt, offset by a $676,000 decrease in rent expense and a $597,000 decrease in telephone and utilities.

     o A $159,000 increase in research and development expenses, primarily consisting of the Company's continued investment in HDTV-ready IP set-top boxes for hospitality and broadband customers and the SatMAX satellite voice and data communications products for military, government and commercial customers.

     Net Loss

     For the fiscal year ended August 31, 2004, Eagle's net loss was $(39,005,000), compared to a net loss of $(36,501,000) during the fiscal year ended August 31, 2003.

     Changes in Cash Flow

     Eagle's operating activities used net cash of $(3,784,000) in the fiscal year ended August 31, 2004, compared to use of net cash of $(6,085,000) in the fiscal year ended August 31, 2003. The decrease in net cash used by operating activities was primarily attributable to fund an increase in the Company's net loss, net of non-cash charges, totaling $27,512,000 combined with $8,000,000 of cash provided by fluctuations in working capital requirements consisting of the combination of accounts receivable, inventory, prepaid expenses, accounts payable and accrued expenses. Eagle's investing activities used net cash of $1,216,000 in the fiscal year ended August 31, 2004, compared to $1,276,000 in the fiscal year ended August 31, 2003. The decrease was due primarily to a significant decline in investment activities and purchase of equipment associated with the prior years build out of Eagle's network and infrastructure for the delivery of broadband services. Eagle's financing activities provided cash of $5,936,000 in the fiscal year ended August 31, 2004, compared to $6,912,000 of cash provided in the fiscal year ended August 31, 2003. The decrease resulted from less borrowing activities during the fiscal year ended August 31, 2004.

Historical Results of Operations For Fiscal Year Ended August 31, 2003, Compared to Fiscal Year Ended August 31, 2002

     Net Sales

     For the year ended August 31, 2003, net sales declined to $11,593,000 from $29,817,000 during the year ended August 31, 2002. The overall decrease of 61% was primarily attributable to the Company's decision to no longer pursue direct sales of low-margin commodity computer products in the Company's subsidiary United Computing Group, Inc. Additionally, a decline in the sale of commercial and residential home cabling occurred as a result of a deferral of implementation of national contracts and the Company's decision to no longer pursue Atlantic Pacific/Home Systems structured wiring opportunities on a direct standalone model basis outside of its BDS model, including home cabling projects in the Arizona, Houston, San Antonio and Austin, Texas, markets, partially offset by increased sales of broadband products and services.

     Cost of Goods Sold

     For the year ended August 31, 2003, cost of goods sold declined to $10,784,000 from $22,704,000 during the year ended August 31, 2002. The decrease was primarily attributable to the Company's decision to no longer pursue the direct sales of low-margin commodity computer products and commercial structured wiring in the markets referenced above. Eagle's overall gross profit percentage was 7% and 24% for the years ended August 31, 2003 and August 31, 2002. This decrease is primarily attributable to write-downs of inventory of $2.6 million in connection with impaired, slow moving and obsolete inventory.

     Eagle's Structured Wiring cost of goods sold decreased to $1,774,000 from $2,121,000 for the period ending August 31, 2003 and 2002, respectively, on corresponding revenues for these same periods of $3,692,000 and $8,036,000; thereby resulting in a gross margin decline to $1,918,000 from $5,915,000 for the same periods. This gross margin decline is primarily attributable to the Company's decision to no longer pursue the direct sales of commercial structured wiring and inventory write-downs totaling $0.5 million.

     Eagle's Broadband Services cost of goods sold increased to $903,000 from $763,000 for the period ending August 31, 2003 and 2002, respectively, on corresponding revenues for these same periods of $2,809,000 and $2,657,000; thereby resulting in a gross margin increase to $1,906,000 from $1,894,000 for the same periods. This gross margin increase is primarily attributable to the increase in revenues for this sector.

     Eagle's Products cost of goods sold decreased to $5,400,000 from $15,250,000 for the period ending August 31, 2003 and 2002, respectively, on corresponding revenues for these same periods of $3,342,000 and $16,108,000; thereby resulting in a gross margin decline to a deficit $2,058,000 from $858,000 for the same periods. This gross margin decline is primarily attributable to the decline in revenues for this sector, resulting from Eagle's decision to no longer pursue direct sales of low-margin commodity computer products and inventory write-downs totaling $2.1 million .

     Operating Expenses

     For the year ended August 31, 2003, operating expenses decreased to $31,884,000 from $83,821,000 for the year ended August 31, 2002. The primary portions of the decrease are discussed below:

     o A $57,054,000 decrease in non-cash impairment charges resulting from a $7,611,000 non-cash impairment charge for the year ended August 31, 2003, associated with the Company's decision to no longer pursue the direct sales of low-margin commodity products discussed above compared to a $64,665,000 non-cash impairment charges for the year ended August 31, 2002, for the impairment of licenses and equipment in Eagle's Link Two subsidiary and goodwill related to the Clearworks.net acquisition. At August 31, 2003, management determined that a $7,611,000 non-cash impairment charge was necessary for realigned, impaired and abandoned operations including direct sales of low-margin commodity products, residential and commercial structured wiring operations, and the withdrawal from its Austin, Texas, area BDS development based on the lack of demand for BDS services resulting from a slower build out of the development than originally projected in conjunction with local market competition. Included in the impairment was the write down of goodwill associated with the Atlantic Pacific Comtel acquisition of $1,878,000.

     o A $1,693,000 decrease in salaries and related costs as a result of overall staffing reductions across all business units, the majority of which occurred in Atlantic Pacific/Home Systems and United Computing Group operations.

     o A $716,000 decrease in advertising and promotion, due primarily to extensive cost reductions measures implemented in fiscal 2003 as the Company placed more emphasis on directly marketing its products and services to its customers as well as entering into business relationships with financial and technology companies to provide BDS services to cities and municipalities and decreased attendance at conventions and tradeshows.

     o A $1,244,000 decrease in depreciation and amortization, due principally to the disposal of certain assets from the Company's Austin area BDS operations.

     o An $8,763,000 increase in other support costs, due to an increase in litigation settlement costs of $3,650,000, bad debt expense of $2,177,000 and various charges included in accrued expenses related to costs associated with reserves for early terminations of certain property leases totaling $171,000 and reserves for sales tax liabilities that resulted from a sales tax audit of the Company's United Computing Group operation for time periods that preceded the acquisition date of this operation totaling $553,000.

     Net Loss

     For the year ended August 31, 2003, Eagle's net loss was $36,501,000, compared to a net loss of $76,973,000 during the year ended August 31, 2002.

Liquidity and Capital Resources

     At May 31, 2005, the Company's current assets totaled $8,417,000 (includes cash and cash equivalents of $2,876,000) and total current liabilities were $13,184,000, which gave the Company a negative working capital of $4,767,000. The Company's strategy is to utilize cash on hand and issue common stock to settle current liabilities and to raise additional capital through the sale of its securities to fund operations.

     The Company has historically used stock for retirement of certain liabilities on a negotiated basis. During the nine months ended May 31, 2005, the Company retired $4,046,000 in debt with stock versus cash. Also, as of May 31, 2005, accrued liabilities in the amount of $4,010,000 were outstanding. Subsequent to May 31, 2005, $2,086,000 of the $4,010,000 in accrued liabilities as of May 31, 2005 was retired through the issuance of 7,954,085 shares of common stock and the remaining principal amount of $1,924,000 is currently in default and accruing interest at a penalty rate per the terms of the original agreement. The Company expects to continue its practice of retiring certain liabilities as may be negotiated through a combination of cash and the issuance of shares of the Company common stock. The Company cannot quantify the amount of common stock expected to be issued to retire such debts at this time and there is no assurance that this strategy will be successful.

     Historically, we have financed operations through the sale of debt and equity securities. During the nine months ended May 31, 2005, we raised $12,082,000 cash through the issuance of common stock upon the exercise of derivative securities. In August 2005, the Company privately placed the sale of up to 30 million shares of its common stock for net proceeds of up to $3,766,500. The Company will utilize these proceeds along with its cash and cash equivalents to fund operations. We may need to raise additional capital to fund working capital in the third quarter of fiscal 2006. If shareholder approval for the issuance of the 14,875,000 shares is not obtained, we will only receive net proceeds of $1,898,943 and we may need to raise additional capital to meet working capital requirements in the second quarter of fiscal 2006.

     The Company currently does not have credit facilities available with financial institutions or other third parties and historically we have relied upon best efforts third-party funding as we have not generated positive cash flows from operations. Though we have been successful at raising additional capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors. The Company may need to continue to rely upon financing from external sources to fund its operations for the foreseeable future. If we are unable to raise sufficient capital from external sources to fund our operations for the foreseeable future, the Company may need to sell assets to meet working capital needs or curtail operations.

Contractual Obligations

     The following table sets forth contractual obligations as of May 31, 2005.


                                                                      Payments Due by Period
                                       ------------------------------------------------------------------------
                                                         Less than 1                                More than 5
                                               Total            Year      1-3 Years      3-5 Years        Years
                                       --------------  ---------------------------  -------------  ------------
Contractual obligations:
Long-term debt obligations                   $    614        $   614        $    -         $    -        $    -
Operating lease obligations                     1,250             75           931            244             -

                                       --------------  -------------  ------------  -------------  ------------
              Total                          $  1,864        $   689        $  931         $  244        $    -
                                       ==============  =============  ============  =============  ============


                                                                      Payments Due by Period
                                       ------------------------------------------------------------------------
                                                         Less than 1                                More than 5
                                               Total            Year      1-3 Years      3-5 Years        Years
                                       --------------  ---------------------------  -------------  ------------
Off-balance sheet obligations                   3,000          3,000             -              -             -
                                       --------------  -------------  ------------  -------------  ------------
                   Total                     $  3,000       $  3,000        $    -         $    -        $    -
                                       ==============  =============  ============  =============  ============



                                                                      Payments Due by Period
                                       ------------------------------------------------------------------------
                                                         Less than 1                                More than 5
                                               Total            Year      1-3 Years      3-5 Years        Years
                                       --------------  ---------------------------  -------------  ------------
Contractual obligations:
  Long-term debt obligations                 $    614       $    614        $    -         $    -        $    -
  Operating lease obligations                   1,250             75           931            244             -
                                       --------------  -------------  ------------  -------------  ------------
Total contractual obligations                $  1,864       $    689        $  931         $  244        $    -
                                       ==============  =============  ============  =============  ============

Off balance sheet obligations
LLV                                          $  3,000       $  3,000        $    -         $    -        $    -
                                       --------------  -------------  ------------    -----------  ------------
Total off balance sheet obligations          $  3,000       $  3,000        $    -         $    -        $    -
                                       ==============  =============  ============    ===========  ============




     The Company's contractual obligations consist of long-term debt as set forth in Note 5 (Notes Payable) to the Company's financial statements. See Note 11 (Commitments and Contingent Liabilities) for certain obligations for office space operating leases requiring future minimal commitments under non-cancelable leases and for off-balance sheet contractual obligations. The Company has no off balance sheet arrangements other that with LLV Broadband, LLC. See "Prospectus Summary - Recent Developments".

Critical Accounting Policies

     The Company has identified the following policies as critical to its business and the understanding of its results of operations. The Company believes it is improbable that materially different amounts would be reported relating to the accounting policies described below if other acceptable approaches were adopted. However, the application of these accounting policies, as described below, involve the exercise of judgment and use of assumptions as to future uncertainties; therefore, actual results could differ from estimates generated from their use.

Impairment of Long-Lived Assets and Goodwill

Background

     Goodwill and other intangibles of $33,274,000 net of prior impairments and amortization were recorded under the purchase method for the purchases of ClearWorks.net, Inc.; Atlantic Pacific, Inc.; DSS Security, Inc.; Contact Wireless, Inc.; and Comtel, Inc. The majority of the intangibles were from the ClearWorks acquisition. ClearWorks was in the business of selling telecommunications services to residential neighborhoods.

Impairment Assessment

     Our long-lived assets predominantly include goodwill and other intangible assets and property and equipment. Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets" ("SFAS 142") requires that goodwill and intangible assets be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill and intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit.

     Goodwill is primarily the Company's rights to deliver broadband services such as Internet, telephone, cable television and security monitoring services to residential and business users. The Company obtained an independent appraisal as of August 31, 2004, to assess the fair value of the intangible assets. There were a number of significant and complex assumptions used in the calculation of the fair value of the intangible assets. If any of these assumptions prove to be incorrect, the Company could be required to record a material impairment to its intangible assets. The assumptions included significant market penetration in its current markets under contract and significant market penetration in markets where they are currently negotiating contracts.

     The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value (i) quoted market prices in active markets, (ii) estimate based on prices of similar assets, and (iii) estimate based on valuation techniques. The Company tested the fair value of its goodwill and intangibles as of August 31, 2004, and determined that these net assets totaling $35,238,000 were not impaired.

Revenue Recognition

     The Company designs, manufactures, markets and services its products and services under the name of Eagle Broadband, Inc., and its subsidiaries.

     The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method, whereby revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage or estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

     The Company adopted EITF 00-21, "Revenue Arrangements with Multiple Deliverables," in the fourth quarter of fiscal 2003. The impact of adopting EITF 00-21 did not have a material effect to the Company's results of operations. The Company's contracts that contain multiple elements as of May 31, 2005, or prior were immaterial. When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value. In the absence of fair value for a delivered element, the Company allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements. In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled. The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

Deferred Revenues

     Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet as a current liability until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues primarily consist of billings in advance for cable, Internet, security and telephone services, which generally are for between one and three months of services. The Company had deferred revenues of $552,000 and $96,000 as of May 31, 2005, and August 31, 2004, respectively.

Receivables

     For the nine months ended May 31, 2005, the Company's net accounts receivable increased to $2,823,000 from $1,470,000 at August 31, 2004. The majority of this increase was due to the sale of retail security contracts to major customers in the third quarter of fiscal 2005 in the amount of $1,390,000,

     The Company's accounts receivable aging as measured by days sales outstanding (DSO) totaled 28 days at May 31, 2005, and 29 days at August 31, 2004, on an adjusted basis after recording the write-off's and reserves. The primary decrease in DSO from 29 days at August 31, 2004, to 28 days at May 31, 2005, was attributable to collecting on some past due accounts from slow paying customers during the first nine months.

     The Company's allowance for doubtful accounts totaled $2,324,000 and $2,396,000 for the nine months ended May 31, 2005, and the year ended August 31, 2004, respectively. These allowance for doubtful accounts amounts represented 45% and 62% of the gross accounts receivable balances for the nine months ended May 31, 2005, and the year ended August 31, 2004, respectively; while they likewise represented 53% and 7% of the Company's greater than 90-day accounts for these same respective time periods.

     The Company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectability of the accounts based on specific circumstances and the payment history that exists with such customers. The Company also takes into account its prior experience, the customer's ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables. The Company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment. Accordingly, the Company believes that its allowances for doubtful accounts fairly represent the underlying collectability risks associated with its accounts receivable.

     Earnings are charged with a provision for doubtful accounts based on collection experience and current review of the collectability of accounts receivable. Accounts receivables deemed uncollectible are charged against the allowance for doubtful accounts.

Inventory

     Inventories are valued at the lower of cost or market. The cost is determined by using the first-in first-out method. At May 31, 2005, the Company's inventory totaled $884,000 as compared to $403,000 at August 31, 2004. The majority of this increase was due to an increase in raw materials inventory associated with in-process set-top box manufacturing. The Company had an impairment charge of $300,000 in the 3rd quarter related to partial impairment of inventory at August 31, 2004. Management had reasonably identified prospects for this inventory at August 31, 2004 which did not materialize as planned. The Company does not foresee any significant adjustments in subsequent quarters. Management has incorporated "just in time" inventory practices to avoid future inventory obsolescence. The Company is currently outsourcing a majority of production based on contract orders from customers.

Recent Accounting Pronouncements

     In March 2004, the FASB issued a proposed Statement, "Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95," that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for either equity instruments of the Company or liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using the intrinsic method that the Company currently uses and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of operations. The effective date of the proposed standard is for periods beginning after December 15, 2005. This standard will have a significant impact on the consolidated statement of operations as the Company will be required to expense the fair value of stock option grants and stock purchases under employee stock purchase plans.

     In April 2004, the Emerging Issues Task Force ("EITF") issued Statement No. 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company.

     In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08"). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this Issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Currently, there would be no effect of this proposed statement on our financial position and results of operations.

     In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain

Investments" ("EITF 03-01") as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on our financial position and results of operations.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present our selected consolidated financial information as of the end of the periods indicated. The selected consolidated financial information for, and as of the end of, each of the twelve months ended August 31, 2004, August 31, 2003, August 31, 2002, August 31, 2001 and August 31, 2000, are from our audited consolidated financial statements. The selected consolidated financial information is not necessarily indicative of the results that may be expected for any future period. The selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis" and the historical and consolidated financial statements and notes included in this prospectus.


                                             Nine Months Ended May 31,
                                          -----------------------------
                                             2005               2004
                                          -----------------------------
($ in thousands, except per share amounts)
Net Sales                                 $   7,188          $  11,232
Operating Expenses                           17,844             17,632
Operating Income (Loss)                     (18,366)           (15,661)
Other Income (Expense), Net                     641             (7,944)
Income Tax Provision                              -                  -
                                          ----------         ----------
Net Income (Loss)                         $ (17,725)         $ (23,605)
                                          ==========         ==========

Earnings Per Share  (Basic)                   (0.08)             (0.13)

Cash Used by Operating Activities         $  (9,200)         $  (3,498)
Cash used by Investing Activities         $  (1,151)         $  (1,296)
Cash Provided (Used) by
 Financing Activities                     $  11,176          $   5,597

Total Assets                              $  70,642          $  70,211
Long-Term Debt                                    -                  -
Total Stockholders' Equity                $  57,458          $  50,103

                                                                                Year Ended August 31,
                                          ---------------------------------------------------------------------------------------
                                             2004               2003                2002               2001                2000
($ in thousands,                          ---------------------------------------------------------------------------------------
except per share amounts)
Net Sales                                 $  12,490          $  11,593           $  29,817          $  28,110            $  5,240
Operating Expenses                           31,055             31,884              83,821             16,582               3,973
Operating Income (Loss)                     (30,952)           (31,075)            (76,708)            (8,880)             (1,215)
Other Income (Expense), Net                  (8,053)            (5,426)               (265)             2,348               1,516
Income Tax Provision                              -                  -                   -                  -                  96
                                          ---------          ---------           ---------          ---------            --------
Net Income (Loss)                         $ (39,005)         $ (36,501)          $ (76,973)         $  (6,532)           $    187
                                          =========          =========           =========          =========            ========
Earnings Per Share  (Basic)                   (0.21)             (0.38)              (1.20)             (0.13)               0.01

Cash Used by Operating Activities         $  (3,493)         $  (6,085)          $    (797)         $    (699)           $ (5,299)
Cash used by Investing Activities         $  (1,216)         $  (1,276)          $ (13,668)         $  (9,721)           $ (2,224)
Cash Provided (Used) by
 Financing Activities                     $   5,936          $   6,912           $  (2,342)         $  (3,846)           $ 39,681

Total Assets                              $  70,211          $  77,366           $  89,151          $ 170,021            $ 57,653
Long-Term Debt                                    -                  -           $   1,272          $   2,136            $     73
Total Stockholders' Equity                $  50,103          $  58,336           $  76,548          $ 148,482            $ 54,073


              SELECTED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

     The information below is from unaudited consolidated financial statements.


                                            Three Months Ended,

($ in thousands, except               5/31/05                 2/28/05                     11/30/04
-----------------------               -------                 -------                     --------
     per share amounts)
-----------------------
Total Sales                           $ 2,976                 $ 2,683                     $  1,528
Cost of Goods Sold                      2,383                   3,643                        1,685
Gross Profit                              593                    (960)                        (157)
Operating Expenses                      5,573                   7,928                        4,342
Loss from Operations                   (4,980)                 (8,888)                      (4,499)
Other Income/(Expense)                  1,029                    (438)                          51
Net Gain/(Loss)                        (3,951)                 (9,326)                      (4,448)
                                      =======                 =======                     ========
Earnings Per Share (Fully Diluted)      (0.02)                  (0.04)                       (0.02)
                                      -------                 -------                     --------

                                             Three Months Ended,

($ in thousands, except               8/31/04                 5/31/04              2/28/04              11/30/03
-------------------------             -------                 -------              -------              --------
     per share amounts)
------------------------
Total Sales                           $ 1,258                 $ 5,091              $ 3,744              $  2,397
Cost of Goods Sold                      3,126                   4,867                3,099                 1,295
Gross Profit                           (1,868)                    224                  645                 1,102
Operating Expenses                     14,797                   4,467                8,952                 2,839
Loss from Operations                  (16,665)                 (4,243)              (8,307)               (1,737)
Other Income/(Expense)                   (108)                   (130)              (1,091)               (6,724)
Net Gain/(Loss)                       (16,773)                 (4,373)              (9,398)               (8,461)
                                      =======                 =======              =======              ========
Earnings Per Share (Fully Diluted)      (0.08)                  (0.02)               (0.05)                (0.05)
                                      -------                 -------              -------              --------

                                             Three Months Ended,
($ in thousands, except               8/31/03                 5/31/03              2/28/03              11/30/02
-------------------------             -------                 -------              -------              --------
     per share amounts)
------------------------
Total Sales                           $ 2,065                  $1,847              $ 3,063              $  4,618
Cost of Goods Sold                      5,372                   1,442                1,344                 2,626
Gross Profit                           (3,307)                    405                1,719                 1,992
Operating Expenses                     22,607                   3,998                2,615                 2,664
Loss from Operations                  (25,914)                 (3,593)                (896)                 (672)
Other Income/(Expense)                 (4,944)                   (240)                 (83)                 (159)
Net Gain/(Loss)                       (30,858)                 (3,833)                (979)                 (831)
                                      =======                 =======              =======              ========
Earnings Per Share (Fully Diluted)      (0.23)                  (0.05)               (0.01)                (0.01)
                                      -------                 -------              -------              --------

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate and Equity Market Risks

     The Company is exposed both to market risk from changes in interest rates on funded debt and changes in equity values on common stock investments it holds in publicly traded companies. The Company also previously had exposure that related to the Company's revolving credit facility. The Company fully retired its revolving credit facility in September 2003, and thus no longer has such exposure related to interest rate risk. Borrowings under the credit facility bear interest at variable rates based on the bank prime rate. The extent of this risk with respect to interest rates on funded debt is not quantifiable or predictable due to the variability of future interest rates; however, the Company does not believe a change in these rates would have a material adverse effect on the Company's operating results, financial condition, and cash flows.

     The Company's cash and cash equivalents are invested in mortgage and asset backed securities, mutual funds, money market accounts and common stock. Accordingly, the Company is subject to both changes in market interest rates and the equity market fluctuations and risk. There is an inherent roll over risk on these funds as they accrue interest at current market rates. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates. The Company does not believe a change in these rates would have a material adverse effect on the Company's operating results, financial condition, and cash flows with respect to invested funds in mortgage and asset backed securities, mutual funds and money market accounts.

Credit Risks

     The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, but does not require collateral from these parties. Three customers, Sweetwater Capital, LLC, Alarm Security Group, LLC and General Dynamics, represented greater than 10% of the Company's revenues during the nine months ended May 31, 2005. The Company does not believe that the credit risk posed by Sweetwater Capital, LLC, which has been fully collected, Alarm Security Group, LLC and General Dynamics or any other specific customer would have a material adverse affect on its financial condition.

                                  OUR BUSINESS

Overview

     The Company is a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers. The Company leverages years of proven experience delivering advanced IP-based broadband services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers. The Company's product offerings include IPTVCompleteTM, a fast, low cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAXTM satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite-based voice and data communications from any location on Earth.

     During the third quarter ended May 31, 2005, the Company implemented a corporate restructuring designed to reduce costs, focus company resources to drive revenue growth and position the Company to better compete in the broadband, IP and communications markets. This has aligned our resources to better capitalize on potential revenue opportunities for the Company's core IPTV, IP set top boxes, satellite communications and broadband services offerings. This restructuring included the formation of three main operating divisions:

     o IPTV Solutions Division - focused on the Company's IPTVComplete and Media Pro IP set top box product offerings.

     o Satellite Communications Division - includes the SatMAX non-line-of-sight satellite communications technology.

     o Broadband Services Division - focused on offering broadband, security and managed services.


Key components of the restructuring included:

     o Reducing payroll-related expenses, lowering operational overhead and controlling expenditures.

     o Hiring of additional experienced sales staff to accelerate revenue growth.

     o Realigning staff and resources to maximize efficiencies, better serve customers and partners and concentrate on sales of the Company's three core offerings: IPTVComplete, MediaPro IP set top boxes and SatMAX satellite communications system as the Company shifts its emphasis to providing solutions to broadband and service provider partners.

     In August 2005, the Company announced that it was further concentrating its efforts on delivering IP-based video and set-top box solutions to broadband and hospitality providers and satellite communications solutions to government, military and commercial customers.

Product and Service Categories

Eagle IPTV Solutions

     Eagle's IPTV solutions include its IPTVComplete video solution and MediaPro IP set top boxes.

IPTVComplete Video Solution

     IPTVComplete is a turnkey video solution that provides new and incumbent broadband providers a faster, lower cost way to quickly and easily launch and deliver high-quality entertainment services to their customers over their fiber or DSL broadband networks. IPTVComplete leverages Eagle's video content rights, expertise delivering video services and IP set-top boxes, along with Eagle partner GlobeCast's satellite distribution capabilities, to provide what we believe to be a unique combination of video content, headend infrastructure, satellite distribution and set-top boxes. The solution provides all of the components broadband providers need to deliver an attractive bundle of video and interactive entertainment services.

     The Company launched IPTVComplete during the second quarter of fiscal 2005 and is actively marketing the solution to broadband providers nationwide.

IP Set-Top Box Products

     Eagle designs and markets a complete line of advanced MediaPro IP set-top box products. Either standalone or in conjunction with the Company's EZ-Magic middleware software, the products enable hotel and casino owners, hospitals, apartment owners, municipalities, real estate developers and schools to deliver a full range of high-quality standard and high definition entertainment and information services that can generate revenues for these operators. Media Pro IP set-top boxes also enable incumbent and competitive telecommunications service providers to cost effectively deploy IP-based broadband and video services to their customers.

     The Media Pro line of IP set-top boxes delivers full computing and video functionality in a compact footprint with a very quiet, fan-less design that enables a wide range of on-demand IP-based applications including high-speed Internet access, streaming IP video, digital audio/music, video-on-demand, 3D gaming, video conferencing and more. The Company also markets its customizable EZ-Magic middleware software platform that delivers high definition streaming video, superior digital audio, easier navigation of hotel and community services (i.e. concierge, local restaurants and events, etc.), advanced content and system security for a wide variety of hardware platforms.

     Eagle's IP set-top box and middleware software products revenues are reported under the category "Products" on the Company's Consolidated Statements of Operations.

Eagle Satellite Communications Solutions

SatMAX Satellite-Based Voice and Data Communications

     Eagle's SatMAX non-line-of-sight repeater system is an innovative and proprietary non-line-of-sight communications technology that enables users of the Iridium satellite network to establish reliable voice and data communications to and from any location where the user is unable to gain line of sight to an orbiting Iridium Satellite such as onboard in-flight aircraft, within buildings, under ground or from obstructed areas. The technology provides global communications that enhance user productivity, mobility, problem solving, field-to-headquarters collaboration and emergency backup/response for a wide range of mission-critical and everyday communications needs. By extending coverage indoors to areas not traditionally served by satellite networks, the SatMAX extends customers' usage area, while enhancing the utility and overall value for both new and existing Iridium aviation, government, military, homeland security and commercial/enterprise customers. The Company has received certification by both the Federal Communications Commission (FCC Certification Identifier # LOKJHJLBT05A00021) and Iridium Satellite LLC for the SatMAX.

     Eagle's SatMAX revenues are reported under the category "Products" on the Company's Consolidated Statements of Operations.


Eagle Broadband Services Solutions

     Eagle's Broadband Services solutions include the Company's bundled broadband services, security services and managed services (structured wiring, etc.).

Eagle Bundled Broadband Services (BDS Services)

     Historically, Eagle focused on assisting municipalities, utilities, real estate developers and service providers provide IP-based broadband services to their customers including high-speed Internet, home security monitoring, telephone service, and cable TV services over fiber and IP networks. In August 2005, the Company announced that it was shifting its focus to further concentrate its efforts on delivering IP-based video and set-top box solutions to broadband and hospitality providers and satellite communications solutions to government, military and commercial customers. While the Company continues to provide bundled broadband services to a select number of communities in Texas, the Company believes that the IPTV, set top box and satellite communications markets offer greater opportunities in the future.

     Eagle's bundled broadband services revenues are reported under the category "Broadband Services" on the Company's Consolidated Statements of Operations.

Eagle Security Services

     Eagle, through its subsidiary DSS Security, Inc., markets security-monitoring services. DSS Security's principal business activity is providing monthly security monitoring service to both commercial and residential customers.

     Eagle's Security Services revenues are reported under the category "Broadband Services" on the Company's Consolidated Statements of Operations.

Eagle Managed Services

     Eagle provides data, telephony and fiber optic installation, project management and support services from initial concept through engineering to completion and documentation. Eagle Managed Services team installs fiber and cabling to commercial and industrial clients throughout the United States. Services include:

     o    Multi-site rollout installation
     o    Statement of work/request for quotation preparation
     o    Installation supervision
     o    Structured wiring design
     o    Comprehensive project management
     o    Copper wiring configuration
     o    Fiber optic acceptance testing
     o    Aerial and underground OSP
     o    Fiber optic and copper cable
     o    Field service and support

     Eagle's Communications Services revenues are reported under the category "Structured Wiring" on the Company's Consolidated Statements of Operations.

Eagle Consulting Services

     Eagle routinely provides consulting services on a contract basis to support the sale of its main product lines. Examples of these consulting services include design and engineering support for fiber-to-the-user headend and optical network integration. Eagle also performs research and development on a contract basis.

     Eagle's Consulting Services revenues are reported under the category "Other" on the Company's Consolidated Statements of Operations.

Eagle Service and Support

     Eagle provides service and support to customers on an on-going basis including installation, project management of turnkey systems, training, and service or extended warranty contracts with Eagle. Eagle believes that it is essential to provide reliable service to customers in order to solidify customer relationships and be the vendor of choice when a customer seeks new services or system expansions.

     This relationship is further developed as customers come to depend upon Eagle for installation, system optimization, warranty and post-warranty services.

     Eagle has a warranty and maintenance program for both its hardware and software products and maintains customer service facilities. Eagle's standard warranty provides its customers with repair or replacement of any defective Eagle manufactured equipment. The warranty is valid on all products for the period of one year from the later of the date of shipment or the installation by an Eagle qualified technician.

     Eagle's Service and Support Services revenues are reported under the category "Other" on the Company's Consolidated Statements of Operations.

Customers

     IPTV, IP set-top box, satellite communications and broadband products and services are sold to a broad range of customers. These include residential, commercial, enterprise, military, government and service provider customers.

     Eagle's IPTVComplete video solution is sold to new and incumbent broadband providers including telephone companies, fiber broadband providers, municipalities, real estate developers, etc.

     Eagle's MediaPro IP set top box products are sold to a range of customers nationwide including hotel and casino owners, telephone companies and other broadband providers, hospitals, apartment/condominium owners, municipalities, real estate developers, corporations and schools.

     Eagle's SatMAX non-line-of-sight, satellite communications systems are sold to civilian government, military, homeland security and Fortune 1000 corporations.

     Eagle Broadband and Security Services have primarily been sold in select Texas and Nevada communities.

     Eagle Managed Services sells its structured wiring and project management services to a wide range of customers including telecommunications, hospitality, industrial and petrochemical, oil/gas companies and government sectors.

Marketing and Sales

     The majority of the Company's products and services are marketed through its employees using direct sales, channel marketing and various types of direct marketing techniques.

     Eagle IPTV and IP set top box solutions are marketed through Eagle's direct sales staff and select reseller/channel partners.

     Eagle Managed Services are marketed through Eagle's direct sales staff and select reseller/channel partners.

     Eagle's SatMAX global non-line-of-sight communications system is marketed through Eagle's direct sales staff and select resellers and channel partners to Fortune 1000 enterprises, commercial aviation, government, the military and homeland security customers.

     Eagle BDS Broadband Services, Security Services and Managed Services are marketed through Eagle's direct sales and customer service staff.

Research and Development

     Eagle believes that a strong commitment to research and development is essential to the continued growth of its business. One of the key components of Eagle's development strategy is the promotion of a close relationship between its development staff, internally with Eagle manufacturing and marketing personnel, and externally with Eagle customers. We believe that this strategy has allowed Eagle to develop and bring to the market customer-driven products that meet real customer needs.

     Eagle has focused a large portion of its new product development resources on the development of the new broadband, video, entertainment and communications products and services. In addition, Eagle has formed a number of strategic relationships with other large suppliers and manufacturers that will allow the latest in technology and techniques to be utilized in the Company's IP set-top-box product line. Eagle will continue to incur research and development expenses with respect to its IPTVComplete, IP set-top-box and satellite communications product lines during the current fiscal year.

     Eagle has extensive expertise in the technologies required to develop advanced broadband, video, entertainment, communications and satellite communications/radio frequency. Eagle believes that by having a research and development staff with expertise in these key areas, it is well positioned to develop enhancements for its existing products as well as the next generation of broadband, entertainment and communications products. Investment in advanced computer-aided design tools for simulation and analysis has allowed Eagle to reduce the time for bringing new products to market. Research and development expenditures incurred by Eagle for the fiscal years ended August 31, 2004, 2003 and 2002 were $557,000, $411,000 and $404,000, respectively.

Manufacturing

     Eagle currently subcontracts and/or provides limited manufacturing of its satellite-based communications and wireless products at its facilities in League City, Texas. Some subassemblies are manufactured for Eagle by subcontractors at various locations throughout the world. Eagle's manufacturing expertise resides in assembling subassemblies and final systems that are configured to its customers' specifications. The components and assemblies used in Eagle's products include electronic components such as resistors, capacitors, transistors, and semiconductors such as field programmable gate arrays, digital signal processors and microprocessors, and mechanical materials such as cabinets in which the systems are built.

     Substantially all of the components and parts used in Eagle's products are available from multiple sources. In those instances where components are purchased from a single source, the supplier is reviewed for stability and performance and the Company also strives to have secondary suppliers as well. Additionally, as necessary, Eagle purchases sufficient quantities of components that have long-lead requirements in the world market. Eagle ensures that all products are tested, tuned and verified prior to shipment to the customer.

     Eagle has determined that the most cost effective manufacturing method for its IP set top box product line is to utilize offshore contract production facilities supplemented with high volume United States based contract facilities. The Company has established relationships with manufacturers in Asia capable of producing a wide range of products, and that are recognized as pioneers in the field and are both ISO-9001 and ISO-9002 certified.

Competition

     The IPTV market is projected to grow rapidly in the coming years as broadband providers face increasing competitive pressure to offer high quality video and entertainment services to meet the demand from their customers. Because the IPTV market is expected to be very lucrative for companies providing IPTV products, services and technology, it has attracted a range of large and small, new and established companies that are competing for IPTV business. Many of these companies have greater resources than Eagle. Because we believe our IPTVComplete video solution offers unique capabilities, we believe Eagle can effectively compete in the IPTV market. However there can be no assurance that these conclusions are correct and that the IPTV market will grow as projected and that Eagle can gain significant market share in this new market.

     Eagle competes with many established companies in the set-top-box business including Scientific Atlanta, Motorola, and a number of smaller companies. Most of these companies have greater resources than Eagle. The markets that are currently developing for set-top box products are large and rapidly growing. Eagle has studied these markets and is of the belief, based on this research, that it can effectively compete in these markets with its new IP set-top-box product line. However, there can be no assurance that these conclusions are correct and that the set top box markets will continue to expand at their current rates and that Eagle can gain significant market share, if any, in the future.

     Eagle SatMAX satellite communications system is a proprietary, non-line-of-sight communications system. The Company is not currently aware of other companies in the U.S. that offer products that can provide similar non-line-of-sight, satellite-based voice and data communications services. However, the satellite communications market has many large and small companies that provide satellite communications products and services and there can be no assurance that these companies will not develop products that could provide similar functions as the SatMAX or that the Company can gain significant market share, if any, in the future.

     Eagle's Broadband and Security Services compete directly and indirectly with many established companies and service providers that provide fiber and cable, structured wiring, broadband data/Internet, security monitoring, cable television and telephone services. Most of these companies have greater resources than Eagle. Certain of Eagle's residential customers are subject to developer and homeowner association agreements that allow Eagle BDS to be the primary single-source provider of these services. However, there can be no assurance that these conclusions are correct and that the broadband and security services markets will continue to expand at the current rates and that Eagle Broadband and Security Services can effectively compete in this market.

     Eagle Managed Services competes with many established companies in the fiber and cable, structured wiring and project management services areas. Most of these companies have greater resources available than Eagle Managed Services.

Eagle has studied these markets and is of the belief that the offering of the collective services on a nationwide scale is a competitive advantage for Eagle Managed Services. The use of the sub-contractors located across the nation allows Eagle Managed Services to complete large projects in a cost effective and efficient manner. However, there can be no assurance that these conclusions are correct and that these services will continue to expand at their current rates and that Eagle Managed Services can effectively compete in this market.

Proprietary Information

     Eagle attempts to protect its proprietary technology through a combination of trade secrets, non-disclosure agreements, patent applications, copyright filings, technical measures, and common law remedies with respect to its proprietary technology. Eagle has filed a number of patent applications but has not yet been issued any patents on its products, technology or processes against such patent applications. This protection may not preclude competitors from developing products with features similar to Eagle's products. The laws of some foreign countries in which Eagle sells or may sell its products do not protect Eagle's proprietary rights in the products to the same extent as do the laws of the United States. Although Eagle believes that its products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against Eagle in the future. If litigation resulted in Eagle's inability to use technology, Eagle might be required to expend substantial resources to develop alternative technology. There can be no assurance that Eagle could successfully develop alternative technology on commercially acceptable terms.

Regulation

     Several of Eagle's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States and internationally. Regulatory approvals generally must be obtained by Eagle in connection with the manufacture and sale of its products and by customers to operate Eagle's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained or that approvals required with respect to products being developed for the IPTV, set-top box, satellite communications and/or broadband services markets will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the markets for Eagle's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the FCC have increased the demand for Eagle's products, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded IPTV, broadband and communications services will continue or that future regulatory changes will have a positive impact on Eagle.

Employees

     As of August 21, 2005, Eagle employed approximately 104 persons and retained independent contractors as necessary. Eagle believes its employee relations to be good. Eagle enters into independent contractual relationships with various individuals, from time to time, as needed.

Description of Property

     Eagle's headquarters are located in League City, Texas, and include approximately 25,550 square feet of leased office, production, and storage space. The lease expires in June 2007. Eagle believes that its rental rates are at market prices. Eagle has insured its facilities in an amount that it believes is adequate and customary in the industry.

Legal Proceedings

     In December 2000, ClearWorks became a defendant in State Of Florida Department Of Environmental Protection vs. Reco Tricote, Inc. and Southeast Tire Recycling, Inc. A/K/A Clearwork.net, Inc., in the Circuit Court of the Tenth Judicial Circuit In And For Polk County, Florida. The Florida EPA sued ClearWorks.net presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys' fees and cost of court. ClearWorks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

     In July 2003, Eagle became a defendant in Cornell Capital Partners, L.P. vs. Eagle Broadband, Inc., et al., Civil Action No. 03-1860 (KSH), in the United States District Court for the District of New Jersey. The suit presents claims for breach of contract, state and federal securities fraud and negligent misrepresentation. Plaintiff has also alleged that Eagle has defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture. In November 2003, the principal balance of the debenture was repaid, although the suit remains outstanding. Cornell claims damages of approximately $1,000,000. The Company denies the claims and intends to vigorously defend this lawsuit and the claims against it. Eagle has asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2,000,000. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

     In September 2003, Enron sued United Computing Group, Inc., in Enron Corp. (Debtors/Plaintiff) vs. United Computing Group, Inc.; Case No. 01-16034 in the United States Bankruptcy Court for the Southern District of New York. The suit presents claims pursuant to sections 547 and 550 of the Bankruptcy Code to avoid and recover a transfer in the amount of approximately $1,500,000.00. Defendant has filed an answer, denies the claims, and intends to vigorously defend this lawsuit and claims against it. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

     In fiscal 2004, The Tail Wind Fund Ltd. sued Link Two Communications, Inc., and Eagle Broadband, Inc., Civil Action 04-CV-05776, in the United States District Court for the Southern District of New York. Tail Wind claims breach of contract seeking $25 million. The Company intends to vigorously defend this claim. The Company has accrued $500,000 in expenses against this lawsuit, although the outcome cannot be predicted at this time.

     Eagle is involved in lawsuits, claims, and proceedings, including those identified above, which arise in the ordinary course of business. In accordance with SFAS No. 5, "Accounting for Contingencies," Eagle makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Eagle believes it has adequate provisions for any such matters. Eagle reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Litigation is inherently unpredictable. However, Eagle believes that it has valid defenses with respect to legal matters pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

     We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of pending litigation could have a material adverse effect on our business, financial condition and results of operations. The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company's management does not expect that the results in any of these legal proceedings will have adverse affect on the Company's financial condition or results of operations.

                              SELLING STOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. In the event that the shareholders do not approve the issuance of the 14,875,000 shares of common stock, the aggregate number of shares for resale will be 15,125,000, resulting in a 49.6% reduction in the number of shares held by, and to be resold by, each selling shareholder. See "Prospectus Summary - Recent Developments." We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrant. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                             Shares           %                        Shares           %
                                          Beneficially    Ownership                 Beneficially    Ownership
                                          Owned Before     Before        Amount      Owned After     After
              Stockholder                   Offering      Offering       Offered      Offering      Offering
--------------------------------------------------------------------------------------------------------------
Frederick C. Applegate Trust (1)               1,481,481       *          1,481,481      --            --
--------------------------------------------------------------------------------------------------------------
David Callan                                   3,703,704       *          3,703,704      --            --
--------------------------------------------------------------------------------------------------------------
Frorer Partners, L.P. (2)                     22,222,222      7.3(3)     22,222,222      --            --
--------------------------------------------------------------------------------------------------------------
W. Anthony Hitschler                           1,481,481       *          1,481,481      --            --
--------------------------------------------------------------------------------------------------------------
Keystone Group Holdings, L.P. (4)                843,750(5)    *            843,750(5)   --            --
--------------------------------------------------------------------------------------------------------------
Robert Evans                                   1,111,112       *          1,111,112      --            --
--------------------------------------------------------------------------------------------------------------
Total                                         30,843,750     10.2(6)     30,848,750      --            --
--------------------------------------------------------------------------------------------------------------

------------

(1) Frederick C. Applegate exercises voting and dispositive power over all of the shares beneficially owned by Frederick C. Applegate Trust.

(2) Peter Frorer exercises voting and dispositive power over all of the shares beneficially owned by Frorer Partners, L.P.

(3) Assuming shareholder approval of the 14,875,000 shares so that 303,086,275 shares are outstanding. In the event the shareholders do not approve the issuance of the 14,875,000 shares issuable pursuant to the August 2005 offering, the common stock ownership will be reduced to 11,199,999 or 3.9%.

(4) William Fretz exercises voting and dispositive power over all of the shares beneficially owned by Keystone Group Holdings, L.P. The stockholder received a warrant as compensation for assisting the Company in the private sale of 30,000,000 shares of its common stock.

(5) Represents 843,750 shares of common stock underlying a five year warrant that is currently exercisable at an exercise price of $0.24 per share. The shares underlying this warrant are being registered today.

(6) Assuming shareholder approval of the 14,875,000 shares so that 303,086,275 shares are outstanding. In the event the shareholders do not approve the issuance of the 14,875,000 shares issuable pursuant to the August 2005 offering, the common stock ownership will be reduced to 15,968,750 or 5.5%.


         Each of Frederick C. Applegate Trust, David Callan, Frorer Partners, L.P. W. Anthony Hitschler and Robert Evans has not had a material relationship with us or any of our affiliates within the past three years except that:

         1) Frederick C. Applegate Trust purchased 1,097,561 shares of Company common stock at $0.41 per share from the Company on February 14, 2005;

         2) David Callan purchased 2,804,879 shares of Company common stock at $0.41 per share from the Company on February 14, 2005;

         3) Frorer Partners, L.P. purchased 7,317,074 shares of Company common stock at $0.41 per share from the Company on February 14, 2005, and 10,000,000 shares at $0.2035 from the Company on April 15, 2005;

         4) W. Anthony Hitschler purchased 1,000,000 shares of Company common stock at $0.41 per share from the Company on February 14, 2005; and

         5) Robert Evans purchased 350,000 shares of Company common stock at $0.41 per share from the Company on February 14, 2005.

         The Keystone Equities Group previously served as placement agent for the sale of 20,000,000 shares of Company common in February 2005, and 10,000,000 shares in April 2005, and received aggregate sales commissions of $796,000 in connection therewith.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o settlement of short sales entered into after the date of this prospectus;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    a combination of any such methods of sale;
     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being registered for resale in this prospectus.


     We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information about our directors and executive officers as of the consummation of this offering, together with their positions and ages. Each of our executive officers holds office until his or her successor is duly elected or appointed and qualified or until his or her death, retirement, resignation or removal, if earlier. Each of our directors holds office until his or her successor is duly elected or appointed and qualified or until his or her death, retirement, disqualification, resignation or removal, if earlier.

                 Name            Age           Position
     Robert Bach                  56     Director Nominee (1)
     Eric Blachno                 43     Chief Financial Officer
     Dr. H. Dean Cubley           63     Director
     Christopher Futer            66     Director (2)
     Dr. Glenn Goerke             73     Director
     David Micek                  52     President & Chief Executive Officer and
                                         Director Nominee (1)
     Lorne Persons, Jr.           58     Director
     C. J. Reinhartsen            62     Director
     Randall Shapiro              45     Vice President of Marketing
     James D. Yarbrough           49     Director

     (1) Messrs. Bach and Micek have each been nominated as director for election at the Company's annual meeting of the shareholders to be held on September 20, 2005.
     (2) Mr. Futer, currently a director, will not stand for re-election at the Company's annual meeting of the shareholders to be held on September 20, 2005.

     The following is biographical information about each of our officers, directors and nominees.

     Eric Blachno has served as Chief Financial Officer since November, 2004. From 2003 to 2004, Mr. Blachno served as Vice President of Finance and Chief Financial Officer at Cascade Microtech, Inc, a manufacturer of electrical metrology semiconductor equipment. From 2000 to 2003, Mr. Blachno served as Vice President of Finance and Chief Financial Officer at Luminent, Inc., a fiber optic components provider which was acquired by MRV Communications. From 1998 to 2000, Mr. Blachno served as managing director at PMG Capital, an investment banking firm which was acquired by Investec. From 1995 to 1998, Mr. Blachno served as managing director and senior communications equipment analyst at investment bank Bear Stearns & Co, Inc. From 1986 to 1995, Mr. Blachno held various management and staff positions in software development, communications systems, sales and marketing, and finance at International Business Machines Corporation. Mr. Blachno holds an MBA in Finance from the Wharton School, University of Pennsylvania, an MS in Telecommunications from Pace University, and a BS with High Honors in Computer Science from the University of Florida.

     Dr. H. Dean Cubley has served as a director since March 1996, was chief executive officer from March 1996 to October 2003 and president from March 1996 until September 2001. Dr. Cubley has served as chairman of ERF Wireless, Inc. since 2004. From 1965 to 1984, Dr. Cubley worked for the NASA Manned Spacecraft Center in the Electromagnetic Systems Branch of the Engineering and Development Directorate. Dr. Cubley holds a Ph.D. in electrical engineering from the University of Houston and B. S. and M. S. in electrical engineering from the University of Texas.

     Christopher W. "James" Futer has served as a director and company secretary of Eagle since March 1996, and served as vice president of Eagle from 1996 to July 2002 when he retired. Before that, Mr. Futer served as sales manager of Eagle Aerospace, Inc., Telecom Division from November 1994 until February 1996. Mr. Futer's spectrum of experience has included work in the fields of hi-tech flight simulation and display technologies (especially those of light emitting diodes and liquid crystal displays) and in consumer electronics. Most recently, he has been involved in pager design, manufacture and marketing, as well as the wider field of messaging equipment. His international background includes work with Hatfield Instrument, Canadian Aviation Electronics (located in Montreal, Canada), General Instruments, Litronix, and Siemens. In 1975, he was instrumental in implementing a major "turn-key" technology transfer from Canada to the (then) Soviet Union for the manufacture of hand-held electronic calculators, an operation which the Soviets then improved from the consumer level and adapted to suit their particular requirements. Since 1975, Mr. Futer has had extensive in-depth experience of interfacing with Pacific Rim countries. In 1992 and 1993, he spent time in the People's Republic of China coordinating a successful technology transfer for one of the first pager manufacturing facilities.

     Dr. Glenn Goerke has served as a director since March 2000. Dr. Goerke is president emeritus of the University of Houston and currently serves as a director of The Institute for the Future of Higher Education. He has served as vice president of Edusafe Systems, Inc. since 1996. From 1995 to 1997, Dr. Goerke served as president of the University of Houston. From 1991 to 1995, he served as president of the University of Houston - Clear Lake. Dr. Goerke holds a Ph.D. in Adult and Higher Education from Michigan State University and M.A. and B.A. degrees from Eastern Michigan University.

     David Micek served as Chief Operating Officer from November 2004 to April 2005, and has served as President and Chief Executive Officer since April 2005. From 2002 to 2003, Mr. Micek was president at Internet search company AltaVista Software. From 2000 to 2001, Mr. Micek was president and CEO of wireless networking company Zeus Wireless. From 1999 to 2000, he was president and CEO of broadband video applications company iKnowledge. From 1995 to 1997, Mr. Micek was vice president and general manager at Texas Instruments Software. From 1985 to 1995, he held various senior marketing, product management and general management positions at enterprise and applications software companies Neuron Data, Borland International and Ashton-Tate. He holds an MBA from the University of Southern California.

     Lorne Persons, Jr. has served as Director since March 2003. He has been a sales executive in the Insurance Industry since 1975. Since 1995, Mr. Persons has served as President of National Insurance Marketing Corporation, Aurora, Colorado, and is currently contracted to National States Insurance Company as a regional sales and recruiting director in a five-state area.

     C. J. (JIM) Reinhartsen has served as Director since November 2002 and Chairman since April 2005. Since 1993, Mr. Reinhartsen has served as President of the Clear Lake Area Economic Development Foundation (CLAEDF), which in 2003 he renamed the Bay Area Houston Economic Partnership. From 1988 to 1993, when he retired with 30 years service at Grumman, Mr. Reinhartsen was Vice President and General Manager for the Grumman Houston Corporation headquartered in Houston, Texas.

     Randall Shapiro has served as Vice President of Marketing since October, 2003. From 2002 to 2003, Mr. Shapiro was responsible for all marketing functions at security software startup IP Dynamics. From 2000 to 2001, Mr. Shapiro managed overall marketing functions for telecommunications equipment provider Canyon Networks. From 1997 to 1999, Mr. Shapiro was Director, Product Marketing for networking equipment provider Thomson Enterprise Networks. From 1994 to 1997, Mr. Shapiro was Director, Marketing and Business Development at technology training and marketing services company, Wave Technologies. From 1983 to 1994, Mr. Shapiro held senior sales and marketing management positions with enterprise software companies Novasoft Systems and Metaphor Computer Systems, as well as IBM Corporation. He holds a B.S. in Business & Marketing from the University of Arizona.

     Judge James D. Yarbrough has served as a Director of Eagle since October 2004. Since 1995, Judge Yarbrough has served as Chief Executive Officer and County Judge of Galveston County. From 1989 to 1994, Judge Yarbrough was the founder and President of James D. Yarbrough & Company. He also serves as a Director at American National Insurance Company, where he is Chairman of its Compensation Committee, and a member and financial expert for its Audit Committee.

Director Nominees

     Robert L. Bach is an attorney with the Minneapolis, Minnesota law firm of Felhaber, Larson, Fenlon & Vogt, P.A., where he has practiced for 28 years. Mr. Bach is a civil trial specialist certified by the Minnesota State Bar Association. He received his J.D. from the University of Minnesota Law School and his B.A. from the University of Iowa.

     Please see "Directors and Executive Officers" for biographical information for David Micek.

Family Relationships

     There are no family relationships between any of our executive officers, directors and nominees.

Involvement in Certain Legal Proceedings

     None of our executive officers, directors or nominees were involved in any legal proceeding as described in Item 401(f) of Regulation S-K.

Related Party Transactions

     There are no related party transactions other than what is disclosed in "Management."


Executive Compensation

     The following table contains compensation data for our named executive officers for the fiscal years ended August 31, 2004, 2003 and 2002.


                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL                       LONG TERM
                                               COMPENSATION               COMPENSATION AWARDS
                                               ------------              ---------------------
                                                                        Securities Underlying        ALL OTHER
              NAME AND                             Salary    Bonus             Options              COMPENSATION
         PRINCIPAL POSITIONS             YEAR       ($)       ($)                (#)                    ($)
         -------------------             ----    ---------    ---      ---------------------        ------------
H. Dean Cubley,(1)                       2004     $275,558    -0-             2,037,500                  (2)
(former CEO)                             2003     $275,000    -0-               300,000                  -0-
                                         2002     $275,000    -0-               300,000                  -0-

David Weisman, (3)                       2004     $345,120(4) -0-             1,237,500                  (5)
(former CEO)                             2003          -0-    -0-                   -0-                  -0-
                                         2002          -0-    -0-                   -0-                  -0-

Randall Shapiro,                         2004     $166,931    -0-                   -0-                  -0-
Vice President, Marketing                2003          -0-    -0-                   -0-                  -0-
                                         2002          -0-    -0-                   -0-                  -0-

Richard Royall,                          2004      $60,001    -0-                   -0-                  -0-
(Former CFO) (6)                         2003     $227,344    -0-                37,500                  -0-
                                         2002      $75,450    -0-                   -0-                  -0-
-----------------------


(1) Dr. Cubley served as chief executive officer from March 1996 until October 2003.

(2) In December 2003, Dr, Cubley agreed to cancel options to purchase an aggregate of 9,975,000 shares of common stock at an exercise price of $0.41 per share, in exchange for an exchangeable promissory note in the amount of $2,689,000, representing the difference between the market price and exercise price on the date of cancellation of the vested options and to include any amount that became vested subsequent thereto ("Guaranteed Value"). Pursuant to the terms of the note, the Company re-issued options to Dr. Cubley in 2004 to purchase 9,975,000 shares at an exercise price of $.41 per share and continued to guarantee Dr. Cubley the Guaranteed Value, less any profit obtained from the sale of the vested options. In December 2004 and January 2005, Dr. Cubley exercised options to purchase 2,000,000 shares (representing all of the options then owned by Dr. Cubley, except for the right to purchase 37,500 shares at $1.00 per share), obligating the Company under the Guarantee obligation in the note to pay Dr. Cubley.

(3) Mr. Weisman was elected CEO in October, 2003 and was succeeded by Mr. Micek, who was appointed President and CEO April, 2005.

(4) Mr. Weisman's total compensation for fiscal year ending August 31, 2004 includes salary and consulting fees.

(5) In December 2003, Mr. Weisman agreed to cancel options to purchase an aggregate of 3,200,000 shares of common stock at an exercise price of $.41 per share, in exchange for an exchangeable promissory note in the amount of $1,362,000, representing the difference between the market price and exercise price on the date of cancellation of the vested options and to include any amount that became vested subsequent thereto ("Guaranteed Value"). Pursuant to the terms of the note, the Company re-issued options to Mr. Weisman in 2004 to purchase 3,200,000 shares at an exercise price of $.41 per share and continued to guarantee Mr. Weisman the Guaranteed Value, less any profit obtained from the sale of the vested options. In January 2005, Mr. Weisman exercised options to purchase shares (representing all of the options then owned by Mr. Weisman), obligating the Company under the Guarantee obligation in the note to pay Mr. Weisman. In June 2005, Mr. Weisman entered a note exchange agreement with the Company where the Company issued 3,377,778 shares of Company common stock to Mr. Weisman to fully satisfy the Company's outstanding Guarantee obligation under the note.

(6)  Mr. Royall resigned as the chief financial officer in November 2004.


     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended August 31, 2004, to our named executive officers. No stock appreciation rights were issued during the fiscal year.


                           Option Grants for Fiscal Year Ending August 31, 2004

                                                                             Potential Realizable
                                                                               Value At Assumed
                             Individual Grants                               Annual Rates of Stock
                                                                            Appreciation for Option
                                % of Total                                         Term (a)
                Number of       Options        Exercise/
                Securities     Granted To        Base
                 Options         Fiscal          Price       Expiration
    Name         Granted         Year(1)       ($/Share)        Date       5% ($)(b)     10% ($)(b)
H.Dean Cubley   2,000,000          33%           $0.41         9/1/08     $3,470,145     $4,121,063
                   37,500           *            $1.00        6/15/09         $1,875         $2,250
David Weisman     300,000           5%           $0.41         9/1/08       $520,580       $618,159
                  400,000           7%           $0.60         9/1/08       $600,574       $713,148
                  500,000           9%           $0.75         9/1/08       $658,416       $781,833
                   37,500           *            $1.00        6/15/09         $1,875         $2,250
Randall Shapiro    75,000           2%           $0.41         9/1/08       $129,827       $153,903
                  150,000           3%           $0.41         9/1/08         $6,426         $6,852
                  100,000           2%           $1.13         9/1/08             $0             $0
                  100,000           2%           $1.10         9/1/08        $29,464        $34,928
                  100,000           2%           $1.00         9/1/08        $41,741        $49,482
                  100,000           2%           $0.90         9/1/08        $54,018        $64,035
                   85,000           2%           $0.60         9/1/08        $77,221        $91,541
                  100,000           2%           $0.75         9/1/08        $72,432        $85,865
Richard Royall         -0-           N/A            N/A            N/A           N/A            N/A

--------------------------


* Less than 1%

(1) Percentages are based on 6,082,500 options issued and are rounded up to the nearest whole number.

     The following table sets forth information concerning option exercises during the fiscal year ended August 31, 2004, and option holdings as of August 31, 2004, with respect to our named executive officers. No stock appreciation rights were outstanding at the end of the fiscal year.


    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                       Value        Number of Securities       Value of Unexercised
                    Shares Acquired   Realized     Underlying Unexercised          In-the-Money
      Name          on Exercise (#)      ($)        Options at FY-End (#)      Options at FY-End ($)(*)
      ----          ---------------   --------  --------------------------  -------------------------
                                                Exercisable  Unexercisable  Exercisable Unexercisable
                                                -----------  -------------  -----------  ------------
  H. Dean Cubley          -0-            -0-     2,037,500 (1)    -0-        $ 920,000 (1)    -0-

  David Weisman           -0-            -0-     1,237,500 (2)    -0-        $ 306,000 (2)    -0-

  Randall Shapiro         -0-            -0-       710,000       300,000     $ 617,700     $261,000

  Richard Royall          -0-            -0-        37,500        -0-             (3)         -0-
   -------------------


* The fair market value of our common stock at August 31, 2004 was $0.87 per share.

     (1)  See footnote #2 under "Summary Compensation Table" above.

     (2)  See footnote #4 under "Summary Compensation Table" above.

     (3) The exercise price is $1.00 per share which at fiscal year end 2004 was not in-the-money.

Executive Employment Contracts

     Mr. Micek's employment agreement provides for an annual salary of $275,000, and is effective through November 2007, which shall be extended until November 2009, if agreed by both parties. Under the terms of his original employment agreement, Mr. Micek was granted the right to purchase 500,000 shares of Company common stock at a price per share of $0.61, which vests over 36 months (13,889 shares per month). In April 2005, Mr. Micek's employment agreement was amended and he was granted the right to (i) purchase 6,700,000 shares at an exercise price of $.19 per share, vesting on a 36 month term (186,111 shares per month) which vesting accelerates upon a change of control or termination of employee without cause and (ii) granted 2,000,000 shares of restricted stock upon Mr. Micek's or the Company's attainment of certain objectives and/or Company milestones, which to date have not been satisfied. Mr. Micek receives customary fringe benefits.

     Mr. Blachno's employment agreement provides for an annual salary of $200,000, and is effective through November 2007, which shall be extended until November 2009, if agreed by both the Company and him. Under the terms of his employment agreement, Mr. Blachno was granted the right to purchase 500,000 shares of Company common stock exercisable at a price per share of $0.61, which vests over 24 months (20,833 shares per month). Additionally, Mr. Blachno has a right to receive 200,000 shares of Company common stock upon the satisfaction of certain objectives and/or Company milestones, which to date have not been satisfied.

     Mr. Shapiro's employment agreement provides for an annual base salary of $190,000, and is effective through November 30, 2005. Mr. Shapiro is owed a bonus of $146,000 pursuant to the terms of his employment agreement. As of the Record Date, Mr. Shapiro has options that have vested which allow him to purchase 710,000 shares of Company common stock at exercise prices ranging from $0.41 to $1.13, with an expiration date of September 1, 2008. Additionally, Mr. Shapiro has unvested options which allow him to purchase 300,000 shares of Company common stock at exercise prices ranging from $0.90 to $1.10, with an expiration date of September 1, 2008.

Board of Directors

     The Board of Directors currently consists of six members: Messrs. Cubley, Futer, Goerke, Persons, Reinhartsen and Yarbrough. Christopher Futer, currently a director, will not stand for re-election. Each member of our Board of Directors is elected annually at an annual meeting of shareholders or at a special meeting of shareholders in lieu of an annual meeting.

Board Committees

     Our Board of Directors has an audit committee, a compensation committee and a nominating committee.

     Audit Committee

     The Audit Committee of the Board consists of three non-employee directors:
Messrs. Goerke, Reinhartsen and Yarbrough (Audit Committee Chair). Each of Messrs. Goerke, Reinhartsen and Yarbrough are independent as defined in the listing standards of the American Stock Exchange. The Audit Committee engages the Company's independent auditors, reviews the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of the Company's internal accounting controls and financial affairs.

     Compensation Committee

     The Compensation Committee of the Board reviews and approves salaries and incentive compensation for the Company's executive officers. The Compensation Committee consists of four, non-employee directors: Messrs. Goerke, Persons, Reinhartsen (Compensation Committee Chair) and Yarbrough. Messrs. Goerke, Persons, Reinhartsen and Yarbrough are independent as defined in the listing standards of the American Stock Exchange.

     Nominating Committee

     The Nominating Committee is a new standing committee of the Board effective as of October, 2004 created to review and approve candidates for election and to fill vacancies on the Board. The Nominating Committee consists of four non-employee directors: Messrs. Goerke, Persons (Nominating Committee Chair), Reinhartsen and Yarbrough. Each of Messrs. Goerke, Persons, Reinhartsen and Yarbrough are independent as defined in the listing standards of the American Stock Exchange.

Director Compensation

     Directors receive $4,500 for regular meetings whether attended in person or via teleconference, and $2,250 for special meetings whether attended in person or via teleconference. Directors receive $1,000 for each committee meeting attended, whether in person or via teleconference. The secretary receives $1,000 for attending meetings of the Board of Directors. During the fiscal year ended August 31, 2004, and ending August 31, 2005, directors received a five year option to purchase 8,333 shares of common stock at an exercise price of $0.78 per share for each of the six, regularly scheduled board meetings per year that they attend.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of four, non-employee directors, Messrs. Goerke, Persons, Reinhartsen (Compensation Committee Chair) and Yarbrough. None of the members of the Compensation Committee has been or is an officer or employee of the Company. None of the Company's executive officers serves on the Board of Directors or compensation committee of a company that has an executive officer that serves on the Company's Board or Compensation Committee. No member of the Company's Board is an executive officer of a company in which one of the Company's executive officers serves as a member of the Board of Directors or Compensation Committee of that company.

2005 Employee Stock Option Plan


     The board of directors has adopted, subject to stockholder approval at the annual meeting of stockholders to be held on September 20, 2005, the Company's 2005 Employee Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the interests of the Company and its stockholders and give it a competitive advantage by: (i) attracting and retaining executive personnel and other key employees of outstanding ability; (ii) motivating executive personnel and other key employees, by means of performance--related incentives, to achieve longer-range performance goals; and (iii) enabling such employees to participate in the long-term growth and financial success of the Company by acquiring a proprietary interest in the Company.

     General Administration of the Plan

     The Plan will be administered by the Compensation Committee of the board of directors (the "Committee"). The Committee will be authorized to grant to key employees of the Company awards in the form of stock options, performance shares, and restricted stock. In addition, the Committee will have the authority to grant other stock-based awards in the form of stock appreciation rights, restricted stock units, and stock unit awards.

     Each member of the Committee must be a "non-employee director" within the meaning of Rule 16b-3 promulgated by the SEC under the Exchange Act, an "independent director" as defined by American Stock Exchange rules and an "outside director" within the meaning of the Code. The Committee will select persons to receive grants from among the eligible participants, determine the types of grants and number of shares to be awarded to grantees, and set the terms, conditions, and provisions of the grants consistent with the Plan. The Committee has authority to amend awards and to accelerate vesting and/or exercisability of awards, provided that it cannot amend an outstanding option to reduce its exercise price or cancel an option and replace it with an option with a lower exercise price. The Committee may also establish rules for administration of the Plan.

     Eligibility

     The Committee will select grantees from among the key employees, officers, directors and consultants of the Company and its subsidiaries. The eligible participants will be those who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company. All awards and the terms of any award to eligible participants who are members of the Committee must also be approved by the board of directors.

     Shares Subject to the Plan

     Subject to adjustment as described below, a maximum of 30,000,000 shares of Company common stock may be issued under the Plan. Any shares of Company common stock subject to awards that are forfeited or withheld in payment of any exercise price or taxes will again be available for grant. Also, if an award terminates without shares of Company common stock being issued, then the shares that were subject to the award will again be available for grant. The shares may be authorized and unissued shares or treasury shares. In the event of a stock split, stock dividend, spin-off, or other relevant change affecting the Company's common stock, the Committee shall make appropriate adjustments to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event.

     Types of Awards Under the Plan

     Stock Options

     The Committee may grant awards in the form of options to purchase shares of the Company's common stock. With regard to each such option, the Committee will determine the number of shares subject to the option, the manner and time of the exercise of the option, and the exercise price per share of stock subject to the option; provided, however, that the exercise price of any "Incentive Stock Option" (as defined in the Plan) may not be less than 100% of the fair market value of the shares of Company common stock on the date the option is granted. The exercise price may, at the discretion of the Committee, be paid by a participant in cash, shares of Company common stock or a combination thereof. The period of any option shall be determined by the Committee, but no Incentive Stock Option may be exercised later than 10 years after the date of grant. The aggregate fair market value, determined at the date of grant of the Incentive Stock Option, of Company common stock for which an Incentive Stock Option is exercisable for the first time during any calendar year as to any participant shall not exceed the maximum limitation as provided in Section 422 of the Code. The effect of a grantee's termination of employment by reason of death, retirement, disability, or otherwise will be specified in the option agreement evidencing the grant of the option.

     Stock Appreciation Rights

     The Plan also authorizes the Committee to grant stock appreciation rights ("SARs"). Upon exercising an SAR, the holder receives for each share with respect to which the SAR is exercised, an amount equal to the difference between the exercise price (which may not be less than the fair market value of such share on the date of grant unless otherwise determined by the Committee) and the fair market value of the Company common stock on the date of exercise. At the Committee's discretion, payment of such amount may be made in cash, shares of Company common stock, or a combination thereof. Each SAR granted will be evidenced by an agreement specifying the terms and conditions of the award, including the effect of termination of employment (by reason of death, disability, retirement or otherwise) on the exercisability of the SAR. No SAR may have a term of greater than 10 years.

     Performance Shares

     The Plan permits the Committee to grant awards of performance shares to eligible employees from time to time. These awards are contingent upon the achievement of certain performance goals established by the Committee. The length of time over which performance will be measured, the performance goals, and the criteria to be used in determining whether and to what degree the goals have been attained will be determined by the Committee. The Committee will also determine the effect of termination of employment of a grantee (by reason of death, retirement, disability or otherwise) during the performance period.

     Restricted Stock and Restricted Stock Units

     Under the Plan, the Committee may award restricted shares of the Company's common stock and restricted stock units to eligible employees from time to time and subject to certain restrictions as determined by the Committee. The nature and extent of restrictions on such shares and units, the duration of such restrictions, and any circumstance which could cause the forfeiture of such shares or units shall be determined by the Committee. The Committee will also determine the effect of the termination of employment of a recipient of restricted stock or restricted stock units (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

     Other Stock Based Awards

     In addition, the Committee shall have authority under the Plan to grant stock unit awards, which can be in the form of common stock or units, the value of which is based, in whole or in part, on the value of the Company's common stock. Such stock unit awards will be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the Committee may determine. Stock unit awards may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date shares are issued or, if later, the date provided by the Committee at the time of grant of the stock unit award. Stock unit awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant. The Committee will also determine the effect of termination of employment of a stock unit award recipient (by reason of death, retirement, disability or otherwise) during any applicable vesting period.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of August 26, 2005, a total of 288,211,275 shares of our common stock were outstanding. The following table sets forth, as of August 26, 2005, certain information with respect to shares beneficially owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (b) each of our current directors and director nominees, (c) the executive officers named in the Summary Compensation Table below (as of August 31, 2004), and (d) all current directors and executive officers as a group.

         Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

         To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is Eagle Broadband, Inc., 101 Courageous Drive, League City, Texas 77573.

                      SHARES BENEFICIALLY OWNED AS OF AUGUST 26, 2005
                      -----------------------------------------------

BENEFICIAL OWNER                 NUMBER OF SHARES               PERCENT OF CLASS
----------------                 ----------------               ----------------
Robert Bach                           618,179 (1)                        *

H. Dean Cubley                      1,204,833 (2)                        *

Christopher Futer                     250,638 (3)                        *

Glenn Goerke                          258,656 (4)                        *

David Micek                           883,334 (5)                        *

Lorne Persons, Jr.                    397,991 (6)                        *

C. J. Reinhartsen                     206,547 (7)                        *

Richard Royall                         37,500 (8)                        *

Randall Shapiro                       789,600 (9)                        *

David Weisman                       2,638,585                            1%

James Yarbrough                        50,000 (10)                       *

Frorer Partners, L.P.              22,222,222 (11)(12)                 7.3% (11)(12)

All current directors and
executive officers as a group
(9 persons)                         4,249,933 (13)                      1.5%
---------------------------
* Less than 1%

(1)      Includes 20,000 shares held in a trust of which he is a trustee.

(2) Includes options to purchase 37,500 shares of common stock at an exercise price of $1.00 per share and an option to purchase 50,000 shares of common stock at an exercise price of $0.78 per share.

(3) Includes options to purchase 50,000 shares of common stock at an exercise price of $1.00 per share and an option to purchase 50,000 shares of common stock at an exercise price of $0.78 per share.

(4) Includes options to purchase 50,000 shares of common stock at an exercise price of $1.00 per share and an option to purchase 50,000 shares of common stock at an exercise price of $0.78 per share.

(5) These shares are deemed beneficially owned by Mr. Micek under two options granted to him pursuant to his employment agreement. Please see the Executive Employment Contracts section for more details.

(6) Includes options to purchase 50,000 shares of common stock at an exercise price of $1.00 per share and an option to purchase 50,000 shares of common stock at an exercise price of $0.78 per share.

(7) Includes options to purchase 50,000 shares of common stock at an exercise price of $1.00 per share and an option to purchase 50,000 shares of common stock at an exercise price of $0.78 per share.

(8) Consists of an option to purchase 37,500 shares of common stock at an exercise price of $1.00 per share.

(9) These shares are deemed beneficially owned by Mr. Shapiro under options granted to him pursuant to his employment agreement. See "Executive Officers - Executive Employment Contracts."

(10) An option to purchase 50,000 shares of common stock at an exercise price of $0.78 per share.

(11) This calculation assumes that all 30,000,000 shares committed for purchase in the August 2005 offering have been issued and that 303,086,275 shares are outstanding.

(12) In the event the shareholders do not approve the issuance of the 14,875,000 shares issuable pursuant to the August 2005 offering, the common stock ownership will be reduced to 11,199,999 or 3.9%.

(13) Includes an option to purchase an aggregate of 208,334 shares of common stock at $0.61.

                            DESCRIPTION OF SECURITIES

General

     We are authorized to issue up to 350,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock. As of August 26, 2005, a total of 288,211,275 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities and liquidation preferences on the preferred stock, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

Preferred Stock

     The board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

     o    restricting dividends in respect of our common stock;

     o diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

     o    impairing the liquidation rights of our common stock; or

     o    delaying or preventing a change of control of Eagle.

Warrants and Options

     As of August 25, 2005, we had outstanding options and warrants to purchase 13,048,016 shares of our common stock at exercise prices ranging from $0.135 to $7.50 per share, expiring on various dates through October 2009. As of August 25, 2005, of the outstanding options and warrants, there were options to purchase 516,120 shares of our common stock issued under our employee stock option plan, of which options to purchase 516,120 shares were exercisable. The exercise prices of the vested employee stock options range from $0.38 to $7.13 per share, expiring on various dates through October 2009.

Transfer Agent

                    Registrar & Transfer Company, located in
                  Crawford, New Jersey, is our transfer agent.

                           DISCLOSURE OF SEC POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

     Our consolidated financial statements as of and for the years ended August 31, 2004 and 2003, appearing in our annual report on Form 10-K for the year ended August 31, 2004, have been audited by Lopez, Blevins, Bork and Associates, LLP independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements as of and for the year ended August 31, 2002, appearing in our annual report on Form 10-K for the year ended August 31, 2004, have been audited by McManus & Co., P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

     The consolidated financial statements are incorporated herein by reference in reliance upon the report of Malone & Bailey, P.L.L.C., and McManus & Co., P.C., pertaining to such financial statements given upon the authority of such firms as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the issuance of the securities being offered hereby has been passed upon for us by Brewer & Pritchard, P.C., Houston, Texas.

                              CHANGE OF ACCOUNTANTS

     In August 2004, we engaged Lopez, Blevins, Bork & Associates, LLP ("Lopez & Associates") as our independent auditors for the fiscal year ended August 31, 2004. Mr. Lopez was previously the audit manager primarily responsible for auditing our company when he was employed with Malone & Bailey, P.C. ("Malone & Bailey"). Mr. Lopez resigned from Malone & Bailey in August 2004 and formed his new accounting firm, Lopez & Associates. Malone & Bailey audited our financial statements for the fiscal year ended August 31, 2003.

     The Audit Committee has selected Lopez & Associates as our independent auditors for the fiscal year ended August 31, 2005, subject to shareholder ratification. In the event this ratification is not approved by our shareholders, the Audit Committee will review their future selection of auditors.

     We expect that a representative of Lopez & Associates will attend the Annual Meeting, and the representative will have an opportunity to make a statement if she or he so desires. The representative will also be available to respond to appropriate questions from shareholders.

     Malone & Bailey's report dated December 5, 2003, except as to Note 2 on which date is July 27, 2004, on the Company's balance sheet as of August 31, 2003, and the related statement of operations, stockholders' equity, and cash flows for the year ended, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. In connection with the audit of the Company's financial statements, and in the subsequent interim period, there were no disagreements with Malone & Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey would have caused Malone & Bailey to make reference to the matter in their report.

     During the year ended August 31, 2003, and subsequent to August 31, 2003, through August 23, 2004, neither the Company nor anyone on its behalf consulted with Lopez & Associates regarding either the application of accounting principals to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered in the Company's financial statement, nor had Lopez & Associates provided the Company a written report or oral advise regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable event set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-K with Malone & Bailey.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Security and Exchange Commission's ("SEC") public reference room located at 450 Fifth Street, N.W., Washington, D.C.20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                     EAGLE BROADBAND, INC., AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                         May 31,        August 31,
                                                          2005             2004
                                                     ---------------  ---------------

                       ASSETS
Current Assets
Cash and cash equivalents                             $       2,876   $        2,051
Securities available for sale                                     -              551
Accounts receivable, net                                      2,823            1,470
Inventories                                                     884              403
Net investment in direct financing leases                       485              291
Other assets                                                  1,003                -
Prepaid expenses                                                346              327
                                                     ---------------  ---------------
Total current assets                                          8,417            5,093
                                                     ---------------  ---------------

Property and equipment
Operating equipment                                          35,992           36,415
Less accumulated depreciation                                (8,566)          (7,837)
                                                     ---------------  ---------------
Total property and equipment                                 27,426           28,578
                                                     ---------------  ---------------

Other assets:
Net investment in direct financing leases                       849              623
Goodwill, net                                                 4,095            4,095
Contract rights, net                                         20,243           21,678
Customer relationships, net                                   5,072            5,431
Other intangible assets, net                                  3,864            4,034
Other assets                                                    676              679
                                                     ---------------  ---------------
Total other assets                                           34,799           36,540
                                                     ---------------  ---------------

Total assets                                          $      70,642   $       70,211
                                                     ================================

        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                      $       6,248   $        4,445
Accrued expenses                                              5,770            9,647
Notes payable                                                   614            5,920
Deferred revenue                                                552               96
                                                     ---------------  ---------------
Total current liabilities                                    13,184           20,108
                                                     ---------------  ---------------

Commitments and contingent liabilities

Shareholders' equity:
Preferred stock  -  $.001 par value
Authorized  5,000,000 shares
Issued  -0- shares                                                -                -
Common stock  -  $.001 par value
Authorized 350,000,000 shares
Issued and outstanding at May 31, 2005, and August 31,
2004,  260,758,000 and 205,509,000, respectively                261              206
Additional paid in capital                                  233,076          208,051
Accumulated deficit                                        (175,879)        (157,106)
Accumulated comprehensive income (loss)                           -           (1,048)
                                                     ---------------  ---------------
Total shareholders' equity                                   57,458           50,103
                                                     ---------------  ---------------

Total liabilities and shareholders' equity            $      70,642   $       70,211
                                                    ================  ===============


See accompanying notes to consolidated financial statements.

                     EAGLE BROADBAND, INC., AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)


                                              For the three months ended May 31, For the nine months ended May 31,
                                              --------------------------------   ----------------------------------
                                                    2005            2004                 2005             2004
                                              ---------------  --------------     ----------------  ---------------
Net sales:
Structured wiring                              $         369     $       156        $       1,002     $        673
Broadband services                                     1,797             709                3,537            4,805
Products                                                 774           4,226                2,553            5,673
Other                                                     36               -                   96               81
                                              ---------------  --------------     ----------------  ---------------
Total sales                                            2,976           5,091                7,188           11,232
                                              ---------------  --------------     ----------------  ---------------

Costs of goods sold:
Direct labor and related costs                           516             226                1,300            1,078
Products and integration service                         799           3,937                3,002            4,375
Impairment, slow moving and obsolete inventory           300               -                  300                -
Structured wiring labor and materials                    270             115                  776              376
Broadband services costs                                 207             304                1,465            2,550
Depreciation and amortization                            291             285                  867              856
Other manufacturing costs                                  -               -                    -               26
                                              ---------------  --------------     ----------------  ---------------
Total costs of goods sold                              2,383           4,867                7,710            9,261
                                              ---------------  --------------     ----------------  ---------------
Gross profit                                             593             224                 (522)           1,971
                                              ---------------  --------------     ----------------  ---------------

Operating expenses:
Selling, general and administrative:
Salaries and related costs                             1,194             884                4,737            7,686
Advertising and promotion                                 (5)              -                   45               20
Depreciation and amortization                            805             960                2,451            2,945
Other support costs                                    3,382           2,494                8,989            6,586
Research and development                                 197             129                  572              395
Impairment, write-downs and
restructuring costs                                        -               -                1,050                -
                                              ---------------  --------------     ----------------  ---------------
Total operating expenses                               5,573           4,467               17,844           17,632
                                              ---------------  --------------     ----------------  ---------------

Loss from operations                                  (4,980)         (4,243)             (18,366)         (15,661)
                                              ---------------  --------------     ----------------  ---------------

Other income/(expenses):
Interest income                                           17              10                   25               21
Interest expense                                         (17)           (140)                (562)          (7,789)
Gain (loss) on sale of assets                              -               -                    -             (642)
Gain (loss) on sale of marketable securities              (5)              -                  144              466
Gain (loss) on extinguishment of debt                  1,034               -                1,034                -
                                              ---------------  --------------     ----------------  ---------------
Total other income (expense)                           1,029            (130)                 641           (7,944)
                                              ---------------  --------------     ----------------  ---------------

Net loss                                              (3,951)         (4,373)             (17,725)         (23,605)
                                              ---------------  --------------     ----------------  ---------------

Other comprehensive loss:
Unrealized holding gain (loss)                             -             (11)              (1,048)              44
                                              ---------------  --------------     ----------------  ---------------
Total other comprehensive loss                  $          -     $       (11)       $      (1,048)    $         44
                                              ===============  ==============     ================  ===============
Comprehensive losses                            $     (3,951)    $    (4,384)       $     (18,773)    $    (23,561)
                                              ===============  ==============     ================  ===============

Net loss per common share:
Basic                                           $      (0.02)    $     (0.02)       $       (0.08)    $      (0.13)
Diluted                                         $      (0.02)    $     (0.02)       $       (0.08)    $      (0.13)
Comprehensive loss                              $      (0.02)    $     (0.02)       $       (0.08)    $      (0.13)


See accompanying notes to consolidated financial statements.

                     EAGLE BROADBAND, INC., AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (in thousands)
                                   (Unaudited)




                                               Common Stock             Additional               Accumulated       Total
                                            ----------------- Preferred  Paid in    Retained    Comprehensive Shareholders'
                                              Shares   Value     Stock    Capital   Earnings       Income         Equity
                                            --------- ------- ---------- --------- ------------  ------------  --------------
 Total shareholders' equity                  147,447  $  147          -  $ 177,017 $  (118,101)   $     (727)    $    58,336
                                            --------- ------- ---------- --------- ------------  ------------  --------------
    as of August 31, 2003

 Net loss                                          -       -          -         -      (39,005)            -         (39,005)

 New stock issued to shareholders:                                                                                         -
 For services and compensation                11,016      12          -     6,335            -             -           6,347
 For retirement of debt and liabilities       47,046      47          -    13,294            -             -          13,341
 Stock-based compensation                          -       -          -     4,493            -             -           4,493
 Beneficial conversion features on
 convertible debentures                            -       -          -     6,912            -             -           6,912
 Unrealized holding loss                           -       -          -                      -          (321)           (321)

                                            --------- ------- ---------- --------- ------------  ------------  --------------
 Total shareholders' equity                  205,509  $  206   $      -  $208,051   $ (157,106)   $   (1,048)    $    50,103
                                            ========= ======= ========== ========= ============  ============  ==============
    as of August 31, 2004

 Net loss for the nine months ended
May 31, 2005

 Net loss                                          -       -          -         -      (18,773)            -         (18,773)

 New stock issued to shareholders:                                                                                         -
 For services, compensation and accrued
  liabilities                                 14,105      14          -     9,632            -             -           9,646
 For retirement of debt                        6,903       7          -     4,039            -             -           4,046
 Proceeds from sale of common stock, net      30,000      30          -     9,409            -             -           9,439
 Proceeds from exercise of options             4,125       4          -     1,945            -             -           1,949
 Beneficial conversion features on
 convertible debentures                            -       -          -         -            -             -               -
 Unrealized holding loss                           -       -          -         -                      1,048           1,048

                                            --------- ------- ---------- --------- ------------  ------------  --------------
 Total shareholders' equity                  260,642  $  261          -  $233,076   $ (175,879)            -      $   57,458
                                            ========= ======= ========== ========= ============  ============  ==============
    as of May 31,  2005


 See accompanying notes to consolidated financial statements.

                                      EAGLE BROADBAND, INC., AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (in thousands)


                                                                      For the Nine Months Ended
                                                                -----------------------------------
                                                                    May 31,             May 31,
                                                                     2005                2004
                                                                ----------------     --------------
Cash flows from operating activities
Net loss                                                          $     (18,773)       $   (23,605)
                                                                ----------------     --------------

Adjustments to reconcile net loss to net cash Used by operating activities:
Impairment and write-downs                                                1,050                  -
(Gain)/loss on sale of assets                                               904                611
(Gain)/loss on extinguishment of debt                                    (1,034)                 -
Interest for beneficial conversion value                                      -              6,912
Depreciation and amortization                                             3,318              3,801
Stock issued for interest expense                                           546                108
Stock issued for services rendered                                        1,479              8,947
Provision for bad debt                                                       23                372
(Increase)/decrease in accounts receivable                               (1,376)            (3,246)
(Increase)/decrease in inventories                                         (481)               340
(Increase)/decrease in other assets                                      (1,003)
(Increase)/decrease in prepaid expenses                                     (19)               248
Increase/(decrease) in accounts payable                                   1,803              3,467
Increase/(decrease) in accrued expenses                                   4,363             (1,453)
                                                                ----------------     --------------
Total Adjustment                                                          9,573             20,107
                                                                ----------------     --------------
Net cash provided/(used) by operating activities                         (9,200)            (3,498)
                                                                ----------------     --------------

Cash flows from investing activities
(Purchase)/disposal of property and equipment                            (1,248)              (686)
Increase/(decrease) deferred costs                                            -                334
Increase/(decrease) in intangible costs                                      (4)                 -
Increase/(decrease) in marketable securities                                695                151
(Increase)/decrease in other assets                                           3               (557)
Gross equipment purchase for direct financing leases                       (803)              (538)
Principal collections on direct financing leases                            206                  -
                                                                ----------------     --------------
Net cash provided/(used) by investing activities                         (1,151)            (1,296)
                                                                ----------------     --------------

Cash flows from financing activities
Increase/(decrease) in notes payable and long-term debt                    (212)             5,597
Proceeds from sale of common stock, net                                   9,439                  -
Proceeds from exercise of options                                         1,949                  -
                                                                ----------------     --------------
Net cash provided/(used) by financing activities                         11,176              5,597
                                                                ----------------     --------------

Net increase/(decrease) in cash                                             825                803
Cash at the beginning of the period                                       2,051                824
                                                                ----------------     --------------
Cash at the end of the period                                     $       2,876        $     1,627
                                                                ================     ==============

Supplemental disclosure of cash flow information: Net cash paid during the year for:
Interest                                                          $          33        $       312
Income taxes                                                      $           -        $         -


Supplemental non-cash investing activities (See Note 18) and changes in shareholders equity.

See accompanying notes to consolidated financial statements.

NOTE 1 - Basis of Presentation and Significant Accounting Policies:

          Eagle Broadband, Inc. (the "Company" or "Eagle"), incorporated as a Texas corporation on May 24, 1993, and commenced business in April of 1996. The Company is a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers. The Company leverages years of proven experience delivering advanced IP-based broadband bundled services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers. The Company's product offerings include IPTVCompleteTM, a faster, lower cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAXTM satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite voice and data communications from any location on Earth.

          The Company's balance sheet as of May 31, 2005, the related statements of operations for the nine months ended May 31, 2005, and May 31, 2004, and the statements of cash flows for the nine months ended May 31, 2005, and May 31, 2004, included in the condensed financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying condensed financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to fairly summarize the Company's financial position and results of operations. The results of operations for the nine months ended May 31, 2005, are not necessarily indicative of the results of operations for the full year or any other interim period. The information included in this Form 10-Q should be read in conjunction with Management's Discussion and Analysis and Financial Statements and notes thereto included in the Company's August 31, 2004, Form 10-K.

NOTE 2 - Related Party Transactions:

          In February 2004, compensation for certain officers and key employees under incentive clauses of their employment contracts (i) includes a non-cash expense of $4,493,000 incurred on the issuance of promissory notes upon the modification of outstanding options for 4,200,000 common shares and (ii) reflects a guaranteed compensation of the modified options equivalent to $1.75 less the option strike price, which was an additional $4,074,000 accrued in August 2004. The amount of the accrual varies at each quarter end depending on the stock market value fluctuation or upon exercise of options subject to employment agreements. At quarter end May 31, 2005, the Company had accrued net additional $1,246,000 in compensation. The total amount of the guarantee liability at May 31, 2005, net of principal payments was $4,010,000. Subsequent to May 31, 2005 the Company entered into note exchange agreements whereby the note holders representing $2,086,000 agreed to accept 7,954,000 of the Company's common stock to fully satisfy such debt obligation. The remaining principal amount of $1,924,000 is currently in default and is accruing interest per the terms of the original agreement. Additional details are in Note 20 under subsequent events.

NOTE 3 - Accounts Receivable:

          Accounts receivable consist of the following (in thousands):

                                          May 31,              August 31,
                                           2005                   2004
                                      ---------------        ---------------
Accounts receivable                     $      5,147           $      3,866
Allowance for doubtful accounts               (2,324)                (2,396)
                                      ---------------        ---------------
Accounts receivable, net                $      2,823           $      1,470
                                      ===============        ===============

Allowance for doubtful accounts
 percentage of accounts receivable               45%                    62%

NOTE 4 - Property, Plant and Equipment and Intangible Assets:

     Components of property, plant and equipment are as follows (in thousands):

--------------------------------------------------------------------------------

                                                 May 31,            August 31,
                                                  2005                2004
                                              --------------      --------------
Automobile                                      $       143          $      143
Headend facility and fiber infrastructure            27,800              27,146
Furniture and fixtures                                  520                 516
Leasehold improvements                                  183                 133
Office equipment                                      1,027               1,023
Property, manufacturing and equipment                 6,319               7,454
                                              --------------      --------------
Total property, plant and equipment             $    35,992          $   36,415
Less accumulated depreciation                        (8,566)             (7,837)
                                              --------------      --------------
                                              --------------      --------------
Net property, plant and equipment               $    27,426          $   28,578
                                              ==============      ==============

--------------------------------------------------------------------------------

     Eagle's headend facilities and fiber infrastructure consist primarily of digital computing and telecommunications equipment that comprise the Company's main headend facility at its headquarters, wireless headend equipment, a digital headend facility and a fiber backbone in the master planned communities in which it operates and a fiber ring connecting the various master planned communities in the Houston area. The Company determined that twenty-year straight-line depreciation method is appropriate for its headend facilities and fiber infrastructure based on industry standards for these asset types.

     The Company expensed repairs and maintenance of $32,000 and $16,000 for the three months ended May 31, 2005, and May 31, 2004, respectively. The Company did not have any capitalized major improvements for these periods. The Company expensed repairs and maintenance of $55,000 and $36,000 for the nine months ended May 31, 2005, and May 31, 2004, respectively and did not have any capitalized major improvements for these periods.

     Components of intangible assets are as follows (in thousands):


                                       May 31,            August 31,
                                         2005                2004
                                    ---------------      --------------

Goodwill                              $      5,596        $      5,596
Accumulated amortization                    (1,501)             (1,501)
                                    ---------------      --------------
                                      $      4,095        $      4,095
                                    ===============      ==============

Contract rights                       $     28,691        $     28,691
Accumulated amortization                    (8,448)             (7,013)
                                    ---------------      --------------
                                      $     20,243        $     21,678
                                    ===============      ==============

Customer relationships                $      7,189        $      7,189
Accumulated amortization                    (2,117)             (1,758)
                                    ---------------      --------------
                                      $      5,072        $      5,431
                                    ===============      ==============

Other intangible assets               $      6,885        $      6,839
Accumulated amortization                    (3,021)             (2,805)
                                    ---------------      --------------
                                      $      3,864        $      4,034
                                    ===============      ==============


Total intangibles                     $     48,361        $     48,315
Total accumulated amortization        $    (15,087)       $    (13,077)
                                    ---------------      --------------
Net of amortization                   $     33,274        $     35,238
                                    ===============      ==============

NOTE 5 - Notes Payable:

     The following table lists the Company's note obligations as of May 31, 2005, and August 31, 2004 (in thousands):

                           Annual                          Amount
                          Interest                ---------------------------
                           Rate       Due Date    May 31, 2005 August 31, 2004
                          ---------  -----------  ------------  -------------
Notes payable:
Investor group                 8.0%    Demand            $538         $4,888
Q-series bonds                12.0%    Various              -            744
Other                      Various     Various             76            288
                                                  ------------  -------------

Total notes payable                                      $614         $5,920
                                                  ------------  -------------
Less current portion                                      614          5,920
                                                  ------------  -------------
Total long-term debt                                       $-             $-
                                                  ============  =============


     The Company entered into an agreement in June 2004 with four accredited investors, pursuant to which the Company issued debentures in the principal amount of $4,888,400, bearing interest at 8% per annum and maturing June 2007, convertible into shares of the Company common stock together with 5-year warrants to purchase an aggregate of 1,340,022 shares of common stock at an exercise price of $.2035 per share. At May 31, 2005, $538,000 of convertible debt remains outstanding. On June 23, 2005, one of the investors converted $200,000 of the principal convertible debt into shares of common stock at $0.2035 pre share. Additionally, a warrant to purchase 548,246 shares of common stock at $0.2035 per share was exercised on June 23, 2005.

NOTE 6 - Income Taxes:

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.



     The effective tax rate for the Company is reconcilable to statutory tax rates as follows:


                                    May 31, 2005  August 31, 2004
                                         (%)            (%)
                                    ------------   ---------------
U. S. Federal statutory tax rate         34             34
U.S. valuation difference               (34)           (34)
Effective U. S. tax rate                  0              0
Foreign tax valuation                     0              0
Effective tax rate                        0              0


     Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following (in thousands):

                                        May 31, 2005     August 31, 2004
                                       -------------     --------------
Computed expected tax benefit              $ (6,383)        $ (13,262)
Increase in valuation allowance               6,383            13,262
                                       -------------     -------------
Income tax expense                         $      -         $       -
                                       =============     =============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at May 31, 2005, and August 31, 2004, are presented below (in thousands) and include the balances of the merged company ClearWorks.net.

                                        May 31, 2005    August 31, 2004
                                       -------------   ------------------
Deferred tax assets:
Net operating loss carry forwards          $ 69,989           $ 63,606
Less valuation allowance                    (69,989)           (63,606)
                                       -------------      -------------
Net deferred tax assets                    $      -           $      -
                                       =============      =============

     The valuation allowance for deferred tax assets of May 31, 2005, and August 31, 2004, was $69,989,000 and $63,606,000, respectively. As of May 31,
     2005, the Company has a net operating loss carry-forward of $134,624,000, which is available to offset future federal taxable income, if any, with expirations from 2021 to 2023.


NOTE 7 - Assets Held for Sale

     The Company entered into an agreement to repurchase security contracts for $1,003,316. Per the terms of the agreement, $985,000 of the $1,003,316 was offset against a receivable the Company had from the seller. These contracts are considered an asset held for sale and included in other current assets. The company intends to resell the security contracts in the fourth quarter. If the contracts are not sold, the purchase price of the contracts will be amortized over their remaining life.


NOTE 8 - Preferred Stock, Stock Options and Warrants:

     The options and warrants outstanding are segregated into two categories (issued and outstanding, and exercisable):

                            Options/Warrants
                          Issued & Outstanding        Options/Warrants
                                                          Exercisable
                        ------------------------   ------------------------
Class of    Expiration    May 31,     August 31,     May 31,     August 31,
Warrants       Date           2005         2004          2005         2004
---------   ----------  -----------   ----------   -----------   ----------
    0.19      Oct-09     6,700,000                    186,111
    0.20      Jun-07     1,340,022                  1,340,022
    0.41      Sep-08       900,000    3,800,000       900,000    1,550,000
    0.48      Oct-06        25,000       25,000        25,000       25,000
    0.60      Sep-06       400,000      400,000       400,000            -
    0.61      Oct-09       500,000            -       146,181            -
    0.62      Oct-09       500,000            -       111,112            -
    0.73      Oct-07        25,000            -             -            -
    0.75      Sep-08       500,000      500,000       500,000            -
    0.78     Various       424,991            -       424,991            -
    0.97      Jul-07        25,000       25,000             -            -
    1.00      May-09       362,500            -       362,500            -
    1.04      Apr-05        50,000       50,000        50,000       50,000
    1.13      Sep-08        99,999            -        99,999            -
    1.23      Apr-07        25,000       25,000        25,000            -
    1.31      Jan-07        25,000       25,000        25,000       25,000
    7.50      Apr-08       800,000      800,000       800,000      800,000
ESOP         Various       516,120  *   346,002  *    346,002      346,002
                        -----------   ----------   -----------   ----------
                        13,218,632  **5,996,002  ** 5,741,918    2,796,002
                        ===========   ==========   ===========   ==========

     * Denotes warrants which would have an anti-dilutive effect if currently used to calculate earnings per share for the three months ended May 31, 2005, and fiscal year ended August 31, 2004.
--------------------------------------------------------------------------------
     ** The shares of common stock underlying these warrants were not registered for resale under the Securities Act of 1933. As of May 31, 2005, none of these warrants have been exercised.

NOTE 9 - Risk Factors:

     For the nine months ended May 31, 2005, substantially all of the Company's business activities have remained within the United States and have been extended to the wireless infrastructure, fiber, cabling, computer services and broadband industries. Approximately 33% of the Company's revenues and receivables were generated in the state of Texas, 1% in the international market, and the approximate 66% remainder relatively evenly over the rest of the nation during the nine months ended May 31, 2005; whereas approximately 85% of the Company's revenues and receivables were generated in the state of Texas, 0% in the international market, and the approximate

     15% remainder relatively evenly over the rest of the nation during the nine months ended May 31, 2004. Through the normal course of business, the Company generally does not require its customers to post any collateral.



NOTE 10 - Foreign Operations:

     Although the Company is based in the United States, certain of its products are sold in international markets. Presently, international sales total approximately 1% and 0% for the nine months ended May 31, 2005, and May 31, 2004, respectively.

NOTE 11 - Commitments and Contingent Liabilities:

     Leases

     For the nine months ended May 31, 2005, and May 31, 2004, rental expenses of approximately $345,000 and $464,000, respectively, were incurred.

     The Company renewed its primary office lease space in League City, Texas, for $24,983 per month with South Shore Harbor Development, Ltd. The renewal lease commenced on June 1, 2004, and expires on May 31, 2009. The Lessor agreed to grant the Company a one-time option to terminate the lease at 36 months by paying an unamortized leasing commission of $35,000 and a penalty of 1.5 months rent of $37,000 for a combined total of $72,000.

                          Period Ending
                            August 31            Amount
                        ---------------------------------
                              2005           $    74,950
                              2006               299,801
                              2007               306,180
                              2008               325,316
                              2009               243,987
                                            -------------
                             Total           $ 1,250,234
                                            =============

     LLV Broadband, LLC, Agreement

     In November 2004, the Company entered into a Limited Liability Company Agreement with Neva Holdings, LLC ("Neva"), whereby both parties are members of LLV Broadband, LLC ("LLV"), and a Delaware limited liability company. The purpose of LLV is to construct, develop, and operate a system for the provision of television, video-on-demand, audio, broadband data and Internet, telephone, and security monitoring services to commercial, recreational, and residential facilities located within the Lake Las Vegas Resort in Clark County, Nevada, and the surrounding geographic areas.

     LLV currently owns cable television assets including, without limitation, cable real property easements, franchises and governmental and third-party consents necessary for the operation of the system (collectively the "Existing System Assets"). Neva's capital account shall consist of the initial capital contribution of the "Existing System Assets" and existing system documents having an aggregate net fair value of $3,000,000 plus amounts funded by Neva or its affiliates to or for the benefit of LLV between January 1, 2004, and the effective date of this agreement.

     The Company's capital account shall be an initial cash contribution of $3,000,000 plus amounts funded by the Company or its affiliates to, or for the benefit of LLV between January 1, 2004, and the effective date of this agreement.

     If at any time LLV's Board determines that additional funds are needed as set forth in the approved budget and plan for the development, construction or marketing of the system for any direct out-of-pocket costs and expenses incurred by LLV in connection with the formation, financing and operation of LLV or normal day-to-day business affairs of LLV, then the Company shall be required to make additional cash contributions in the amount of such deficit not to exceed $2 million.

     The Company shall act as the initial Manager of LLV. The Manager shall be responsible for the conduct of the business of LLV including without limitation the design, construction and operation of the system. The Manager shall have full power, authority and duty to manage the operations and affairs of LLV and to act for and to bind LLV to the extent provided by the Act, and shall have the duty and authority to do all things appropriate to the accomplishment of the purposes of LLV. The Manager shall be reimbursed for the direct costs and expenses of its employees and agents who provide services to LLV.

     Allocations of net income and distributions are generally made to each member in proportion to their respective ownership and will vary from quarter to quarter depending on capital balance from both parties. As of May 31, 2005, the Company has yet to fund the $3 million initial capitalization contribution. Both parties are discussing responsibilities going forward and are currently operating under an oral agreement.

LEGAL PROCEEDINGS

In July 2003, the Company became a defendant in Cornell Capital Partners, L.P. vs. Eagle Broadband, Inc., et al., Civil Action No. 03-1860(KSH), in the United States District Court for the District of New Jersey. The suit presents claims for breach of contract, state and federal securities fraud and negligent misrepresentation. Plaintiff has also alleged that the Company has defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture. In November 2003, the principal balance of the debenture was repaid, although the suit remains outstanding. Cornell claims damages in excess of $1,000,000. The Company denies the claims and intends to vigorously defend this lawsuit and the claims against it. The Company has asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2,000,000. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

In December 2000, ClearWorks became a defendant in State Of Florida Department Of Environmental Protection vs. Reco Tricote, Inc. And Southeast Tire Recycling, Inc., A/K/A Clearwork.net, Inc.; In the Circuit Court of The Tenth Judicial Circuit In And For Polk County, Florida. The Florida EPA sued ClearWorks.net presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of$1,000,000, attorneys' fees and cost of court. ClearWorks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

In September 2003, Enron sued United Computing Group, Inc., in Enron Corp. (Debtors/Plaintiff) vs. United Computing Group, Inc.; Case No. 01-16034 in the United States Bankruptcy Court for the Southern District of New York. The suit presents claims pursuant to sections 547 and 550 of the Bankruptcy Code to avoid and recover a transfer in the amount of approximately $1,500,000. Defendant has filed an answer, denies the claims and intends to vigorously defend this lawsuit and claims against it. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

In fiscal 2004, The Tail Wind Fund Ltd. sued Link Two Communications and Eagle, Civil Action 04-CV-05776, in the United States District Court for the Southern District of New York. Tail Wind claims breach of contract seeking $25 million. The Company intends to vigorously defend this claim. The Company has accrued $500,000 in expenses against this lawsuit, although the outcome cannot be predicted at this time.

The Company is involved in lawsuits, claims, and proceedings, including those identified above, which arise in the ordinary course of business. In accordance with SFAS No. 5, "Accounting for Contingencies," Eagle makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company believes it has adequate provisions for any such matters. The Company reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Litigation is inherently unpredictable. However, the Company believes that it has valid defenses with respect to legal matters pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of pending litigation could have a material adverse effect on our business, financial condition and results of operations. The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company's management does not expect that the results in any of these legal proceedings will have adverse affect on the Company's financial condition or results of operations.

NOTE 12 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per-share amount):


                                                            For the nine months ended May 31, 2005
                                                    ------------------------------------------------------
                                                       Income               Shares               Per-Share
                                                    (Numerator)          (Denominator)             Amount
                                                     ----------          -------------            --------
Net loss                                             $(18,773)                  --                $   --
Basic EPS:
Income available to common stockholders               (18,773)               230,439                 (0.08)
Effect of dilutive securities warrants                   --                     --                    --
Diluted EPS:
                                                     --------               --------              --------
Income available to common stockholders
  and assumed conversions                            $(18,773)               230,439              $  (0.08)
                                                     ========               ========              ========


                                                            For the nine months ended May 31, 2004
                                                    ------------------------------------------------------
                                                       Income               Shares               Per-Share
                                                    (Numerator)          (Denominator)             Amount
                                                     ----------          -------------            --------
Net loss                                             $(23,605)              $   --                $   --
Basic EPS:
Income available to common stockholders               (23,605)               179,228                 (0.13)
Effect of dilutive securities warrants                   --                     --                    --
Diluted EPS:
                                                     --------               --------              --------
Income available to common stockholders
   and assumed conversions                           $(23,605)              $179,228              $  (0.13)
                                                     ========               ========              ========


For the nine months ended May 31, 2005, and May 31, 2004, anti-dilutive securities existed. (See Note 8.)


NOTE 13 - EMPLOYEE STOCK OPTION PLAN:

In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of the Company's common stock have been reserved for issuance. Since that time, the Board of Directors have amended the July 1996, employee stock option plan under which 1,000,000 shares of Common Stock have been reserved for issuance. Under this plan, as of May 31, 2005, a total of 516,120 options have been issued to various employees.

The Company has elected to follow APB 25, "Accounting for Stock Issued to Employees." Accordingly, since employee stock options are granted at market price on the date of grant, no compensation expense is recognized. However, SFAS 123 requires presentation of pro forma net income and earnings per share as if the Company had accounted for its employee stock options granted under the fair value method of that statement. The weighted average fair value of the individual options issued and granted during the nine months ended May 31 2005, and 2004, is estimated as $1.08 on the date of grant. Management estimates the average fair value for options granted during fiscal 2005 to be comparable to those granted in fiscal 2004. The impact on net loss is minimal; therefore, the pro forma disclosure requirements prescribed by SFAS 123 are not significant to the Company. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:



                                May 31,              May 31,
                                  2005                 2004
                             ---------------      ---------------
Dividend yield                   0.00%                0.00%
Volatility                       0.91%                0.91%
Risk-free interest rate          4.00%                4.00%
Expected life                     4.5                   5


The pro forma effect on net loss as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock option or purchase right was as follows for the three months ended May 31, 2005, and May 31, 2004:

                                                       May 31,                    May 31,
  (IN THOUSANDS, EXCEPT SHARE AMOUNTS)                  2005                       2004
                                                     ----------                 ----------
Net loss, as reported                                $  (18,773)                $ (23,605)

  Add: Stock-based employee compensation
  included in reported net earnings/(loss), net of related tax effects

  Less: Stock-based employee
  compensation expense determined
  under fair-value based method for
  all awards, net of related tax effects                    (61)                       --
                                                     ----------                 ---------
Pro forma net earnings/(loss)                        $  (18,834)                $ (23,605)
                                                     ==========                 =========
Net loss per share:
As reported                                          $    (0.08)                $   (0.13)
Pro forna                                            $    (0.08)                $   (0.13)

Diluted net loss per share:
As reported                                          $    (0.08)                $   (0.13)
Pro forna                                            $    (0.08)                $   (0.13)


Option activity was as follows for the nine months ended May 31, 2005:

                                                                   2005
                                                              Weighted-Average
                                        Shares                Exercise Price
                                     ------------             ----------------
Outstanding at beginning of year          346,002             $          1.27
Granted                                   170,118                        0.50
Assumed through acquisitions                    -                           -
Exercised                                       -                           -
Forfeited/cancelled                             -                           -
                                     ------------             ---------------
Outstanding throughout the period         516,120             $          1.08
                                     ============             ===============
Exercisable at year end                   516,120             $          1.08
                                     ============             ===============


Information about options outstanding was as follows at May 31, 2005:


                                       Remaining        Average                        Average
     Range of            Number       Contractual      Exercise        Number          Exercise
 Exercise Prices       Outstanding    Life in Years      Price       Exercisable        Price
-------------------    ------------   -------------   ------------   ------------    -------------
$0 - $1.00                 379,278        4.50           0.53            379,278         0.53
$1.01 - $2.00              111,342        4.00           1.73            111,342         1.73
$2.01 - $7.50               25,500        4.50           6.55             25,500         6.55
                       -----------                                  ------------
                           516,120                       1.08            516,120         1.08
                       ===========                                  ============


NOTE 14 - RETIREMENT PLANS:

During October 1997, the Company initiated a 401(k) plan for its employees, funded through the contributions of its participants. Prior to March 2003, the Company matched the participant's contribution up to 3% of their salary. Subsequent to March 2003, the plan was amended and the Company match became elective. For the nine months ended May 31, 2005, and May 31, 2004, employee contributions were approximately $91,254 and $28,091, respectively. The Company matched $0 and $0, respectively, for these periods.

NOTE 15 - MAJOR CUSTOMER:

The Company had gross revenues of $2,976,000 and $5,091,000 for the three months ended May 31, 2005, and May 31, 2004, respectively. The three-month period ended May 31, 2005, included $1,390,000 or 47% of the quarter's total broadband services sales from Alarm Security Group, LLC. The contract, valued at $1,737,000, was executed with the Company's broadband services division, The remaining $347,000 has been deferred in conjunction with a twelve month holdback provision of the contract. There were no other customers individually that represented greater than 10% of the revenues in the three months ended May 31, 2005.

The Company had gross sales of $7,188,000 and $11,232,000 for the nine months ended May 31, 2005, and May 31, 2004, respectively. The nine-month period ended May 31, 2005, included $756,000 or 11% of the period's total sales from Sweetwater Security Capital, LLC, that were executed with the Company's security-monitoring service subsidiary, DSS Security, Inc. Additionally, the nine months ended May 31, 2005, included $1,957,000 or 27% of the nine months total product sales from General Dynamics and also included $1,390,000 or 19% of the nine months total broadband services sales from Alarm Security Group, LLC which the contract is valued at $1,737,000 that was executed with the Company's broadband services division. The remaining $347,000 has been deferred in conjunction with a twelve month holdback provision of the contract. There were no other customers individually that represented greater than 10% of the revenues in the nine months ended May 31, 2005.

NOTE 16 - INDUSTRY SEGMENTS:

This summary reflects the Company's current and past operating segments, as described below. All have discontinued operations except Eagle Broadband, Inc., Eagle Broadband Services, Inc., and DSS Security, Inc.:

     EAGLE:

     Eagle Broadband, Inc., (Eagle) is a provider of broadband, Internet Protocol (IP) and communications technology and equipment with related software and broadband products (including past subsidiaries Eagle Wireless International, Inc.; BroadbandMagic; and Etoolz, Inc., for this summary).

     EBS/DSS:

     Eagle Broadband Services, Inc., (EBS) provides broadband services to residential and business customers in select communities.

     DSS Security, Inc., (DSS) is a wholesale security monitoring company.

     ClearWorks Communications, Inc., provided solutions to consumers by implementing technology both within the residential community and home, through the installation of fiber optic backbones to deliver voice, video and data solutions directly to consumers. (Has discontinued operations.)

     APC/HSI:

     Atlantic Pacific Communications, Inc., (APC) specialized in providing professional data and voice cable and fiber optic installations through project management services on a nationwide basis for multiple site-cabling installations for end users and re-sellers. (Has discontinued operations.)

     ClearWorks Home Systems, Inc., (HSI) specialized in providing fiber optic and copper based structured wiring solutions and audio and visual equipment to single-family and multi-family dwelling units. (Has discontinued operations.)

     UCG:

     United Computing Group, Inc., (UCG) was a computer hardware and software reseller. (Has discontinued operations.)

     OTHER:

     Link Two Communications, Inc., (Link II) was a developer and marketer of messaging systems. (Has discontinued operations.)

     ClearWorks.net, Inc., (.NET) is inactive with exception of debt related expenses. (Has discontinued operations.)

     Contact Wireless, Inc., was a paging, cellular, and mobile services provider and reseller whose assets were sold October 10, 2003. (Has discontinued operations.)


For the nine months ended May 31, 2005

           (IN THOUSANDS)         APC/HSI     EBS/DSS       UCG        Eagle        Other        Elim.      Consol.
                             ----------------------------------------------------------------------------------------
        Revenue                      $ 21     $ 3,537         $ -      $ 3,630          $ -         $ -      $ 7,188
        Segment Loss                  (98)     (2,534)         (3)     (14,660)      (1,071)          -      (18,366)
        Total Assets                    8      30,529          30      129,253       55,885    (144,730)      70,975
        Capital Expenditures            -       1,156           -           92            -           -        1,248
        Depreciation                   31       1,192           2        2,072           21           -        3,318


For the nine months ended May 31,2004

           (IN THOUSANDS)         APC/HSI     EBS/DSS       UCG        Eagle        Other        Elim.      Consol.
                             ----------------------------------------------------------------------------------------
        Revenue                     $ 673     $ 4,805       $ 445      $ 5,228         $ 81         $ -     $ 11,232
        Segment Loss                 (688)     (1,475)        (19)     (13,449)         (30)          -      (15,661)
        Total Assets                  361      28,830          72      130,788       57,006    (139,615)      77,442
        Capital Expenditures            -         692          16           41            -           -          749
        Depreciation                  132       1,156          46        2,391           76           -        3,801

Reconciliation of Segment Loss from
     Operations to Net                           May 31, 2005              May 31, 2004
---------------------------------------------------------------------------------------
Total segment loss from operations                 $ (18,366)                $ (15,661)
Total other income (expense)                            (407)                   (7,944)
                                                   ---------                 ---------
Net loss                                           $ (18,773)                $ (23,605)
                                                   =========                 =========

The accounting policies of the reportable segments are the same as those described in the section titled Critical Accounting Policies. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

NOTE 17 - QUARTERLY FINANCIAL DATA:


                                        Nov. 30          Feb. 28              May 31           Aug. 31
                                      -----------     -------------       -------------     ------------
Year Ended August 31,
2005
  Revenues                               $ 1,528           $ 2,683           $ 2,976
  Net earnings (loss)                     (5,496)           (9,326)           (3,951)
  Basic loss per share                     (0.02)            (0.04)            (0.02)
  Diluted loss per share                   (0.02)            (0.04)            (0.02)

2004
  Revenues                               $ 2,397           $ 3,744           $ 5,091          $ 1,258
  Net earnings (loss)                     (8,461)           (9,398)           (4,373)         (16,773)
  Basic loss per share                     (0.05)            (0.05)            (0.02)           (0.08)
  Diluted loss per share                   (0.05)            (0.05)            (0.02)           (0.08)

2003
  Revenues                               $ 4,618           $ 3,063           $ 1,947          $ 1,965
  Net earnings (loss)                     (1,533)           (2,012)           (3,833)         (29,123)
  Basic loss per share                     (0.02)            (0.03)            (0.05)           (0.28)
  Diluted loss per share                   (0.02)            (0.03)            (0.05)           (0.28)



NOTE 18 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During the nine month period ended May 31, 2005, the Company issued stock in lieu of cash as payment for the following:


                          For the nine months ended May 31, 2005

                                (IN THOUSANDS)         Non Cash Settlements
                                                      ---------------------
                          Settlements including Legal                $ 784
                          Interest Expense                             546
                          Professional Fees                            502
                          Salary and Compensation                      151
                          Other services rendered                       42
                          Accrued Liabilities                        7,607
                          Notes Payable                              5,094
                                                      ---------------------
                          Total Non Cash Setlements                 14,726
                                                      ---------------------

NOTE 19 - EQUITY FINANCING

On February 14, 2005, the Company completed the sale of 20 million shares of its common stock to certain investors at a price of $0.41 per share. The net proceeds to the Company from this offering, after placement agent fees and offering expenses were $7,504,000.

On April 15, 2005, the Company additionally completed the sale of 10 million shares of its common stock to certain investors at a price of $0.2035 per share. The net proceeds to the Company from this offering after placement agent fees were 1,935,000. This offering is a prospectus supplement connected to the shelf registration statement that the Company filed with the SEC using a "shelf" registration process. Under this registration statement, the Company registered the offering of up to 30 Million shares of common stock.

During the nine months ended May 31, 2005, the Company entered into an agreement with a former employee whereby the Company utilized his services as an escrow agent. Under the agreement, the agent received shares of the Company's stock which were liquidated by the agent and the proceeds were used to discharge certain obligations of the Company. The escrow agent settled approximately $6,900,000 in liabilities. In connection with this agreement, the company incurred fees of approximately $1,700,000. The escrow agent also made cash advances to the company of approximately $1,400,000 which was repaid in stock. Fees and interest incurred by the Company associated with the advances were approximately $300,000.


NOTE 20 - SUBSEQUENT EVENTS:

In June 2005, the Company entered into note exchange agreements with Mr. Jonathan Hayden, Ms. Billie Mize, Mr. John Nagel and Mr. David Weisman in which the Company issued 7,954,085 shares of its common stock to fully satisfy the Company's outstanding guarantee obligations in the amount of $2,086,251 and any remaining obligations under the promissory notes. The note exchange agreements also fully satisfy the Company's contingent guarantee obligation with respect to unexercised options held by Mr. Hayden and Mr. Nagel.

Additionally, as described in Note 5: Notes Payables, on June 23, 2005, one of the investors converted $200,000 of the principal convertible debt into shares of common stock at $0.2035 per share. Additionally, a warrant to purchase 548,246 shares of common stock at $0.2035 per share was exercised on June 23, 2005.

RECENT DEVELOPMENTS

On August 10, 2005, the Company entered into a purchase agreement with certain accredited investors for the sale of up to 30 million shares of its common stock , pursuant to Regulation D of the Securities Act of 1933, at a price per share of $0.135, for total gross proceeds of up to $4,050,000. The Company has agreed to pay a placement agent a cash commission 7% of the gross dollar proceeds of the sale of the shares in this placement and issue such agent a five year warrant to purchase a number of shares of Company common stock equal to 5% of the gross proceeds of the offering, divided by $0.24, at an exercise price per share of $0.24. The American Stock Exchange is requiring shareholder approval for the issuance of 14,875,000 of the 30,000,000 shares of our common stock committed for purchase in this offering. For purposes of this registration statement, unless otherwise stated, we have assumed that we will receive shareholder approval of the issuance of the 14,875,000 shares on September 20, 2005 and that the American Stock Exchange will approve such listing. However, we have only treated the 15,125,000 shares as issued and outstanding as of August 26, 2005.

On August 5, 2005, the Company and Neva Holdings, LLC ("Neva") executed an agreement whereby the parties agreed to terminate the Restated Limited Liability Company Agreement (the "LLC Agreement") that the parties entered into on November 23, 2004. The termination of the agreement provides for the Company's withdrawal as a member of LLV Broadband, LLC (the "LLC") and complete release from any future obligations under the LLC Agreement.

The terms and conditions of the LLC Agreement called for the Company to participate in the construction, development and operation of a system for the provision of a range of broadband, entertainment and communications services to the commercial, recreational, and residential buildings located within the Lake Las Vegas Resort and surrounding geographical areas. Under the terms of the LLC Agreement, the Company was required to make a capital contribution of between $3 million and $5 million to fund ongoing development and operating activities. The parties initially estimated that the LLC's gross revenues would be approximately $15.5 million over a 6 year period through the year 2010. As a result of the termination, the Company will not be required to make any additional capital contributions to the LLC and will not recognize its allocation of any revenues associated with membership in the LLC. The Company will not incur any early termination penalties associated with the termination of the LLC Agreement.

                  INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Eagle Broadband, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Eagle Broadband, Inc. as of August 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Eagle Broadband, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Broadband, Inc. as of August 31, 2004 and 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/S/ Lopez, Blevins, Bork and Associates, LLP
--------------------------------------------
Lopez, Blevins, Bork and Associates, LLP
Houston, Texas

November 15, 2004

INDEPENDENT ACCOUNTANT'S REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF EAGLE BROADBAND, INC.:

We have audited the accompanying consolidated balance sheets of Eagle Broadband, Inc. and subsidiaries as of August 31, 2002, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Eagle Broadband, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Broadband, Inc. and subsidiaries as of August 31, 2002, and the results of their earnings, shareholders' equity, and their cash flows for each of the year then ended are in conformity with generally accepted accounting principles.


/S/ McManus & Co., P.C.
-----------------------------------
McManus & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
ROCKAWAY, NEW JERSEY

December 13, 2002

--------------------------------------------------------------------------------
                     EAGLE BROADBAND, INC., AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)
--------------------------------------------------------------------------------


ASSETS
                                   August 31,
                                                      2004            2003
                                                   ---------       ----------
Current Assets
Cash and Cash Equivalents                          $   2,051       $     824
Securities Available for Sale                            551           1,714
Accounts Receivable, net                               1,470           1,704
Inventories                                              403           3,199
Net investment in direct financing leases                291               -
Prepaid Expenses                                         327             668
                                                   ---------      ----------
Total Current Assets                                   5,093           8,109
                                                   ---------      ----------

Property and Equipment
Operating Equipment                                   36,415          36,422
Less:  Accumulated Depreciation                       (7,837)         (5,689)
                                                   ---------      ----------
Total Property and Equipment                          28,578          30,733
                                                   ---------      ----------

Other Assets:
Deferred Costs                                           ---             334
Net investment in direct financing leases                623             ---
Goodwill, net                                          4,095           4,095
Contract rights, net                                  21,678          23,590
Customer relationships, net                            5,431           5,912
Other Intangible assets, net                           4,034           4,366
Other Assets                                             679             227
                                                   ---------      ----------
Total Other Assets                                    36,540          38,524
                                                   ---------      ----------
Total Assets                                       $  70,211       $ $77,366
                                                   =========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable                                   $   4,445       $  $5,461
Accrued Expenses                                       9,647           7,560
Notes Payable                                          5,920           5,779
Deferred revenue                                          96             230
                                                   ---------      ----------
Total Current Liabilities                             20,108          19,030
                                                   ---------      ----------
Commitments and Contingent Liabilities

Shareholders' Equity:
 Preferred Stock  -  $.001 par value
 Authorized  5,000,000 shares
 Issued  -0- shares                                       --             --
 Common Stock  -  $.001 par value
 Authorized 350,000,000 shares
 Issued and Outstanding at August 31, 2004
  and 2003, 205,509,000 and 147,447,000,
  respectively                                           206             147
Additional Paid in Capital                           208,051         177,017
Accumulated Deficit                                 (157,106)       (118,101)
Accumulated Comprehensive Income (Loss)               (1,048)           (727)
                                                   ---------       ----------
Total Shareholders' Equity                            50,103          58,336
                                                   ---------       ----------
Total Liabilities and Shareholders' Equity         $  70,211       $  77,366
                                                   =========       ==========

See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
                     EAGLE BROADBAND, INC., AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                           For the years ended August 31,
                                     ---------------------------------------
                                       2004            2003           2002
                                     --------        --------       --------
Net Sales:
Structured wiring                    $    678        $  3,692       $  8,036
Broadband services                      5,525           2,809          2,657
Products                                6,190           3,342         16,108
Other                                      97           1,750          3,016
                                     --------        --------       --------
Total Sales                            12,490          11,593         29,817
                                     --------        --------       --------
Costs of Goods Sold:
Direct Labor and Related Costs          1,244           2,195          3,160
Products and Integration Service        5,372           2,773         15,250
Impairment Slow Moving &
 Obsolete Inventory                     1,300           2,627           --
Structured Wiring Labor and
 Materials                                448           1,774          2,121
Broadband Services Costs                2,856             903            763
Depreciation and Amortization           1,141             456            377
Other Manufacturing Costs                  26              56          1,033
                                     --------        --------       --------
Total Costs of Goods Sold              12,387          10,784         22,704
                                     --------        --------       --------
Gross Profit                              103             809          7,113
                                     --------        --------       --------
Operating Expenses:
Selling, General and
 Administrative:
Salaries and Related Costs             13,146           6,102          7,795
Advertising and Promotion                  29             247            963
Depreciation and Amortization           3,956           4,776          6,020
Other Support Costs                    13,367          12,737          3,974
Research and Development                  557             411            404
Impairment, Write-Downs &
 Restructuring Costs                     --             7,611         64,665
                                     --------        --------       --------
Total Operating Expenses               31,055          31,884         83,821
                                     --------        --------       --------
Loss from Operations                  (30,952)        (31,075)       (76,708)
                                     --------        --------       --------
Other Income/(Expenses):
Interest Income,                           32              68            360
Interest Expense                       (8,325)         (5,494)          (625)
Gain (Loss) on Sale of Assets             240            --             --
                                     --------        --------       --------
Total Other Income (Expense)           (8,053)         (5,426)          (265)
                                     --------        --------       --------
Net Loss                              (39,005)        (36,501)       (76,973)
                                     --------        --------       --------
Other Comprehensive Loss:
Unrealized Holding Loss                  (321)            (71)          (279)
                                     --------        --------       --------
Total Other Comprehensive Loss       $   (321)            (71)          (279)
                                     ========        ========       ========
Comprehensive Losses                 $(39,326)       $(36,572)      $(77,252)
                                     ========        ========       ========

Net Loss per Common Share:
Basic                                   (0.21)          (0.38)         (1.20)
Diluted                                 (0.21)          (0.38)         (1.20)
Comprehensive Loss                      (0.21)          (0.38)         (1.20)


See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
                     EAGLE BROADBAND, INC., AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    (in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                       Additional             Accumulated  Total
                                      Common Stock  Preferred   Paid in   Retained  Comprehensive Shareholders'
                                     --------------  --------- ---------  --------  ------------- -------------
                                      Shares  Value    Stock    Capital   Earnings     Income        Equity
                                     -------  -----  --------  ---------  --------  ------------- -------------

 Total Shareholders' Equity            60,264     60       --    153,426    (4,627)         (377)      148,482
    As of August 31, 2001

 Net Loss                                  --      -       --         --   (76,973)           --       (76,973)

 New Stock Issued to Shareholders
 For Services and Compensation          1,648      2       --        880        --            --           882
 For Property and Other Assets          2,867      2       --        591        --            --           593
 For Retirement of Debt and
    Liabilities                         7,846      9       --      3,577        --            --         3,586
 For Acquisitions                       2,002      2       --      1,079        --            --         1,081
 For Licenses and Investments               -      -       --        100        --            --           100

 Treasury Stock                        (1,576)    (2)      --       (922)       --            --          (924)

 Unrealized Holding Loss                   --      -       --         --        --          (279)         (279)

                                     --------------------------------------------------------------------------
 Total Shareholders' Equity            73,051     73             158,731   (81,600)         (656)       76,548
                                     --------------------------------------------------------------------------
    As of August 31, 2002

 Net Loss                                  --     --       --         --   (36,501)           --       (36,501)

 New Stock Issued to Shareholders
 For Services and Compensation          7,437      7       --      1,813        --            --         1,820
 For Property and Other Assets         14,938     15       --      3,032        --            --         3,047
 For Retirement of Debt and
    Liabilities                        50,816     51       --     13,827        --            --        13,878
 For Employee Stock Option Plan         1,647      2       --        180        --            --           182

 Syndication Costs                         --      -       --       (368)       --            --          (368)

 Treasury Stock and  Cost                (442)    (1)      --       (198)       --            --          (199)

 Unrealized Holding Loss                   --      -       --         --                     (71)          (71)
                                     --------------------------------------------------------------------------
 Total Shareholders' Equity           147,447    147             177,017  (118,101)         (727)       58,336
                                     --------------------------------------------------------------------------
    As of August 31, 2003
 Net Loss                                  --      -       --         --   (39,005)           --       (39,005)

 New Stock Issued to Shareholders:                                                                          --
 For Services and Compensation         11,016     12       --      6,335        --            --         6,347
 For Retirement of Debt and
    Liabilities                        47,046     47       --     13,294        --            --        13,341
 Stock-Based Compensation                  --      -       --      4,493        --            --         4,493
 Beneficial Conversion Features on
  Convertible Debentures                   --      -       --      6,912        --            --         6,912

 Unrealized Holding Loss                   --      -       --                   --          (321)         (321)
                                     -------------------------------------------------------------------------
 Total Shareholders' Equity
    As of August 31, 2004             205,509   $206    $  --  $ 208,051 $(157,106)      $(1,048)     $ 50,103
                                     =========================================================================

 See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                     EAGLE BROADBAND, INC., AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                 For the years ended August 31,
                                              -----------------------------------
                                                 2004          2003       2002
                                              ----------    ---------  ----------
Cash Flows from Operating Activities
Net Loss                                       $(39,005)    $(36,501)   $(76,973)
                                              ----------    ---------  ----------

Adjustments to Reconcile Net Loss to Net
 Cash
Used by Operating Activities:
Impairment, write-downs &restructuring
 costs                                            1,300       10,238      64,665
Gain (Loss) on sale of Assets                       611           --          --
Interest for beneficial conversion value          6,912           91
Depreciation and Amortization                     5,097        5,232       6,397
Stock Issued for Interest Expense                   108        2,477         100
Stock Issued for Services Rendered               10,841        1,820         882
Provision for bad debt                            2,643        2,177        (363)
(Increase)/Decrease in Accounts Receivable       (1,750)         124       2,479
(Increase)/Decrease in Inventories                1,496         (910)      4,578
(Increase)/Decrease in Prepaid Expenses             341         (311)        386
Increase/(Decrease) in Accounts Payable          (1,016)         921         232
Increase/(Decrease) in Accrued Expenses           8,929        8,557      (3,180)
                                              ----------    ---------  ----------
Total Adjustment                                 35,512       30,416      76,176
                                              ----------    ---------  ----------
Net Cash Used by Operating Activities            (3,493)      (6,085)       (797)
                                              ----------    ---------  ----------
Cash Flows from Investing Activities
(Purchase)/Disposal of Property and
 Equipment                                         (729)      (2,121)    (12,886)
Increase/(Decrease) Deferred Costs                  334           --          --
Increase/(Decrease) in Intangible Costs             (40)          --          --
Increase/(Decrease) in Marketable
 Securities                                         842          434          87
(Increase)/Decrease in Other Assets                (452)         411          --
(Purchase)/Disposal of Contact Wireless &
 DSS Security,                                       --           --        (869)
Net of Cash Acquired
Gross Equipment Purchase for Direct
 Financing Leases                                (1,212)          --          --
Principal Collections on Direct Financing
 Leases                                              41           --          --
                                              ----------    ---------  ----------
Net Cash Used by Investing Activities            (1,216)      (1,276)    (13,668)
                                              ----------    ---------  ----------

Cash Flows from Financing Activities
Increase/(Decrease) in Notes Payable &
 Long-Term Debt                                   5,936        7,297         387
Increase/(Decrease) in Capital Leases                --           --           3
Increase/(Decrease) in Line of Credit                --           --      (1,846)
Increase/(Decrease) in Deferred Taxes                --           --          32
Proceeds from Sale of Common Stock, Net              --          182          --
Syndication costs                                    --         (368)         --
Treasury Stock                                       --         (199)       (918)
                                              ----------    ---------  ----------
Net Cash Provided (Used) by Financing
 Activities                                       5,936        6,912      (2,342)
                                              ----------    ---------  ----------
Net Increase/(Decrease) in Cash                   1,227         (449)    (16,807)
Cash at the Beginning of the Year                   824        1,273      18,080
                                              ----------    ---------  ----------
Cash at the End of the Year                   $   2,051     $    824    $  1,273
                                              ==========    =========  ==========
Supplemental Disclosure of Cash Flow
 Information:
Net Cash Paid During the Year for:
Interest                                      $   1,305     $  3,288    $    165


See accompanying notes to consolidated financial statements.


                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


NOTE 1 - Basis of Presentation and Significant Accounting Policies:

         Eagle Broadband, Inc. (the "Company" or "Eagle"), incorporated as a Texas corporation on May 24, 2993, and commenced business in April of 1996. The Company is a leading provider of broadband, Internet protocol (IP) and satellite communications technology and services. The Company is focused on three core businesses: broadband bundled services, IP set-top boxes and satellite communications technology. The Company's product offerings include an exclusive "four-play" suite of IP-based broadband bundled services with high-speed Internet, cable TV, telephone and security monitoring, and a turnkey suite of financing, network design, operational and support services that enables municipalities, utilities, real estate developers, hotels, multi-tenant owners and service providers to deliver exceptional value, state-of-the-art entertainment and communications choices and single-bill convenience to their residential and business customers. Eagle offers the HDTV-ready Media Pro IP set-top box product line that enables hotel operators and service providers to maximize revenues by offering state-of-the-art in-room entertainment and video services. The Company also develops and markets the SatMAX satellite communications system that allows government, military, homeland security, aviation, maritime and enterprise customers to deliver reliable, non-line-of-sight, voice and data communications services via the Iridium satellite network from any location on Earth.

A)   Consolidation

         At August 31, 2004, 2003 and 2002, the Company's subsidiaries were:
Atlantic Pacific Communications, Inc. (APC) - operated as Eagle Communication Services; Etoolz, Inc. (ETI); Eagle Wireless International, Inc. (EWI); ClearWorks.net, Inc. (.NET); ClearWorks Communications, Inc. (COMM) - operated as Eagle BDS Services; ClearWorks Home Systems, Inc. (HSI) - operated as Eagle Residential Structured Wiring; Contact Wireless, Inc. (CWI) - operating as Eagle Paging Services; DSS Security, Inc., (DSS) - operated as Eagle Security Services; United Computing Group, Inc. (UCG) - operated as Eagle Technology Services; and Link Two Communications, Inc. (LINK II) - operated as Eagle Messaging Services. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

B)   Cash and Cash Equivalents

         The Company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any potential credit loss is minimal.

         The Company has $2,051,000 and $824,000 of cash and cash equivalents invested in interest bearing accounts at August 31, 2004, and August 31, 2003, respectively.

C)   Property and Equipment

         Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes. The recovery classifications for these assets are listed as follows:


                                                              Years
                                                    --------------------------
Headend Facility and Fiber Infrastructure                      20
Manufacturing Equipment                                        3-7
Furniture and Fixtures                                         2-7
Office Equipment                                                5
Leasehold Improvements                                    Life of Lease
Property and Equipment                                          5
Vehicles                                                        5


         Expenditures for maintenance and repairs are charged against income as incurred whereas major improvements are capitalized. Eagle has acquired all of its property and equipment with either cash or stock and has not capitalized any interest expenses in its capital assets.

D)   Inventories

         Inventories are valued at the lower of cost or market. The cost is determined by using the FIFO method. Inventories consist of the following items, in thousands:

                              August 31,
                          2004           2003
                       ----------     ----------
Raw Materials              $ 294        $ 1,826
Work in Process              108          1,237
Finished Goods                 1            136
                       ----------     ----------
                           $ 403        $ 3,199
                       ==========     ==========

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


E)   Revenue Recognition

         The Company designs, manufactures, markets and services its products and services under the Eagle Broadband, Inc.; BroadbandMagic; ClearWorks Communications, Inc.; ClearWorks Home Systems, Inc.; Eagle Wireless International, Inc., Atlantic Pacific Communications, Inc.; Link Two Communications, Inc.; United Computing Group, Inc.; Contact Wireless, Inc.; and DSS Security, Inc., names.

         Eagle adopted EITF 00-21, "Revenue Arrangements with Multiple Deliverables," in the fourth quarter of fiscal 2003. The impact of adopting EITF 00-21 did not have a material effect to Eagle's results of operations. Eagle's contracts that contain multiple elements as of August 31, 2004, or prior were immaterial. When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, Eagle allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value. In the absence of fair value for a delivered element, Eagle allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements. In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled. Eagle limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

     Deferred Revenues

         Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet as a current liability until the service is performed and then recognized in the period in which the service is completed. Eagle's deferred revenues primarily consist of billings in advance for cable, Internet, security and telephone services, which generally are between one and three months of services. Eagle had deferred revenues of $353,000 and $230,000 as of August 31, 2004 and 2003, respectively.

     Eagle Wireless International, Inc.

         Eagle designs, manufactures and markets transmitters, receivers, controllers and software, along with other equipment used in commercial and personal communication systems, radio and telephone systems. Revenues from these products are recognized when the product is shipped. Eagle's Wireless International Product revenues are reported under the category "Products" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "Eagle" within Note 22 - Industry Segments.

     BroadbandMagic

         BroadbandMagic designs, manufactures and markets the IP set-top boxes. Products are sent principally to commercial customers for a pre-sale test period of ninety days. Upon the end of the pre-sale test period, the customer either returns the product or accepts the product, at which time Eagle recognizes the revenue. Eagle's Broadband Multimedia and Internet Products revenues are reported under the category "Products" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "Eagle" within Note 22 - Industry Segments. Revenue from software consists of software licensing. There is no post-contract customer support. Software revenue is allocated to the license using vendor specific objective evidence of fair value ("VSOE") or, in the absence of VSOE, the residual method. The price charged when the element is sold separately generally determines VSOE. In the absence of VSOE of a delivered element, Eagle allocates revenue to the fair value of the undelivered elements and the residual revenue to the delivered elements. Eagle recognizes revenue allocated to software licenses at the inception of the license.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004

     Eagle Broadband, Inc.

         Eagle Broadband, Inc., engages independent agents for sales principally in foreign countries and certain geographic regions in the United States. Under the terms of these one-year agreements the distributor or sales agents provide the companies with manufacturing business sales leads. The transactions from these distributors and agents are subject to Eagle's approval prior to sale. The distributorship or sales agent receives commissions based on the amount of the sales invoice from the companies to the customer. The sale is recognized at the time of shipment to the customer. These sales agents and distributors are not a significant portion of total sales in any of the periods presented. Eagle's Broadband, Inc. revenues are reported under the category "Products" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "Eagle" within Note 22 - Industry Segments.

     Eagle BDS Services - dba ClearWorks Communications, Inc.

         ClearWorks Communications, Inc., provides Bundled Digital Services to business and residential customers, primarily in the Texas market. Revenue is derived from fees charged for the delivery of Bundled Digital Services, which includes telephone, long distance, Internet, security monitoring and cable services. This subsidiary recognizes revenue and the related costs at the time the services are rendered, Installation fees are recognized upon completion and acceptance. Eagle's BDS Services revenues are reported under the category "Broadband Services" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "EBS/DSS" within Note 22
- Industry Segments.

     Eagle Residential Structured Wiring - dba ClearWorks Home Systems, Inc.

         ClearWorks Home Systems, Inc., sells and installs structured wiring, audio and visual components to homes. This subsidiary recognizes revenue and the related costs at the time the services are performed. Revenue is derived from the billing of structured wiring to homes and the sale of audio and visual components to the homebuyers. Eagle's Residential Structured Wiring revenues are reported under the category "Structured Wiring" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "APC/HSI" within Note 22 - Industry Segments.

     Eagle Communication Services - dba Atlantic Pacific Communications, Inc.

         Atlantic Pacific Communications, Inc., provides project planning, installation, project management, testing and documentation of fiber and cable to commercial and industrial clients throughout the United States. The revenue from the fiber and cable installation and services is recognized upon percentage of completion of the project. Most projects are completed in less than one month, therefore, matching revenue and expense in the period incurred. Service, training and extended warranty contract revenues are recognized as services are completed. Eagle's Communications Services revenues are reported under the category "Structured Wiring" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "APC/HSI" within
Note 22 - Industry Segments.

     Etoolz, Inc.

         Etoolz, Inc., provides research and development support for all Eagle companies and does not currently provide billable services to independent third parties.

     Eagle Messaging Services - dba Link Two Communications, Inc.

         Link Two Communications, Inc., provides customers with one- and two-way messaging systems. The revenue from the sale of these products is recognized at the time the services are provided. Eagle's Messaging Services revenues are reported under the category "Other" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "Eagle" within Note 22 - Industry Segments.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


     Eagle Paging Services - dba Contact Wireless, Inc.

         Contact Wireless, Inc., provides customers with paging and mobile telephone products and related monthly services. Revenue from product sales is recorded at the time of shipment. Revenue for the mobile phone and paging service is billed monthly as the service is provided. Eagle's Paging Services revenues are reported under the category "Other" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "Other" within Note 22 - Industry Segments.

     Eagle Security Services - dba DSS Security, Inc.

         DSS Security, Inc., provides monthly security monitoring services to residential customers. The customers are billed three months in advance of service usage. The revenues are deferred at the time of billing and ratably recognized over the prepayment period as service is provided. Installation fees are recognized upon completion and acceptance. Eagle's Security Services revenues are reported under the category "Broadband Services" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "EBS/DSS" within Note 22 - Industry Segments.

     Eagle Technology Services - dba United Computing Group, Inc.

         United Computing Group, Inc., provides business-to-business hardware and software network solutions and network monitoring services. The revenue from the hardware and software sales is recognized at the time of shipment. The monitoring services recognition policy is to record revenue on completion. Eagle's Technology Services product revenues are reported under the category "Products" while the services components are reported under the category "Other" on Eagle's Consolidated Statements of Operations included as page F-4 of this report and also under the category "UCG" within Note 22 - Industry Segments.

F)   Research and Development Costs

         Research and development expenditures are generally charged to operations as incurred. For the years ended August 31, 2004, 2003 and 2002, the Company performed research and development activities for internal projects related to its SatMAX global non-line-of-sight communications system, IP set-top boxes as well as its multi-media entertainment centers. Research and development costs of $557,000, $411,000, and $404,000, were expensed for the years ended August 31, 2004, 2003, and 2002, respectively.

         No research and development services were performed for outside parties for the year ended August 31, 2004, 2003 and 2002.

G)   Income Taxes

         The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes. Timing differences exist between book income and tax income, which relate primarily to depreciation methods.

H)   Net Earnings Per Common Share

         Net earnings per common share are shown as both basic and diluted. Basic earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents. The components used for the computations are shown as follows, in thousands:

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



                                             2004          2003        2002
                                          ----------   -----------  ----------
Weighted Average Number of Common
Shares Outstanding Including:
 Basic Common Stock Equivalents             185,046        95,465      64,004
 Fully Diluted Common Stock Equivalents     185,046        95,465      64,158


I) Impairment of Long-Lived Assets and Goodwill

         Our long-lived assets primarily include goodwill, contract rights and customer relationships. Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") requires that goodwill and intangible assets be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill and intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit.

         The intangible assets primarily are the Company rights to deliver bundled digital services such as, Internet, telephone, cable television and security monitoring services to residential and business users. The Company assessed the fair value of the intangible assets. There were a number of significant and complex assumptions used in the calculation of the fair value of the intangible assets. If any of these assumptions prove to be incorrect, the Company could be required to record a material impairment to its intangible assets. The assumptions include significant market penetration in its current markets under contract and significant market penetration in markets where they are currently negotiating contracts.

         The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value:

              1) Quoted market prices in active markets.
              2) Estimate based on prices of similar assets
              3) Estimate based on valuation techniques


         At August 31, 2002, Eagle determined that an impairment of Link Two paging network equipment and nationwide licenses existed. Link Two Communications competes with many established companies in the nationwide one and two-way messaging services area. The paging industry has declined over the past year and the major paging companies have undergone significant beneficial financial restructurings. These companies are able to offer products and related services at more favorable rates than Link Two. Because the paging industry and related financial credit availability from banks for financing emerging nationwide networks has been declining over the last year, Link Two has been unable to obtain significant funding to expand and provide cost effective service to its customers. Accordingly, Link Two has had to curtail its development on a nationwide basis and restricted its operations to serve the Houston and Dallas, Texas, markets. The equipment servicing the nationwide network has been inactive and is being dismantled. The equipment servicing the nationwide network is inactive and has been impaired as well as the value of the related FCC licenses. At August 31, 2002, management estimated through recent sales of equipment and industry pricing of FCC licenses that an impairment charge of $27,100,000 was necessary to reflect the ongoing value of its assets and licenses.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



         At August 31, 2003, management determined that a $7,611,000 non-cash impairment charge was necessary against realigned operations and the discontinued sale of low margin commodity products, residential and commercial structured wiring operations and the withdrawal from its Austin area BDS development based on the lack of demand for BDS services resulting from a slower build out of the development than originally projected in conjunction with local market competition. Included in the impairment was the write down of goodwill associated with the Comtel acquisition of $1,878,000.

J)   Intangible Assets

         Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition and were being amortized using the straight-line method over twenty (20) years for Atlantic Pacific Communications, Inc., and twenty-five (25) years for Bundled Digital Services through June 30, 2001.

         Contract rights and customer relationships relate to the Company rights to deliver bundled digital services such as Internet, telephone, cable television and security monitoring services to certain residential and business users that were acquired in the Clearworks.net, Inc. merger and are being amortized over the lives of the contracts which is fifteen (15) years.

         Other intangible assets consist of licenses and permits and other acquired contracts, which are being amortized using the straight-line method over their estimated useful lives of 1 to twenty (20) years. Eagle's licenses include FCC licenses for designated narrowband personal communications services, radio frequencies or spectrum to service providers. Prior to the adoption of FAS 142, Eagle amortized these licenses using the straight line method over twenty years. At August 31, 2002, management estimated through recent sales of equipment and industry pricing of FCC licenses that an impairment charge of $27,100,000 was necessary to reflect the ongoing value of its assets and licenses; thereby leaving an unamortized balance of licenses on its books of $1,562,000. Eagle does not maintain that these licenses have an indefinite life, but rather has ceased amortizing the remaining balance of $1,562,000 as management believes that this balance represents the salvage value of such assets. Eagle, to date, has maintained all operational requirements to keep its licenses current, and periodically assesses both future operating requirements as well as the salvage of such assets.

         During the fiscal year ended August 31, 2004, and subsequent to the issuance of the Company's financial statements as of August 31, 2003, it was determined that the allocation of the purchase price to net assets acquired in connection with its acquisition of ClearWorks.net, Inc., and certain other classifications of intangible assets had not been appropriately classified. Eagle also determined that goodwill was impaired at August 31, 2002, and recorded an impairment charge of $37,565,000, Goodwill is carried at cost less accumulated amortization. Intangible assets were amortized on a straight-line basis over the economic lives of the respective assets, generally ten to twenty-five years. Prior to July 1, 2001, goodwill was amortized over 20 to 25 years. The Company's adoption of SFAS 142 eliminated the requirement to amortize goodwill subsequent to the fiscal year ending August 31, 2001. Under the provisions of SFAS 142, the Company is required to periodically assess the carrying value of goodwill associated with each of its distinct business units that comprise its business segments of the Company to determine if impairment in value has occurred. Impairment tests completed as of August 31, 2002 and August 31, 2001 concluded that the carrying amount of goodwill for each acquired business unit did not exceed its net realizable value based on the Company's estimate of expected future cash flows to be generated by its business units, except as described above in Note I. The Company updated its assessment as of August 31, 2003 and concluded that based on a valuation model incorporating expected future cash flows in consideration of historical cash flows and results to date, no impairment charge was necessary.

         Goodwill and other intangibles of $35,238,000 net of prior impairments and amortization were recorded under the purchase method for the purchases of ClearWorks.net, Inc., Atlantic Pacific, Inc., DSS Security, Inc., Contact Wireless, Inc., and Comtel, Inc. The majority of the intangibles were from the ClearWorks acquisition. ClearWorks was in the business of selling telecommunications services to residential neighborhoods. In fiscal 2003, Eagle realized it had failed to successfully achieve profits using the ClearWorks model of installing fiber optic cable to neighborhoods under the speculative attempt to capture enough individual homeowners in each neighborhood via individual selling methods to pay for the cable infrastructure. In early 2003, Eagle modified its strategy to deliver the ClearWorks developed bundled digital services approach including Internet, telephone, cable television and security monitoring services to residential and business users by targeting municipalities, homebuilders and residential real estate developers that finance and install the fiber optic cable backbone in every lot and offer Eagle exclusive rights to deliver digital bundled services to homeowners, using pre-selling promotions and other low cost mass marketing techniques.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004

         Eagle assessed the fair value of the intangible assets as of August 31, 2004, and concluded that the goodwill and other intangible assets valuations remain at an amount greater than the current carrying and other intangible assets value.

         There were a number of significant and complex assumptions used in the calculation of the fair value of the goodwill. If any of these assumptions prove to be incorrect, Eagle could be required to record a material impairment to its goodwill. The assumptions include significant market penetration in its current markets under contract and significant market penetration in markets where they are currently negotiating contracts.

K)   Advertising Costs

         Advertising costs are expensed when incurred. For the year ended August 31, 2004, 2003, and 2002, the Company expensed $29,000, $247,000 and $963,000, respectively.

L)   Deferred Syndication Costs

         Deferred syndication costs consist of those expenditures incurred that are directly attributable to fundraising and the collection thereto. Upon successful collection of the funds, all expenses incurred will be reclassified to additional paid in capital and treated as syndication costs; netted against the funds raised.

M)   Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

N)   Marketable Securities

         Eagle holds minority equity investments in companies having operations or technology in areas within Eagle's strategic focus. Eagle applies the equity method of accounting for minority investments when Eagle has the ability to exert significant influence over the operating and financial policies of an investment. In the absence of such ability, Eagle accounts for these minority investments under the cost method. Certain investments carry restrictions on immediate disposition. Investments in public companies (excluding those accounted for under the equity method) with restrictions of less than one year are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses, net of tax, recorded as a component of accumulated other comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses, which are reported in other income and expense. Declines in value that are judged to be other than temporary are reported in other income and expense.

         The Company has Securities Available for Sale that include shares of common stock and bonds. These investments have a fair market value of $551,000 and of $1,714,006 and are included in the Balance Sheet category "Securities Available for Sale" as of August 31, 2004 and 2003. (See Note 10.)


O)   Other Comprehensive Income

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Other Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This statement considers the presentation of unrealized holding gains and losses attributable to debt and equity securities classified as available-for-sale. As stated, any unrealized holding gains or losses affiliated to these securities are carried below net income under the caption "Other Comprehensive Income." For the fiscal year ended August 31, 2004, 2003, and 2002 other comprehensive loss was ($321, 000), ($71,000) and ($279,000), respectively.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



P)   Reclassification

          The Company has reclassified certain assets costs and expenses for the years ended August 31, 2004, 2003 and 2002, to facilitate comparisons.

Q) Supporting Costs in Selling, General and Administrative Expenses

         Other support costs for the twelve months ended August 31, 2004, 2003, and 2002 are as follows, in thousands: -


                                             2004                  2003                  2002
                                        --------------        --------------         ----------
Advertising/Conventions                      $    --              $     --              $     8
Auto Related                                      22                    19                  111
Bad Debt                                       2,643                 2,177                   --
Delivery/Postage                                  47                    95                  162
Fees                                             288                   418                   --
Insurance and Office                             425                   437                  191
Professional and Contract Labor                6,818                 6,129                  514
Rent                                             507                 1,183                1,052
Repairs and Maintenance                           43                    47                   63
Travel                                           237                   377                  459
Taxes                                          1,474                   170                   53
Telephone and Utilities                          794                 1,394                1,340
Other                                             69                   291                   21
                                        ------------          ------------           ----------
Total                                       $ 13,367              $ 12,737              $ 3,974
                                        ============          ============           ==========


R)   Recent Pronouncements

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that costs associated with an exit or disposal activity be recognized only when the liability is incurred (that is, when it meets the definition of a liability in the FASB's conceptual framework). SFAS 146 also establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS in the first quarter of fiscal 2003.

         In January 2003, FASB issued Interpretation No. 46 (FIN 46), an interpretation of Accounting Research Bulletin No. 51, which requires the Company to consolidate variable interest entities for which it is deemed to be the primary beneficiary and disclose information about variable interest entities in which it has a significant variable interest. FIN 46 became effective immediately for variable interest entities formed after January 31, 2003 and effective for periods ending after December 15, 2003, for any variable interest entities formed prior to February 1, 2003. The Company does not believe that this Interpretation will have a material impact on its consolidated financial statements.

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which requires that the extinguishment of debt not be considered an extraordinary item under APB Opinion No. 30 ("APB 30"), "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," unless the debt extinguishment meets the "unusual in nature and infrequent of occurrence" criteria in APB 30. SFAS 145 is effective for fiscal years beginning after May 15, 2002, and, upon adoption, companies must reclassify prior period items that do not meet the extraordinary item classification criteria in APB 30. The Company adopted SFAS 145 and related rules as of August 31, 2002. The adoption of SFAS 145 had no effect on the Company's financial position or results of operations. In March 2004, the FASB issued a proposed Statement, "Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95," that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for either equity instruments of the Company or liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using the intrinsic method that the Company currently uses and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of operations. The effective date of the proposed standard is for periods beginning after June 15, 2005. It is expected that the final standard will be issued before December 31, 2004 and should it be finalized in its current form, it will have a significant impact on the consolidated statement of operations as the Company will be required to expense the fair value of stock option grants and stock purchases under employee stock purchase plan.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



         In April 2004, the Emerging Issues Task Force ("EITF") issued Statement No. 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company. In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08"). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this Issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Currently, there would be no effect of this proposed statement on our financial position and results of operations.

         In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-01") as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on its financial position and results of operations.

S)   Product Warranties

         The Company warrants its products against defects in design, materials and workmanship generally for six months to a year. Other warranties from our vendors which are incorporated in our products are passed on to the customer at the completion of the sale. Provision for estimated warranty costs is made in the period in which such costs become probable. Historically, Eagle has not incurred any material warranty costs and, accordingly, Eagle has not accrued for these costs at August 31, 2004 and 2003. Eagle provides for the estimated cost of product warranties at the time it recognizes revenue. Eagle engages in product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers; however, ongoing product failure rates, material usage and service delivery costs incurred in correcting a product failure, as well as specific product class failures outside of Eagle's baseline experience, affect the estimated warranty obligation. If actual product failure rates, material usage or service delivery costs differ from estimates, revisions to the estimated warranty liability would be required.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


T) Beneficial Conversion Values:

         Beneficial conversion values are calculated at the difference between the conversion price and the fair value of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible. The beneficial conversion value is charged to interest expense because the debt is convertible at the date of issuance. The value is limited to the total proceeds received.


NOTE 2 - RELATED PARTY TRANSACTIONS:

     Sale of Assets:

         During the fiscal year ended August 31, 2004, the Company completed a transaction with an effective date of October 1, 2003, with Eagle RF International, Inc. (dba ERF), to sell certain assets of its subsidiary Contact Wireless, Inc. Eagle RF International, Inc., is a private company engaged in providing products and services to the wireless industry. ERF has a board member who is also a member of the Company's board of directors, namely H. Dean Cubley. The assets sold related to the Contract Wireless paging network business and included a switch center lease and tower lease, network equipment, network contracts, paging licenses, accounts receivable, inventory, furniture and fixtures. The Company had downsized this subsidiary during the course of fiscal 2003 and during the three months ended February 29, 2004, elected to exit this business segment. The Company has recorded approximately $329,000 in revenues with a corresponding segment loss of approximately $387,000 from this business segment in fiscal 2003 and recorded approximately $80,000 in revenues with a corresponding loss of $25,000 in the first quarter of fiscal 2004. The Company had no competing offers with respect to the sale of assets and/or sale of the business and the Company's board of directors determined that the offer from ERF represented fair value. The Company terminated its remaining employees associated with this subsidiary and ERF entered into new employment arrangements with certain of these employees. Additionally, ERF assumed certain liabilities and subleased certain property from the Company in Houston and San Antonio. In conjunction with this transaction, the Company recorded a loss of $642,000 on the sale of assets and certain other costs incurred in the exit from this line of business.

     Compensation

         Eagle renewed a professional service agreement effective April 1, 2004, with the son of a director. The agreement states that consulting services provided will include support in the areas of management information systems, investor relations, and corporate finance and accounting. Compensation includes monthly salary of $10,000 and quarterly issuance of stock options to purchase common stock of Eagle Broadband.

         In addition, compensation for certain officers and key employees under incentive clauses of their employment contracts (i) includes a non-cash expense of $4,493,000 incurred upon the modification of warrants for 4,200,000 common shares and (ii) reflects a guaranteed compensation of the modified warrants equivalent to $1.75 less the warrant strike price.


NOTE 3 - ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following, in thousands:


                                              August 31,
                                  ---------------------------------
                                      2004                 2003
                                  ------------         ------------
Accounts Receivable               $     3,866          $     2,116
Allowance for Doubtful Accounts        (2,396)                (412)
                                  ------------         ------------
Accounts Receivable, Net          $     1,470          $     1,704
                                  ============         ============

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004

NOTE 4 - PROPERTY, PLANT & EQUIPMENT AND INTANGIBLE ASSETS:

     Components of property, plant & equipment are as follows, in thousands:


                                                         August 31,
                                               --------------------------------
                                                   2004                2003
                                               ------------       -------------
Automobile                                     $       143         $       143
Headend facility and fiber infrastructure           27,146              26,688
Furniture and fixtures                                 516                 565
Leasehold improvements                                 133                 122
Office equipment                                     7,454                 979
Property, manufacturing and equipment          $     1,023         $     7,925
                                               ------------       -------------
Total Property, Plant and Equipment                 36,415              36,422
Less accumulated depreciation                  $    (7,837)        $    (5,689)
                                               ------------       -------------
Net property, plant and equipment              $    28,578         $    30,733
                                               ============       =============


         Eagle expenses repairs and maintenance against income as incurred whereas major improvements are capitalized. Eagle defines major improvements as those assets acquired that extend the life of the underlying base asset while defining other improvements that do not extend the life as repairs and maintenance. Eagle expensed repairs and maintenance of $43,000, $47,000 and $63,000 for the three years ended August 31, 2004, 2003 and 2002, respectively, whereas it did not have any capitalized major improvements for the same time periods.

         Eagle's headend facility and fiber infrastructure consist primarily of digital computing and telecommunications equipment that comprise Eagle's main headend facility at it headquarters, wireless headend equipment, a digital headend facility and a fiber backbone in the master planned communities in which it operates and a fiber ring connecting the various master planned communities in the Houston area. These fiber and headend infrastructures are similar to those that would exist in a major telecommunications or cable television provider that offers digital services for Internet, cable TV, telephone and security monitoring services. Eagle determined that a twenty-year straight line depreciation method is appropriate for its Headend Facility and Fiber Infrastructure based on industry standards for these asset types.

     Components of intangible assets are as follows, in thousands:

                                                       August 31,
                                                 -------------------------
                                                  2004               2003
                                                 -------           -------
Goodwill                                         $ 5,596           $ 5,596
Accumulated Amortization                          (1,501)           (1,501)
                                                 -------           -------
                                                 $ 4,095           $ 4,095
                                                 -------           -------
Contract Rights                                  $28,691           $28,691
Accumulated Amortization                          (7,013)           (5,101)
                                                 -------           -------
                                                 $21,678           $23,590
                                                 -------           -------
Customer Relationships                           $ 7,189           $ 7,189
Accumulated Amortization                          (1,758)           (1,277)
                                                 -------           -------
                                                 $ 5,431           $ 5,912
                                                 -------           -------
Other Intangible Assets                          $ 6,839           $ 6,839
Accumulated Amortization                          (2,805)           (2,473)
                                                 -------           -------
                                                 $ 4,034           $ 4,366
                                                 -------           -------

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



NOTE 5 - BUSINESS COMBINATIONS:

         Effective January 1, 2002, the Company acquired DSS Security, Inc., and Contact Wireless in a business combination accounted for as a purchase. DSS Security, Inc., provides security monitoring to business and residential customers. Contact Wireless sells and services mobile phones and one- and two-way messaging devices. The Company paid cash of $450,000 and issued a short-term note payable of $130,000 for the assets of Contact Wireless for a total purchase price of $580,000. Additionally, the Company acquired DSS Security, Inc., for $2,002,147. In this transaction, the Company issued 2,002,147 shares of its common stock with a guaranteed value of $1 per share. The Company allocated $51,595 to the fair value of the property and equipment and $1,950,552 in goodwill. The allocation of the purchase price is based on the fair value of the assets acquired based on management's estimates and existing contracts. At August 31, 2003 and 2002, the Company has accruals for $573,000 and $921,000; respectively for the portion of the purchase that represents the difference between purchase price and market value of the Company's common stock on the date of purchase.

NOTE 6 - NOTES PAYABLE:

     The following table lists the Company's note obligations as of August 31, 2004 and 2003, in thousands:


                                               Annual                             Amount
                                               Interest                   --------------------
                                               Rate          Due Date      2004          2003
                                               ----------  ----------     ------       -------

Vehicles                                        Various       Various     $  --        $      4
5% Convertible Debenture (Note 9) Tail Wind      5.0%          Demand        --           1,200
Convertible Debenture                            2.0%          Demand        --           1,595
Notes Payable: Investor Group                    10.0%       Oct. 2003       --             900
Notes Payable: Investor Group                    8.0%          Demand     4,888              --
Notes Payable: Q Series Bonds                    12.0%        Various       744           1,363
Other                                           Various       Various       288             717
                                                                          ------       --------

Total Notes Payable                                                       $5,920       $  5,779
                                                                          ------       --------
Less Current Portion                                                       5,920          5,779
                                                                          ------       --------
Total Long-Term Debt                                                      $   --       $     --
                                                                          ======       ========



NOTE 7 - CAPITAL LEASE OBLIGATIONS:

         The Company historically has leased equipment from various companies under capital leases. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the estimated useful life with the value and depreciation being included as a component of Property and Equipment under operating equipment. As of August 31, 2004, there was no equipment under capital lease.

NOTE 8 - LINES OF CREDIT:

         On July 16, 2002, the Company entered into a $20,000,000 line of credit with Cornell Capital Partners, LP (CCP). The Company has not drawn on the line of credit and currently has no plans to do so. One of the issues in the litigation between CCP and the Company (see Legal Proceedings below) is whether the Company owes CCP a commitment fee for this line of credit. Cornell contends that the Company owes $395,000 of stock; the Company denies the liability.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004





NOTE 9 - CONVERTIBLE DEBENTURES:

         During October 2002, the Company entered into a $3,000,000 convertible debenture agreement with Cornell Capital Partners, LP (CCP). During the three month period ended November 30, 2003, the principal balance of the debenture was repaid, although a lawsuit remains outstanding - see Legal Proceedings. On July 16, 2002, the Company entered into a $20,000,000 line of credit with Cornell Capital Partners, LP (CCP). The Company has not drawn on the line of credit and currently has no plans to do so. One of the issues in the litigation between CCP and the Company (see Legal Proceedings below) is whether the Company owes CCP a commitment fee for this line of credit. Cornell contends that the Company owes $395,000 of stock; the Company denies the liability. The Company is currently negotiating to settle this contested liability and the cancellation of the line of credit.

         During 2001, the Company acquired ClearWorks.net, Inc., and as a result, ClearWorks is a wholly owned subsidiary of Eagle. Link Two Communications, Inc., is a subsidiary of ClearWorks. Link Two entered an agreement with The Tail Wind Fund Ltd., under which Tail Wind purchased from Link Two a 2% convertible note in the initial amount of $5,000,000. As a result of the acquisition, Eagle the parent of Link Two, has guaranteed the Link Two notes issued to Tail Wind and allowed Tail Wind to convert the above mentioned debt into Eagle common stock and warrants at various rates. During fiscal 2002 Eagle made payments of $500,000 in cash and converted $2,500,000 into common stock. During fiscal 2003, Tail Wind converted $405,169 into common stock and during fiscal 2004 Eagle made the final payment of $1,594,831 in cash.

         Between November 25, 2002, and June 9, 2003, the Company sold approximately $6.5 million of convertible debt securities to 45 accredited investors. The securities consisted of $25,000, 12% five-year bonds. The bonds are due and payable upon maturity at the end of the five-year period. Interest on the bonds is payable at the rate of 12% per annum, and is payable semiannually. The bondholder may require the Company to convert the bond (including any unpaid interest) into shares of the Company's common stock at any time during the first year but not thereafter. The conversion rates vary from $0.16 to $0.34 per share. The Company may redeem the bonds at any time after the first year.

         Between October 30, 2003, and November 5, 2003, the Company sold approximately $4.1 million of convertible debt securities to 36 accredited investors. The securities consisted of $25,000, 12% five-year bonds. The bonds are due and payable upon maturity at the end of the five-year period. Interest on the bonds is payable at the rate of 12% per annum, and is payable semiannually. The bondholder may require the Company to convert the bond (including any unpaid interest) into shares of the Company's common stock at any time during the first year but not thereafter. The conversion rates vary from $0.50 to $0.75 per share. The Company may redeem the bonds at any time after the first year.

         Eagle Broadband, Inc. ("Eagle" or "Company") entered into a Securities Purchase Agreement dated June 2, 2004, (the "Agreement") with four accredited investors (collectively, the "Investors"), pursuant to which Eagle agreed to sell, and the Investors agreed to purchase, debentures in the principle amount of $4,888,400 bearing interest at the rate of 8% per annum, maturing in June 2007 ("Debentures"), convertible into an aggregate of 5,360,088 shares of Eagle common stock, par value $.001 per share (the "Common Stock"), together with five-year warrants to purchase an aggregate of 1,340,022 shares of Common Stock at an exercise price of $1.265 per share (the " Warrants") ( the funding of the Debentures and issuance of the Warrants referred to as the "Financing").

         The Debentures are convertible immediately. Subject to certain exceptions, in the event that on or before the date on which the Debentures are converted, Eagle issues or sells, or is deemed to have issued or sold in accordance with the terms of the Debentures, any shares of Common Stock for consideration per share less than the conversion price of the Debentures as then in effect (a "Dilutive Issuance"), then the conversion price of the Debentures will be adjusted to equal the consideration per share of Common Stock issued or sold or deemed to have been issued and sold in such Dilutive Issuance.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004





         All of the Warrants are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the Warrants are exercised, Eagle issues or sells, or is deemed to have issued or sold in accordance with the terms of the Warrants, a Dilutive Issuance, then the exercise price of the Warrants will be adjusted to equal the consideration per share of Common Stock issued or sold or deemed to have been issued and sold in such Dilutive Issuance.

         Eagle also granted the Investors a right to participate in subsequent private offerings of its equity or equity equivalent securities undertaken by Eagle for the purpose of raising capital (each, a "Subsequent Placement"). The Investors' right of participation is subject to certain additional limitations and expires 6 months from the effective date of the registration statement filed to register the resale of the shares of Common Stock underlying the Debentures and Warrants ("Shares").

         Eagle has agreed to file a registration statement with the Securities and Exchange Commission within 40 days after the closing of the Financing in order to register the resale of the Shares. If Eagle fails to meet this deadline, if the registration statement is not declared effective prior to the 90th day after the closing date, if Eagle fails to respond to comments made by the SEC within 10 days, if the registration statement ceases to remain effective, or certain other events occur, Eagle has agreed to pay the Investors 2.0% of the aggregate purchase price for each month of such event.

NOTE 10 - SECURITIES HELD FOR RESALE:

         As discussed in Note 1, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and SFAS No. 130, "Accounting for Other Comprehensive Income." At August 31, 2004 and 2003, all of the Company's marketable equity securities are classified as available-for-sale; they were acquired with the intent to dispose of them within the next year.

         At August 31, 2004, securities available for sale include 580,000 shares of Burst.com with a cost basis of $127,832 and a fair market value of $551,000.

         At August 31, 2003, securities available for sale include 1,480,000 shares of common stock of Burst.com, 146,085,264 shares of Celerity Systems common stock and $350,000 Celerity Systems Bonds. These common stock and bond investments have an aggregate cost basis of $1,075,000 and an aggregate fair market value of $1,714,006.

NOTE 11 - INCOME TAXES:

         As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.



                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


     The effective tax rate for the Company is reconcilable to statutory tax rates as follows:


                                                        August 31,
                                          -----------------------------------
                                           2004          2003         2002
                                            (%)          (%)           (%)
                                          --------      -------      --------
U. S. Federal Statutory Tax Rate               34           34            34
U.S. Valuation Difference                     (34)         (34)          (34)
Effective U. S. Tax Rate                        0            0             0
Foreign Tax Valuation                           0            0             0
Effective Tax Rate                              0            0             0

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by apply the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following (in thousands):


                                                        August 31,
                                       ----------------------------------------------
                                          2004             2003              2002
                                       ----------       -----------         ---------
Computed Expected Tax Benefit          $ (13,262)       $   (12,410)        $ (26,171)
Increase in Valuation Allowance           13,262             12,410            26,171
                                       ----------------------------------------------
Income Tax Expense                     $      --        $        --         $      --
                                       ==============================================


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 31, 2004 and 2003, are presented below (in thousands) and include the balances of the merged company ClearWorks.net.

                                                      August 31,
                                           -------------------------------
                                               2004                2003
                                           -----------        ------------
Deferred Tax Assets:
Net Operating Loss Carry Forwards             $ 63,606        $     50,344
Less Valuation Allowance                       (63,606)            (50,344)
                                           -----------        ------------
Net Deferred Tax Assets                       $     --        $          -
                                           ===========        ============


The valuation allowance for deferred tax assets of August 31, 2004, 2003 and 2002, was $63,606,000, $50,344,000 and $25,162,000, respectively. At August 31,
2003 and 2002, the Company has net operating loss carry-forwards of $110,507,000 and $74,006,000, respectively, which are available to offset future federal taxable income, if any, with expirations from 2020 to 2022.

NOTE 12 - ISSUANCE OF COMMON STOCK:

         During the fiscal year ended August 31, 2004, the Company issued shares of common stock. The following table summarizes the shares of common stock issued, in thousands.


        Shares Outstanding August 31, 2003                                   147,447
        Shares Issued for Retirement of Debt and Liabilities                  47,046
        Shares Issued for Service, Compensation Property and Other Assets     11,016
                                                                           ----------
        Shares Outstanding August 31, 2004                                   205,509
                                                                           ==========

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004

NOTE 13 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS:

     The warrants outstanding are segregated into two categories (issued and outstanding and exercisable):

                    Warrants Issued & Outstanding       Warrants Exercisable
Class of   Expiration             August 31,                    August 31,
Warrants      Date            2004         2003             2004         2003
--------   ----------    -----------------------       -----------------------
   0.41      Sep-08      3,800,000    3,800,000        1,550,000    1,550,000
   0.48      Oct-06         25,000       25,000           25,000       25,000
   0.60      Sep-06        400,000      400,000                -            -
   0.61      Jan-05         25,000       25,000           25,000       25,000
   0.69      Oct-04         25,000       25,000           25,000       25,000
   0.75      Sep-08        500,000      500,000                -            -
   0.97      Jul-07         25,000            -                -            -
   1.04      Apr-05         50,000       50,000           50,000       50,000
   1.23      Apr-07         25,000            -                -            -
   1.31      Jan-07         25,000            -           25,000            -
   7.50      Apr-08        800,000      800,000          800,000      800,000
   ESOP      Various       346,002   *  406,131          346,002      406,131
                         -----------------------       -----------------------
                         6,046,002  **6,031,131        2,846,002    2,881,131
                         =======================       =======================

  *Denotes warrants which would have an anti-dilutive effect if currently used to calculate earnings per share for the years ended August 31, 2004 and 2003.

  **Denotes 12,700,000 warrants for shares that have been excluded from this table that are subject to issuance to certain employees under incentive clauses of employment contracts expiring 5 years from the date of issuance. The warrants vest based on accumulated revenue targets ranging from $50 million to $500 million and on market performance of Eagle's common stock at market capitalization between $450 million and $1 billion. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $0.001 per share at purchase prices ranging from $0.41 to $1.50 per share. The Company has determined that the probability of the achievement of such targets is remote as of the date of the issuance of the Company's financial statements and thus has not included them in the outstanding warrant table above. The shares of common stock underlying these warrants were not registered for resale under the Securities Act of 1933. As of August 31, 2004, none of these warrants have been exercised.

NOTE 14 - CAPITALIZATION ACTIVITIES:

         Between November 25, 2002 and June 9, 2003, the Company sold approximately $6.5 million of convertible debt securities to 45 accredited investors. The securities consisted of $25,000, 12% five-year bonds. The bonds are due and payable upon maturity at the end of the five-year period. Interest on the bonds is payable at the rate of 12% per annum, and is payable semiannually. The bondholder may require the Company to convert the bond (including any unpaid interest) into shares of the Company's common stock at any time during the first year but not thereafter. The conversion rates vary from $0.16 to $0.34 per share. The Company may redeem the bonds at any time after the first year.

         Between October 30, 2003 and November 5, 2003, the Company sold approximately $4.1 million of convertible debt securities to 36 accredited investors. The securities consisted of $25,000, 12% five-year bonds. The bonds are due and payable upon maturity at the end of the five-year period. Interest on the bonds is payable at the rate of 12% per annum, and is payable semiannually. The bondholder may require the Company to convert the bond (including any unpaid interest) into shares of the Company's common stock at any time during the first year but not thereafter. The conversion rates vary from $0.50 to $0.75 per share. The Company may redeem the bonds at any time after the first year.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


         Eagle Broadband, Inc. ("Eagle" or "Company") entered into a Securities Purchase Agreement dated June 2, 2004, (the "Agreement") with four accredited investors (collectively, the "Investors"), pursuant to which Eagle agreed to sell, and the Investors agreed to purchase, debentures in the principle amount of $4,888,400 bearing interest at the rate of 8% per annum, maturing in June 2007 ("Debentures"), convertible into an aggregate of 5,360,088 shares of Eagle common stock, par value $.001 per share (the "Common Stock"), together with five-year warrants to purchase an aggregate of 1,340,022 shares of Common Stock at an exercise price of $1.265 per share (the " Warrants") ( the funding of the Debentures and issuance of the Warrants referred to as the "Financing").

NOTE 15 - RISK FACTORS:

         For the years ended August 31, 2004, 2003, and 2002, substantially all of the Company's business activities have remained within the United States and have been extended to the wireless infrastructure, fiber, cabling, computer services and broadband industries. Approximately, 83% of the Company's revenues and receivables have been created solely in the state of Texas, 0% have been created in the international market, and the approximate 17% remainder have been created relatively evenly over the rest of the nation during the year ended August 31, 2004. Approximately, 74% of the Company's revenues and receivables have been created solely in the state of Texas, 0% have been created in the international market, and the approximate 26% remainder have been created relatively evenly over the rest of the nation during the year ended August 31, 2003. Whereas, approximately 84% of the Company's revenues and receivables have been created solely in the state of Texas, 0% has been created in the international market, and the approximate 16% remainder has been created relatively evenly over the rest of the nation for the year ended August 31, 2002. Through the normal course of business, the Company generally does not require its customers to post any collateral.

NOTE 16 - FOREIGN OPERATIONS:

         Although the Company is based in the United States, its product is sold on the international market. Presently, international sales total approximately 0%, 0% and 0% at August 31, 2004, 2003, and 2002, respectively.

NOTE 17 - COMMITMENTS AND CONTINGENT LIABILITIES:

     Leases

         For the years ending August 31, 2004 and 2003, rental expenses of approximately $507,000 and $1,183,000, respectively, were incurred.

         The Company renewed its primary office lease space in League City, Texas, for $24,983 per month with South Shore Harbor Development, Ltd. The renewal lease commenced on June 1, 2004, and expires on May 31, 2009. The Lessor agreed to grant the Company a one-time option to terminate the lease at 36 months by paying an unamortized leasing commission of $35,000 and a penalty of
1.5 months rent of $37,000 for a combined total of $72,000.

                        Period Ending
                          August 31,                Amount
                        ----------------     ----------------
                             2005            $       299,801
                             2006                    299,801
                             2007                    306,180
                             2008                    325,316
                             2009                    243,987
                                             ----------------
                             Total           $     1,475,085
                                             ================


     Legal Proceedings

         In July 2003, Eagle became a defendant in Cornell Capital Partners, L.P. vs. Eagle Broadband, Inc., et al., Civil Action No. 03-1860 (KSH), In the United States District Court for the District of New Jersey. The suit presents claims for breach of contract, state and federal securities fraud and negligent misrepresentation. Plaintiff has also alleged that Eagle has defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture. In November 2003, the principal balance of the debenture was repaid, although the suit remains outstanding. Cornell claims damages in excess of $1,000,000. The Company denies the claims and intends to vigorously defend this lawsuit and the claims against it. Eagle has asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2,000,000. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004





         In December 2000, ClearWorks became a defendant in State Of Florida Department Of Environmental Protection vs. Reco Tricote, Inc. And Southeast Tire Recycling, Inc. A/K/A Clearwork.net, Inc.; In the Circuit Court of The Tenth Judicial Circuit In And For Polk County, Florida. The Florida EPA sued ClearWorks.net presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys' fees and cost of court. ClearWorks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

         In September 2003, Enron sued United Computing Group, Inc. in Enron Corp. (Debtors/Plaintiff) vs. United Computing Group, Inc.; Case No. 01-16034 in the United States Bankruptcy Court for the Southern District of New York. The suit presents claims pursuant to sections 547 and 550 of the Bankruptcy Code to avoid and recover a transfer in the amount of approximately $1,500,000. Defendant has filed an answer, denies the claims and intends to vigorously defend this lawsuit and claims against it. The Company has not accrued any expenses against this lawsuit, as the outcome cannot be predicted at this time.

         In fiscal 2004, The Tail Wind Fund Ltd. sued Link Two Communications and Eagle, Civil Action 04-CV-05776, in the United States District Court for the Southern District of New York. Tail Wind claims breach of contract seeking $25 million. The Company intends to vigorously defend this claim. The Company has accrued $500,000 in expenses against this lawsuit, although the outcome cannot be predicted at this time.

         In November 2004, Palisades Master Fund L.P. sued Eagle Broadband, Ind., and David Weisman, Civil Action 04603626, in New York County, New York Supreme Court. Palisades seeks an injunction setting a conversion price on certain convertible debt and warrants at $0.4456 per share of Eagle common stock and seeks damages in excess of $3.1 million. The Company intends to vigorously defend this claim. The Company has not accrued any expenses against the lawsuit, as the outcome cannot be predicted at this time.

         Eagle is involved in lawsuits, claims, and proceedings, including those identified above, which arise in the ordinary course of business. In accordance with SFAS No. 5, "Accounting for Contingencies," Eagle makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Eagle believes it has adequate provisions for any such matters. Eagle reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Litigation is inherently unpredictable. However, Eagle believes that it has valid defenses with respect to legal matters pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

         We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of pending litigation could have a material adverse effect on our business, financial condition and results of operations. The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company's management does not expect that the results in any of these legal proceedings will have adverse affect on the Company's financial condition or results of operations.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



NOTE 18 - EARNINGS PER SHARE:

         The following table sets forth the computation of basic and diluted earnings per share, in thousands except per-share amount:

                                                       For the year ended August 31, 2004
                                              --------------------------------------------------
                                                Income               Shares         Per-Share
                                              (Numerator)        (Denominator)        Amount
                                              -----------       ---------------   --------------
Net Loss                                       $ (39,005)       $            --   $           --
Basic EPS:
Income Available to Common Stockholders          (39,005)               185,046            (0.21)
Effect of Dilutive Securities Warrants                 -                     --               --
Diluted EPS:
                                              ----------        ---------------   --------------
Income Available to Common Stockholders          (39,005)               185,046   $        (0.21)
 and Assumed Conversions                      ==========        ===============   ==============

                                                       For the year ended August 31, 2003
                                              --------------------------------------------------
                                                Income               Shares         Per-Share
                                              (Numerator)        (Denominator)        Amount
                                              ----------        ---------------   -------------
Net Loss                                      $  (36,501)       $            --   $           --
Basic EPS:
Income Available to Common Stockholders          (36,501)                95,465            (0.38)
Effect of Dilutive Securities Warrants                --                     --               --
Diluted EPS:
                                              ----------        ---------------   --------------
Income Available to Common Stockholders       $  (36,501)       $        95,465   $        (0.38)
 and Assumed Conversions                      ==========        ===============   ==============


For the year ended August 31, 2004, anti-dilutive securities existed. (see Note
13).

NOTE 19 - EMPLOYEE STOCK OPTION PLAN:

         In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of the Company's common stock have been reserved for issuance. Since that time, the Board of Directors have amended the July 1996, employee stock option plan under which 1,000,000 shares of Common Stock have been reserved for issuance. Under this plan, as of August 31, 2004, a total of 346,002 options have been issued to various employees.

         The Company has elected to follow APB 25, "Accounting for Stock Issued to Employees." Accordingly, since employee stock options are granted at market price on the date of grant, no compensation expense is recognized. However, SFAS 123 requires presentation of pro forma net income and earnings per share as if the Company had accounted for its employee stock options granted under the fair value method of that statement. The weighted average fair value of the individual options issued and granted during 2003 is estimated as $0.58 on the date of grant. Management estimates the average fair value for options granted during 2003, to be comparable to those granted in 2002. The impact on net loss is minimal; therefore, the pro forma disclosure requirements prescribed by SFAS 123 are not significant to the Company. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:


                                              August 31,
                                        ----------------------
                                          2004         2003
                                        ---------     --------
U. S. Federal Statutory Tax Rate          0.00%         0.00%
U.S. Valuation Difference                 0.91%         0.91%
Effective U. S. Tax Rate                  4.00%         4.00%
Foreign Tax Valuation                     4.00%         7.00%
Effective Tax Rate                      5 years        5 years

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


         The pro forma effect on net loss as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock option or purchase right was as follows for the years ended August 31, 2004, 2003 and 2002:


(thousands, except share amounts)               2004      2003      2002
                                              --------  --------  --------
Net loss, as reported                         $(39,005) $(36,501) $(76,973)
Add: Stock-based employee compensation
 included in reported net earnings
 (loss), net of related tax effects                 --        --        --

Less: Stock-based employee compensation
 expense determined under fair-value based
 method for all awards, net of related tax
 effects                                            (9)      (20)      (50)
                                              --------  --------  --------
Pro forma net earnings (loss)                 $(39,014) $(36,521) $(77,023)
                                              ========  ========  ========
Net loss per share:
As reported                                   $  (0.21) $  (0.38) $  (1.20)
Pro forna                                     $  (0.21) $  (0.38) $  (1.20)

Diluted net loss per share:
As reported                                   $  (0.21) $  (0.38) $  (1.20)
Pro forna                                     $  (0.21) $  (0.38) $  (1.20)


Option activity was as follows for the years ended August 31, 2004, 2003 and 2002:


                                 2004                     2003                     2002
                          --------------------    ---------------------    ----------------------
                                     Weighted-                Weighted-                Weighted-
                                     Average                  Average                  Average
                                     Exercise                 Exercise                 Exercise
                           Shares    Price          Shares    Price          Shares    Price
                          ---------  ---------    ----------  ---------    ----------  ----------
Outstanding at
 Beginning of Year          406,131  $    1.27       355,170  $    2.32       355,170  $     2.32
Granted                      20,907       0.60        50,961       0.45            --          --
Assumed through
  Acquisitions                                            --         --            --          --
Exercised                    81,036       0.61            --         --            --          --
Forfeited/Cancelled                                       --         --            --          --
                          ---------  ---------    ----------  ---------    ----------  ----------

Outstanding at End of Year  346,002  $    1.27       406,131    $  1.27       355,170  $     2.32
                          =========  =========    ==========   ========    ==========  ==========
Exercisable at Year-End     346,002  $    1.27       406,131    $  1.27       355,170  $     2.32
                          =========  =========    ==========   ========    ==========  ==========

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004





Information about options outstanding was as follows at August 31, 2004:

                                     Remaining         Average                          Average
   Range of            Number       Contractual       Exercise           Number        Exercise
Exercise Prices       Outstanding    Life in Years       Price         Exercisable        Price
----------------      ------------   -------------    ------------    ------------   ----------
$0 - $1.00                209,160            4.00            0.55          209,160         0.55
$1.01 - $2.00             111,342            4.00            1.73          111,342         1.73
$2.01 - $7.50              25,500            4.50            6.55           25,500         6.55
                      -----------                                      -----------
                          346,002                            1.27          346,002         1.27
                      ===========                                      ===========


NOTE 20 - RETIREMENT PLANS:

         During October 1997, the Company initiated a 401(k) plan for its employees which is funded through the contributions of its participants. Prior to March 2003, the Company matched the participant's contribution up to 3% of their salary. Subsequent to March 2003, the plan was amended and the Company match became elective. For the year ended August 31, 2004 and 2003, employee contributions were approximately $109,000 and $279,000, respectively. The Company matched approximately $0 and $67,850, respectively, for those same periods.

NOTE 21 - MAJOR CUSTOMER:

         The Company had gross revenues of $12,490,000 and $11,593,000 for the year ended August 31, 2004 and 2003, respectively. The fiscal year ended August 31, 2004, included $3,103,937 or 25% of the fiscal year total sales from Sweetwater Security Capital, LLC, that were executed with the Company's security-monitoring service subsidiary, DSS Security, Inc. Also during this period, Eagle Broadband Inc, had sales of $3,806,806 or 30% sales to a major customer for shipment of IP set-top boxes and related equipment. There were no other customers individually that represented greater than 10% of the revenues in the fiscal year ended August 31, 2003.

NOTE 22 - INDUSTRY SEGMENTS:

         The Company has seven business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into five reportable segments (as described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

         Eagle Broadband, Inc., (Eagle) is a supplier of broadband and telecommunications equipment with related software and broadband products. (Including Eagle Wireless International, Inc.; BroadbandMagic; and Etoolz, Inc., for this summary).

         Atlantic Pacific Communications, Inc., (APC) specializes in providing professional data and voice cable and fiber optic installations through project management services on a nationwide basis for multiple site-cabling installations for end users and re-sellers.

         ClearWorks Communications, Inc., (EBS) provides solutions to consumers by implementing technology both within the residential community and home. This is accomplished through the installation of fiber optic backbones to deliver voice, video and data solutions directly to consumers.

         ClearWorks Home Systems, Inc., (HSI) specializes in providing fiber optic and copper based structured wiring solutions and audio and visual equipment to single-family and multi-family dwelling units.

         United Computing Group, Inc., (UCG) is an accelerator company and computer hardware and software reseller. UCG / INT maintain a national market presence.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004


         Link Two Communications, Inc., (Link II) is in the development and delivery of one- and two-way messaging systems.

         DSS Security, Inc., (DSS) is a security monitoring company.

         ClearWorks.net, Inc., (.NET) is inactive with exception of debt related expenses.

         Contact Wireless, Inc., is a paging, cellular, and mobile services provider and reseller.


For the year ending August 31, 2004

(in thousands)       APC/HSI      EBS/DSS        UCG       Eagle        Other        Elim.       Consol.
                    ----------------------------------------------------------------------------------------
Revenue                  678        5,525         445        5,761           81                    12,490
Segment Loss            (827)      (2,483)        (58)     (27,534)         (50)                  (30,952)
Total Assets             148       28,204          32      127,896       56,956     (142,768)      70,468
Capital Expenditures      0          729           0            0            0                       729
Depreciation             176        1,565          62        3,196           98                     5,097

For the year ending August 31, 2003

(in thousands)      APC/HSI      EBS/DSS        UCG        Eagle        Other        Elim.       Consol.
                    ----------------------------------------------------------------------------------------
Revenue                 4,220        2,809       2,433        1,803          328           --       11,593
Segment Loss           (4,500)      (6,083)     (2,279)     (17,849)        (364)          --      (31,075)
Total Assets            8,929       31,316         114       97,948       83,852     (144,793)      77,366
Capital Expenditures       11        6,254           1          ---          158           --        6,424
Depreciation              372        1,351          72        3,184          253           --        5,232

For the year ending August 31, 2002

(in thousands)        APC/HSI      EBS/DSS        UCG        Eagle        Other        Elim.       Consol.
                     ----------------------------------------------------------------------------------------
Revenue                 8,767        2,657      16,143        1,699          551           --       29,817
Segment Loss             (279)        (193)     (1,304)     (45,740)     (29,192)          --      (76,708)
Total Assets            5,114       30,980         853      121,458       68,528     (137,782)      89,151
Capital Expenditures      125       12,034         ---          562          156          (11)      12,866
Depreciation              208          715         166        4,039        1,269           --        6,397



Reconciliation of Segment Loss from
      Operations to Net Loss                 August 31, 2004    August 31, 2003   August 31, 2002
--------------------------------------       ---------------    ---------------   ---------------
Total segment loss from operations             $      (30,952)     $     (31,075)    $   (76,708)
Total Other Income (Expense)                           (8,053)            (5,426)           (265)
                                               ---------------     --------------    ------------
Net Loss                                       $      (39,005)     $     (36,501)    $   (76,973)
                                               ===============     ==============    ============



         The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



NOTE 23 - QUARTERLY FINANCIAL DATA.


                                       Nov. 30       Feb. 28      May 31        Aug. 31
                                      ---------     --------     --------     -----------
Year Ended August 31,
2004
 Revenues                             $   2,397    $   3,744     $  5,091     $     1,258
 Net Earnings (Loss)                     (8,461)      (9,398)      (4,373)        (16,773)
 Basic Loss per Share                     (0.05)       (0.05)       (0.02)          (0.08)
 Diluted Loss per Share                   (0.05)       (0.05)       (0.02)          (0.08)

2003
 Revenues                                 4,618        3,063        1,947           1,965
 Net Earnings (Loss)                     (1,533)      (2,012)      (3,833)        (29,123)
 Basic Loss per Share                     (0.02)       (0.03)       (0.05)          (0.28)
 Diluted Loss per Share                   (0.02)       (0.03)       (0.05)          (0.28)



NOTE 24 - SUPPLEMENTAL NON-CASH DISCLOSURES:

         During the fiscal year ended August 31, 2004, the Company issued $3,000,000 of convertible debt which was retired through the issuance of 2,000,000 shares of Series A Preferred Stock which was concurrently converted to 29,500,000 shares of the Company's common stock. Additionally, the Company received proceeds of $3,912,000 from the sale of convertible bonds.

         The beneficial conversion values associated with these financings aggregating $6,912,000 are calculated at the difference between the conversion price and the fair value of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible. Since the beneficial conversion value exceeded the $6,912,000 raised on these convertible instruments, the value charged to interest expense during the quarter was limited to $6,912,000 raised on these convertible instruments, the value charged to interest expense during the fiscal year ended August 31, 2004, was limited to $6,912,000. This non-cash charge comprises $6,912,000 of the $8,325,000 interest expense on the Company's Statement of Operations as is shown as an adjustment to reconcile net loss to net cash on the Company's Statement of Cash Flows.

         In addition, compensation for certain officers and key employees under incentive clauses of their employment contracts (i) includes a non-cash expense of $4,493,000 incurred upon the modification of warrants for 4,200,000 common shares and (ii) reflects a guaranteed compensation of the modified warrants equivalent to $1.75 less the warrant strike price.


NOTE 25 - EXIT ACTIVITIES:

         During the fiscal year ended August 31, 2003, we implemented cost reductions in various operating segments. In the aggregate, the Company reduced its overall personnel by 114 headcount or a 50% reduction for the fiscal year ended August 31, 2003 as compared to the fiscal year ended August 31, 2002. The predominate reduction in headcount related to the Company's Atlantic Pacific / Homes Systems structured wiring and commercial cabling segment with headcount reductions of nine, six and 57 personnel in the first three quarters of fiscal 2003; aggregating an overall headcount reduction of 72 or 71% of this segments workforce. Additionally, the Company reduced its United Computing Group computer hardware sales segment by 18, nine, and two personnel in the first three quarters of fiscal 2003; aggregating an overall reduction of 29 or 59% of this segments workforce. These two operating segments accounted for 101 of the 114 headcount reductions affected in fiscal 2003. Specifically, certain components of these operating segments, i.e., home systems structured wiring, commercial cabling and computer hardware sales, were not expected to provide significant long-term revenues and profitability, and therefore were reduced. Following the series of cost reduction activities implemented during the first three quarters of fiscal 2003, Eagle's management assessed the viability of continued financial investment in these unprofitable segments in the fourth quarter of fiscal 2003 and into early first quarter of fiscal 2004 and made further reductions. In conjunction with the appointment of , Mr. Weisman as our new Chief Executive Officer, in early October 2003, the Company completed the final consolidation of the United Computing Group segment into other Eagle operations while further reducing the Atlantic Pacific / Home Systems operations to an outsource commercial cabling and structured wiring operation that project manages affiliate contractors.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004

         Additionally, in conjunction with the appointment of Mr. Weisman as Chief Executive Officer, the Company made certain decisions during the preparation of its Form 10-K in our first quarter of fiscal 2004 that affected the value of certain assets as of August 31, 2003. These decisions included:

     o A revised collection assessment of certain accounts receivables from these and other down-sized Eagle business segments.

     o The decision to no longer pursue new commercial structured cabling opportunities on a direct basis versus the outsource model; thereby resulting in the impairment of goodwill from its Atlantic Pacific operations.

     o The decision to no longer pursue Home Systems structured wiring opportunities on a direct standalone model basis outside its BDS model; thereby resulting in the impairment of its Home Systems inventory.

     o The decision to withdraw from certain unprofitable BDS projects, namely its Austin area BDS developments; thereby impairing certain assets including property, plant and equipment.

     o The decision to settle numerous existing and threatened legal proceedings versus continuing the timing consuming and costly process of defending such proceedings; thereby resulting in the accrual of numerous reserves for such settlements.

     o The decisions to consolidate its operating segments into its corporate lease space; thereby resulting in reserves for property lease settlements.

     o The decision to negotiate the settlement of certain sales tax liabilities that resulted from a sales tax audit of United Computing Group operations for periods that preceded the acquisition date of this subsidiary.

         Accordingly, Eagle incurred certain asset impairments and operating charges in the fourth quarter associated with these decisions. These asset impairment charges, allowances, write-off's and reserves included the following:

     o Accounts receivable write-off's and reserves aggregating $2,177,000; of which $1,348,000 was attributable to the decisions affecting the Company's Atlantic Pacific / Home Systems operations, $15,000 attributable to the decisions affecting its United Computing Group operations and $814,000 attributable to the Company's Eagle, EBS and Other segment operations.

     o Inventory impairment charges of $2,627,000; of which $501,000 was attributable to the decisions affecting the Company's Atlantic Pacific/ Home Systems operations and $74,000 attributable to the decisions affecting its United Computing Group operations. Additionally, the Company recorded an impairment charge of $1,125,000 for slow-moving and obsolete inventory in its Eagle operations. This charge primarily resulted from a major client's decision to upgrade from a 400 MHz chip to a 500 MHz chip for the Company's IP set top box.

     o Litigation settlement costs and reserves of $3,650,000 against certain of the legal proceedings previously discussed in Item 3.

                     Eagle Broadband, Inc., and Subsidiaries
                 Notes to the Consolidated Financial Statements
                                 August 31, 2004



         Legal Proceedings. Additionally, the Company recorded charges aggregating $2,274,000 to settle threatened and existing legal proceeding associated with prior financing transactions, including the Kaufman litigation.

     o Lease settlement costs and reserves of $171,000 were attributable to the decision to consolidate various operating segments into its corporate lease space; thereby resulting in reserves for early exit of such leases.

     o Impairment, write-down's and restructuring costs aggregating $7,611,000; of which $1,878,000 was attributable to an impairment of goodwill in the Company's Atlantic Pacific operations following the Company's decision to no longer pursue commercial cabling opportunities on a direct basis versus an outsource model. These costs were also comprised of $3,412,000 in impairment of property and equipment following the Company's decision to withdraw from certain unprofitable BDS projects, namely in the Austin area, and $323,000 of impairment of property and equipment from the Company's Atlantic Pacific / Home Systems operations following the decision to no longer pursue structured wiring opportunities on a direct standalone basis outside of its BDS model. Additionally, the aggregate total included a $553,000 charge for certain sales tax liabilities that resulted from an audit of the Company's United Computing Group operations for time periods that preceded the acquisition date of this operation.

         Eagle incurred approximately $96,000 for severance and accrued vacation related to employees terminated in fiscal 2003. Eagle does not expect to incur any additional future period costs associated with such restructuring activities other than those accrued for and recorded in the fourth quarter of fiscal 2003.

         An analysis of accrued costs and amounts charged against the provision are as follows:

                            Beginning                                 Ending
                             Balance   Period Costs                   Balance
                            8/31/2003  (Additional)    Payments      8/31/2004
                            ---------  ------------   -----------    ---------
Accrued Exit Expenses:
Severance                   $      --  $         --   $        --    $      --
Terminated Lease Costs        171,000            --            --    $ 171,000
                            ---------  ------------   -----------    ---------
                            $ 171,000  $         --   $        --    $ 171,000
                            =========  ============   ===========    =========

         For the year ended August 31, 2003, the Company incurred exit costs of $267,000 which are principally severance and lease termination costs. The total expected exit costs for severance and terminated leases are $96,000 and $171,000, respectively. These costs are included in the consolidated statement of income under the categories of salaries and related costs and other support costs.


         These period and accumulated costs are included in the segment reporting as follows:


         Costs                APC/HIS       KBS/DSS         UCG          Eagle         Other         Total
-------------------------    ----------    ---------    ----------    ----------    ---------    ------------
Severance                    $   37,000    $  24,000    $   14,000    $   21,000    $      --    $     96,000
Terminated Lease Costs           50,000           --        44,000            --        7,700         101,700
                             ----------    ---------    ----------    ----------    ---------    ------------
Total                        $   87,000    $  24,000    $   58,000    $   21,000    $   7,700    $    197,700
                             ==========    =========    ==========    ==========    =========    ============

                                      Up To
                                30,843,750 Shares
                                  Common Stock





                              EAGLE BROADBAND, INC.



                              --------------------



                                   Prospectus



                              --------------------




                                 August __, 2005

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

                  SEC Registration Fee........................ $   625.26
                  Legal Fees and Expenses..................... $25,000.00
                  Accounting Fees and Expenses................ $ 5,000.00
                  Miscellaneous............................... $10,000.00
                                                               ----------
                           TOTAL                               $40,625.26
                                                               ==========

         The amounts set forth above, except for the SEC registration fee, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation provide that: "No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director's capacity as a director, except for (i) a breach of such director's duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute."

         Our Articles further provide that: "The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act." The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) in which the person is found liable to the corporation.

         Section 10.2 of our Bylaws provide that "The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with
Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company's best interests and, in all other cases, that his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's Official Capacity, or
(y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this
Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven." Section 10.4 referred to above provides that: "Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         In August 2005, the Company entered into a purchase agreement with certain accredited investors for the sale of up to 30 million shares of its common stock, pursuant to Regulation D of the Securities Act of 1933, at a price per share of $0.135, for total gross proceeds of up to $4,050,000. The Company has agreed to pay a placement agent a cash commission of 7% of the Sales price and to issue such agent a five year warrant to purchase a number of shares of common stock equal to 5% of the gross proceeds at an exercise price per share of $0.24.

         In August 2005, the Company issued 1,157,895 shares of common stock to an individual pursuant to a settlement agreement. The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act. No sales commissions were paid.

         In June 2005, the Company issued 7,954,085 shares of common stock to a former executive officer and director and three non-executive officers to satisfy the Company's contingent guaranty obligations with respect to unexercised options and a note held by these individuals. This issuance of these shares is exempt from registration under Section 3(a)(9) of the Securities Act. No sales commissions were paid.

         In April 2005, the Company entered into a confidential settlement agreement with Palisades Master Fund L.P. pursuant to which the Company issued 1,500,000 shares of its common stock in settlement of a lawsuit filed in November 2004 by Palisades Master Fund L.P. The issuance was exempt from registration pursuant to Section 3(a)(10) of the Securities Act. There was no underwriter employed and no sales commissions were paid in connection with the sales and issuances of the unregistered securities in the transaction set forth above.

         In December 2004, the Company issued 10 million shares to Jango for debt resolution. No sales commission was paid. This transaction was completed pursuant to Regulation D of the Securities Act.

         In October 2004, 6,983,806 shares of common stock were issued upon conversion of $2,500,000 of debt. The original issuance of debt, as well as the issuance of the shares of debt, was pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

         In June 2004, the Company entered into a securities purchase agreement with four accredited investors, pursuant to which the Company sold notes in an aggregate principal amount of $4,880,400, maturing in June 2007, and initially convertible into an aggregate of 5,360,088 shares of Company common stock. Additionally, the Company issued five year warrants to each of the four accredited investors to purchase an aggregate of 1,340,022 shares of common stock at an exercise price of $1.265 per share. This transaction was completed pursuant to Regulation D of the Securities Act. A commission in the amount of $150,000 was paid on this transaction. With respect to the issuance, the Company determined that the purchasers were "accredited investors" as defined in Rule 501(a) under the Securities Act.

         In October 2003, 4,756,249 shares were issued pursuant to a merger agreement, such issuance was pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

         In October 2003, the Company issued to two accredited investor promissory notes and preferred stock convertible into 29,500,000 shares of common stock. There was no commission paid. This transaction was completed pursuant to Regulation D of the Securities Act.

         In September 2003, the Company established a line of credit with a financial institution. The Company cancelled the agreement, and 840,425 shares of common stock were issued pursuant to the cancellation. This transaction was completed pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

         In September 2003, the Company issued 2,490,466 shares of common stock to satisfy Company debts owed to various third parties. This transaction was completed pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

         In August 2003, the Company offered $7,000,000 in convertible debt, convertible into 31,620,049 shares, to a limited number of accredited investors pursuant to Regulation D of the Securities Act. The Company received proceeds of $2,866,000 from the sale of such bonds.

         In July 2003, 6,885,203 shares were issued upon conversion of $1,846,541 of debt. Such issuance was pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

         In September 2002, the Company issued 7,371,434 shares of common stock as settlement for various litigation claims. This transaction was completed pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

         In September 2002, the Company issued 1, 628,947 shares to various individuals to whom it owed fees for professional services performed. This transaction was completed pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

         In September 2002, the Company issued $3 million of 5% convertible debt convertible into 15,000,000 shares of common stock. This transaction was completed pursuant to Regulation D of the Securities Act. No sales commissions were paid.

ITEM 16. EXHIBITS.

(a) The following is a list of exhibits filed as part of this registration statement:

EXHIBIT NO.            IDENTIFICATION OF EXHIBIT
--------------         -------------------------
Exhibit 3.1(a)         Eagle Broadband, Inc. Articles of Incorporation, as
                       Amended and Restated, dated February 13, 2002.
                       (Incorporated herein by reference to Exhibit 3.1 of Form
                       SB-d file No. 333-20011.)

Exhibit 3.1(b) Eagle Broadband, Inc. Articles of Incorporation, as Amended, dated February 17, 2004. (Incorporated herein by reference to Exhibit 3.1 of Form 10-K/A filed May 30, 2004.)

Exhibit 3.2 Amended and Restated Eagle Broadband, Inc. Bylaws (Incorporated by reference to Exhibit 3.2 of Form 10-KSB for the fiscal year ended August 31, 2001, filed November 16, 2001).

Exhibit 4.1 Form of Common Stock Certificate (Incorporated by reference to Exhibit 4 of Form S-3, file no. 333-111160).

Exhibit 4.2 Purchase Agreement by and between Eagle Broadband and Investors dated August 23, 2003, including registration rights and security agreement attached as an exhibit thereto (Incorporated by reference to Exhibit 10.1 of Form S-3 file no. 333-109481).

Exhibit 4.3            Q-Series Bond Agreement (Incorporated by reference to
                       Exhibit 10.3 of Form S-3, file no. 333-106074).

Exhibit 4.4 Addendum to Q-Series Bond Agreement (Incorporated by reference to Exhibit 10.4 of Form S-3, file no. 333-106074).

Exhibit 4.5 Form of Subscription Agreement for Q Series Bond, between Eagle Broadband and certain investors (Incorporated by reference to Exhibit 10.5 of Form S-3, file no. 333- 106074)

Exhibit 5.1            Opinion Regarding Legality (to be filed by amendment)

Exhibit 10.1 Asset Purchase Agreement between Eagle Telecom International, Inc., a Delaware corporation and Eagle Telecom International, Inc., a Texas corporation (Incorporated by reference to Exhibit 10.1 of Form SB-2 file no. 333-20011).

Exhibit 10.2 1996 Incentive Stock Option Plan (Incorporated by reference to Exhibit 10.1 of Form S-8 file no. 333-72645).

Exhibit 10.3           2002 Stock Incentive Plan (Incorporated by reference to
                       Exhibit 10.1 of Form S-8 file no. 333-97901).

Exhibit 10.4 2002 Stock Incentive Plan, as Amended (Incorporated by reference to Exhibit 10.1 of Form S-8 file no. 333-102506).

Exhibit 10.5           2003 Stock Incentive and Compensation Plan
                       (Incorporated by reference to Exhibit 10.1 of Form S-8 file no. 333-103829).

Exhibit 10.6 2003 Stock Incentive and Compensation Plan, as Amended (Incorporated by reference to Exhibit 10.1 of Form S-8 file no. 333-105074).

Exhibit 10.7 2003 Stock Incentive and Compensation Plan, as Amended (Incorporated by reference to Exhibit 10.1 of Form S-8 file no. 333-109339).

Exhibit 10.8 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 of Form S-8 file no. 333-110309).

Exhibit 10.9 Agreement and Plan of Reorganization by and between Eagle Wireless International, Inc., Clearworks.net, Inc., and Eagle Acquisition Corporation dated September 15, 2000 (Incorporated by reference to Exhibit 10.1 of Form S-4 file no. 333- 49688).

Exhibit 10.10 Stock Purchase Agreement between Eagle Wireless International, Inc. and the shareholders of Comtel Communications, Inc. (Incorporated by reference to Exhibit 10.4 of Form 10-KSB for the fiscal year ended August 31, 2000, filed December 13, 2000).

Exhibit 10.11 Stock Purchase Agreement between Eagle Wireless International, Inc. and the shareholders of Atlantic Pacific Communications, Inc. (Incorporated by reference to Exhibit 10.5 of Form 10-KSB for the fiscal year ended August 31, 2000, filed December 13, 2000).

Exhibit 10.12 Stock Purchase Agreement between Eagle Wireless International, Inc. and the shareholders of Etoolz, Inc. (Incorporated by reference to Exhibit 10.6 of Form 10-KSB for the fiscal year ended August 31, 2000, filed December 13, 2000).

Exhibit 21.1           List of Subsidiaries (Incorporated by reference to
                       Exhibit 21.1 of Form S-4 file no. 333- 49688)

Exhibit 23.1           Consent of McManus & Co., P.C.

Exhibit 23.2           Consent of Lopez, Blevins, Bork and Associates, LLP

Exhibit 23.3           Consent of Brewer & Pritchard, P.C. (included in Exhibit
                       5.1)

(b) The following is a list of financial statement schedules required by Regulation S-X and Item II(e) of Form S-1:

SCHEDULE NO.      IDENTIFICATION OF SCHEDULE

1.1                        Valuation and Qualifying Accounts

ITEM 17.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                        (a) To file, during any period in which offers or sales
            are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (b) To file, during any period in which offers or sales
            are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution or any material change to such information in the registration statement;

                        (c) That, for the purpose of determining any liability
            under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                        (d) To remove from registration by means of a
            post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                        (e) That, for purposes of determining any liability
            under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas on August 26, 2005.


                              Eagle Broadband, Inc.


                               By: /S/ DAVID MICEK
                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                                   TITLE                                                DATE
---------                                   -----                                                ----
/s/ David Micek
----------------------                  Chief Executive Officer                              Aug. 26, 2005
David Micek                                 (Principal Executive Officer)


/s/ Eric Blachno
----------------------                  Chief Financial Officer                              Aug. 26, 2005
Eric Blachno                                (Principal Financial and Accounting Officer)


/s/ H. Dean Cubley
----------------------                  Director                                             Aug. 26, 2005
H. Dean Cubley


/s/ Christopher W. Futer
-------------------------               Director                                             Aug. 26, 2005
Christopher W. Futer


/s/ Glenn A. Goerke
----------------------                  Director                                             Aug. 26, 2005
Glenn A. Goerke


/s/ C. J. Reinhartsen
----------------------                  Director                                             Aug. 26, 2005
C. J. Reinhartsen


/s/ Lorne E. Persons
----------------------                  Director                                             Aug. 26, 2005
Lorne E. Persons


/s/ James D. Yarbrough
----------------------                  Director                                             Aug. 26, 2005
James D. Yarbrough

 EXHIBIT INDEX


         EXHIBIT NO.                IDENTIFICATION OF EXHIBIT
         -------------              ----------------------------------------
         Exhibit 23.1               Consent of McManus & Co., P.C.
         Exhibit 23.2               Lopez, Blevins, Bork and Associates, LLP

Exhibit 23.1

Consent of McManus & Company, PC
Independent Public Accountants


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Regarding this registration statement of Eagle Broadband, Inc., on Form S-1, we consent to the reference of our firm under the caption Experts and the inclusion of our report dated December 13, 2002, (except as to Note 2 on which the date is July 27, 2004) relating to the consolidated financial statements, which appear in the Annual Report on Form10-K for the year ended August 31, 2002.



McManus & Company, PC
Rockaway, New Jersey
August 26, 2005

Exhibit 23.2

Consent of Lopez, Blevins, Bork and Associates, LLP
Independent Public Accountants


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Regarding this registration statement of Eagle Broadband, Inc., on Form S-1, we consent to the reference of our firm under the caption Experts and the inclusion of our report dated November 30, 2004, relating to the consolidated financial statements, which appear in the Annual Report on Form10-K for the years ended August 31, 2004 and 2003.



Lopez, Blevins, Bork and Associates, LLP
Houston, Texas
August 26, 2005

SCHEDULE INDEX


SCHEDULE NO.      IDENTIFICATION OF SCHEDULE

1.1               Valuation and Qualifying Accounts

                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS

                  Years ended August 31, 2004, 2003, and 2002 (amounts in thousands):

                                           Additions
                             Balance at    Charged to              Balance at
                            Beginning of    Expenses/                 End of
       Description            Period        Revenues    Deductions    Period
--------------------------   ---------    ---------    ----------   ----------
Allowance for Doubtful
 Accounts:
                     2004    $    412     $  2,643     $    (659)   $   2,396
                     2003         242        2,177        (2,007)         412
                     2002         480          125          (363)         242